Exhibit 10.19

EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

COLLABORATION AGREEMENT

BETWEEN

McNEIL CONSUMER & SPECIALTY PHARMACEUTICALS

DIVISION OF McNEIL-PPC, INC.

AND

ICAGEN, INC.

EFFECTIVE AS OF

June 14, 2004

(i)

(ii)

(iii)

Table of Contents

		Page

14.15	WAIVER OF RULE OF CONSTRUCTION	97
14.16	INSURANCE	97
14.17	RETAINED RIGHTS; NO IMPLIED LICENSES	97
14.18	PERFORMANCE BY AFFILIATES	98
14.19	NON-SOLICITATION	98

(iv)

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (the “Agreement”), dated as of June 14, 2004 (the “Effective Date”), by and between Icagen, Inc., a Delaware corporation having a place of business at 4222 Emperor Blvd., Suite 350, Durham, North Carolina 27703 (“Icagen”) and McNeil Consumer & Specialty Pharmaceuticals Division of McNeil-PPC, Inc., a New Jersey corporation having its principal place of business at 7050 Camp Hill Road, Fort Washington, Pennsylvania 19034 (“McNeil”). Icagen and McNeil are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Icagen is engaged in research and development of pharmaceutical products and is currently engaged in the development of the Compound for the Indication.

B. McNeil is engaged in the research, development, manufacture and marketing of pharmaceutical products.

C. McNeil and Icagen desire to collaborate in the further clinical development and marketing of the Compound, upon the terms described in this Agreement and the Co-Promotion Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including in the foregoing recitals, the following terms shall have the meanings assigned to them in this Article and include the plural as well as the singular.

“ADDITIONAL INDICATIONS” means Related Indications and Non-Related Indications for which the Compound is developed in accordance with Section 2.5.

“ADULT APPROVAL” means the first Marketing Approval by the FDA for a Product for the treatment of Sickle Cell Disease in adults.

“ADVERSE EVENT” (ALSO TERMED “ADVERSE DRUG EXPERIENCE”) means any adverse medical occurrence in a pre-clinical study, or in a patient or clinical investigation subject administered a pharmaceutical product and that does not necessarily have to have a causal relationship with any treatment, including as designated under 21 C.F.R. 312.32 and any other Applicable Laws.

“ADVERSE EVENT REPORT” (also termed “Adverse Drug Experience Report”) means any oral, written or electronically transmitted report of any Adverse Event or Adverse Drug Experience.

“AFFILIATE” means any Person that directly (or indirectly through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this definition only, the terms “controls,” “controlled,” and “control” means, with respect to entities, (i) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise, or (ii) the ownership, directly or indirectly, of at least [**]% of the voting securities (or other comparable ownership interest for an entity other than a corporation) of an entity.

“APPLICABLE LAWS” mean all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority, including without limitation Regulatory Law and the Anti-Kickback Statute (42 U.S.C. Section 1320a-7b et seq.), all as amended from time to time.

“BUDGET” means the Pre-Filing Development Budget, the Post-Filing Development Budget or the Commercialization Budget, as the case may be, and any amendments thereto approved by both Parties from time to time.

“BUSINESS COMBINATION” means a merger, consolidation, or other similar extraordinary transaction to which Icagen is a party, or the sale or other disposition of all or substantially all of the assets of Icagen, unless, immediately following such transaction, (i) the individuals and entities who were the beneficial owners (with “beneficial ownership” defined as in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended) of the outstanding Icagen Voting Stock immediately prior to such transaction would beneficially own, directly or indirectly, more than [**]% of the then outstanding voting shares entitled to vote generally in the election of directors of the corporation or other entity resulting from or acquiring all or substantially all of the assets of Icagen in such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of the Icagen Voting Stock outstanding immediately prior to such transaction, (ii) no Person would beneficially own, directly or indirectly, more than [**]% of the then outstanding voting shares entitled to vote generally in the election of directors of the corporation or other entity resulting from or acquiring all or substantially all of the assets of Icagen in such transaction, and (iii) at least [**]% of the members of the board of directors of the corporation or other entity resulting from or acquiring all or substantially all of the assets of Icagen in such transaction were members of the Board of Directors of Icagen immediately prior to such transaction. For purposes of this definition, if Icagen transfers all or a substantial portion of the assets relating to the Compound to an Affiliate of Icagen, then all references in this definition to “Icagen” shall be deemed to refer to Icagen or such Affiliate or both.

“BUSINESS DAY” means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City.

“CALENDAR QUARTER” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

“CALENDAR YEAR” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

“CALL PLAN” has the meaning provided in the Co-Promotion Agreement.

“CLINICAL HOLD” means FDA requires Icagen to stop or not to initiate, or Icagen agrees in response to an FDA request to stop or not to initiate, dosing patients with the Compound in all clinical trials of the Compound prior to the First Approval.

“CMCC” means Children’s Medical Center Corporation.

“CMCC FIELD” means the diagnosis and treatment of all human and animal diseases and disorders except for cancer, Kaposi’s sarcoma, and actinic keratosis.

“CMCC KNOW-HOW” means Information licensed from CMCC by Icagen relating to the Compound and its uses and, for purposes of this Agreement, Controlled by Icagen.

“CMCC LICENSE” means the Exclusive License Agreement, dated February 29, 2000, between CMCC and Icagen, a copy of which is attached hereto as Attachment 9.1(d).

“CMCC PATENTS” means the Patents listed in Attachment 7.6(a)(ii) relating to the Compound and its uses and, for purposes of this Agreement, Controlled by Icagen.

“CMCC RIGHTS” means CMCC Patents and CMCC Know-How.

“COLLABORATION” shall have the meaning provided in Section 2.1.

“COMBINATION PRODUCT” means a Product containing (a) the Compound (the “JOINT PRODUCT COMPONENT”) and (b) at least one additional active ingredient that has been approved by the applicable Regulatory Authority in a country to be marketed in such country as a pharmaceutical product separately from the Compound (the “NON-JOINT PRODUCT COMPONENT”).

“COMMERCIALIZATION” means all activities undertaken before and after Marketing Approval pursuant to an approved Commercialization Plan for a Product or otherwise relating specifically to the marketing, sale and distribution of Products including without limitation (i) sales force detailing, advertising, education, planning, marketing, sales force training and distribution, (ii) scientific and medical affairs, and (iii) the Manufacture of Product intended for commercial sale, including without limitation formulation, bulk production, fill/finish, manufacturing process development, and manufacturing and quality assurance technical support.

“COMMERCIALIZATION BUDGET” means the budget for Commercialization activities, including for promotional activities covered by Call Plans (other than costs of employing sales representatives that, subject to Section 4.4(c), are borne solely by the employing Party pursuant to the Co-Promotion Agreement), that is included within each Commercialization Plan, as such budget is amended and updated from time to time by agreement of both Parties in accordance with Section 2.6. The initial Commercialization Budget as agreed upon by the Parties is included in the initial Commercialization Plan.

“COMMERCIALIZATION COSTS” means (a) Cost of Product Sold, (b) Distribution Expenses and (c) Reimbursable Marketing Expenses. In addition, the (i) Product Liability specified as Commercialization Costs in Section 8.1(c)(i), (ii) Losses arising from Third Party claims of infringement or misappropriation specified as Commercialization Costs in Section 8.2(a) and (iii) Sales Force Costs specified as Commercialization Costs in Section 4.4(c), shall constitute Commercialization Costs.

“COMMERCIALIZATION PLAN” means a written rolling three-year plan for the Commercialization of Products in the U.S., which plan for all purposes includes the Call Plan, as such plan is amended and updated from time to time by agreement of both Parties in accordance with Section 2.6. The initial Commercialization Plan has been agreed upon and acknowledged in writing by the Parties as of the Effective Date.

“COMMERCIALIZATION PROGRAM” means the activities to be undertaken by Icagen and McNeil, the parameters of which are set forth in the Commercialization Plan.

“COMMERCIALLY REASONABLE EFFORTS” means the efforts, expertise and resources normally used by a Party to develop, manufacture and commercialize a product or compound owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety, and efficacy, product profile, difficulty in developing the product or compound, competitiveness of the marketplace for resulting products, the proprietary position of the compound or product, the regulatory structure involved, the potential total profitability of the applicable product(s) marketed or to be marketed, the potential for commercializing alternative competing technologies (as limited by Section 14.1) and other relevant factors affecting the cost, risk and timing of development and the total potential reward to be obtained if a product is commercialized. In determining whether Commercially Reasonable Efforts were satisfied, the fact that a Party is required to share profits with the other Party or pay the other Party a royalty shall not be a factor weighed (i.e., a Party may not apply lesser resources or effort to a Product because it must share the profits or revenues from sales of the Product with, or pay a royalty to, the other Party).

“COMPETING PRODUCT” means a pharmaceutical product, other than a Product, that is [**].

“COMPOUND” means either (a) the Initial Compound or (b) any compound that is [**] and any hydrates, anhydrides, solvates, salts, esters or polymorphs thereof.

“CONFIDENTIAL INFORMATION” means the Icagen Confidential Information or the McNeil Confidential Information, as applicable.

“CONTROL” or “CONTROLLED” means with respect to any intellectual property right, as to a Party, that the Party owns or has a license to such intellectual property right and has the ability to grant access, a license, or a sublicense to such intellectual property right to the other Party as provided for in this Agreement without violating an agreement with, or infringing any rights of, a Third Person as of the time such person would be first required under this Agreement to grant the other person such access, license or sublicense.

“CO-PROMOTE” OR “CO-PROMOTION” has the meaning provided in the Co-Promotion Agreement.

“CO-PROMOTION AGREEMENT” means the Co-Promotion Agreement by and between the Parties of even date herewith.

“COST OF PRODUCT SOLD” means (a) for Compound or Product Manufactured by Third Party manufacturer(s) for sale in the U.S., (i) McNeil’s Out-of-Pocket Costs incurred for, or in connection with, the acquisition of Compound or Product from Third Party manufacturer(s), which Out-of-Pocket Costs shall be evidenced by Third Party invoices or other reasonable written evidence, plus (ii) McNeil’s [**] incurred by McNeil in connection with [**] comprising McNeil’s [**] Third Party manufacturer(s), and (b) for Compound or Product Manufactured by McNeil or an Affiliate of McNeil for sale in the U.S., a [**] shall consist of the [**] costs and appropriate costs [**]. Costs [**] shall include [**] costs shall be allocated in a manner consistent with GAAP. Costs which [**], such as [**] be included [**]. In addition, subject to Section 4.8(a), Out-of-Pocket Costs paid to Third Parties to obtain or maintain Third Party licenses in the U.S., [**], shall be included in Cost of Product Sold; provided that, for the avoidance of doubt, in no event will Out-of-Pocket Costs paid by McNeil to Affiliates of McNeil to obtain or maintain licenses be included in Cost of Product Sold and McNeil shall solely bear all such Out-of-Pocket Costs for all Products with respect to which the Parties share U.S. Pre-Tax Profits or Losses.

“CPI” means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

“DEVELOPMENT” means the conduct of all activities that are reasonably required to obtain Marketing Approval of a Product or label expansions for a Product, including: (i) toxicology, regulatory affairs, pre-clinical studies and clinical trials (including Phase 3B Clinical Trials and Phase 4 Clinical Trials) in accordance with the GLPs, GCPs and cGMPs or other designated quality standards and Applicable Laws; and (ii) all activities, until such time as Manufacturing of Product intended for commercial sale commences, relating to developing the ability to Manufacture Compound and Product, including without limitation formulation, delivery technologies and devices, scale-up and bulk production, fill/finish, Manufacturing process development and validation, and Manufacturing and quality assurance technical support. “DEVELOP” means to engage in Development.

“DEVELOPMENT COSTS” means (a) Out-of-Pocket Costs and (b) Development FTE costs incurred at the applicable Development FTE Rate, in each case incurred by a Party for the Development of a Product in accordance with an approved Pre-Filing Development Plan or Post-Filing Development Plan and an approved Pre-Filing Development Budget or Post-Filing Development Budget. Development Costs shall not include any (x) Out-of-Pocket Costs or Internal Costs incurred by Icagen in connection with the Phase 2 Clinical Trial designated “05” or (y) Internal Costs incurred by either Party other than Internal Costs included in the Development FTE costs explicitly provided for in clause (b) above .

“DEVELOPMENT FTE” means the equivalent of the scientific or technical work of one (1) employee full time for one (1) year (consisting of [**] hours per year) of work on or directly related to the Development of Product(s), carried out by a qualified employee, in each case incurred in accordance with an approved Pre-Filing Development Plan or Post-Filing Development Plan and an approved Pre-Filing Development Budget or Post-Filing Development Budget. A qualified employee is any individual, regardless of level within the organization, that is directly associated with the Development of Product(s). Scientific or technical work may include, but is not limited to, experimental laboratory work for Products, developing manufacturing processes for Products, quality assurance technical support, recording and writing up results of Product Development activities, reviewing literature and references directly relating to the Development of Products and participating in scientific conferences, discussions directly relating to the Development of Products and conducting other Development activities directly relating to the Development of Products. Time incurred by employees not related to scientific or technical work and time not spent directly on Product(s) is not eligible for Development FTE reimbursement under this Agreement. No additional payment shall be made with respect to any person who works more than [**] hours per year, and any person who devotes less than [**] hours per year of reimbursable time shall be treated on a pro-rata basis based upon the actual number of reimbursable hours divided by [**].

“DEVELOPMENT FTE RATE” means the rate (which shall be the same U.S. dollar amount for both Parties) at which each Party will charge for its Development FTEs devoted to Development of Product(s) under this Agreement. For the period between the Effective Date and December 31, 2005, the rate shall be U.S. $[**] per Development FTE. On January 1, 2006 and on January 1 of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the CPI as of December 31 of the then most recently completed Calendar Year with respect to the level of the CPI on December 31, 2004.

“DISTRIBUTION EXPENSES” means Out-of-Pocket Costs and Internal Costs incurred for distribution, storage and transportation of Products sold in the U.S. in accordance with an approved Commercialization Plan.

“DMF” means a drug master file (as such term is defined in 21 C.F.R. Part 314.420) for a Product, or the comparable file required or permitted by any Regulatory Authority in a country or jurisdiction outside the U.S.

“EFFECTIVE DATE” has the meaning provided in the preamble.

“EUROPEAN UNION” means (i) the 25 countries that are presently the member states of the European Economic Community, and (ii) any state that accedes to the Treaty and therefore becomes a state of the European Economic Community. Those 25 countries that are presently the member states are: Austria, Belgium, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.

“EXCLUSIVITY PERIOD” means the period commencing on the Effective Date and ending on the earlier of the date that is (a) the third anniversary of the Launch of the Product in the U. S. or (b) the seventh anniversary of the Effective Date.

“FDA” means the U.S. Food and Drug Administration, or any successor federal agency having responsibility over U.S. Marketing Approvals.

“FDA FILING DATE” means the earliest date on which the FDA accepts for filing an NDA for a Product for the treatment of Sickle Cell Disease.

“FD&C ACT” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

“FIELD” means prevention and treatment of all human and animal diseases and disorders.

“FIRST APPROVAL” means the first to occur of Adult Approval or Pediatric Approval.

“GAAP” means accounting principles generally accepted in the United States of America.

“GCP” means the good clinical practice standards set forth in 21 CFR Parts 50, 54, 56, 312 and 314, (or in the case of foreign jurisdictions, comparable regulatory standards), and in any successor regulation, including those procedures expressed or implied in the Regulatory Materials provided to Regulatory Authorities.

“GLP” means the good laboratory practice standards promulgated or endorsed by the FDA (or in the case of foreign jurisdictions, comparable regulatory standards), including those set forth in 21 CFR Part 58 and those expressed or implied in the Regulatory Materials provided to Regulatory Authorities.

“GMP” OR “cGMP” means current good manufacturing practices for pharmaceuticals as described in regulations promulgated by Regulatory Authorities as applicable to the Manufacture of Product, including those set forth in 21 CFR Parts 210 and 211, as such regulations are in effect at the time of Manufacturing Product.

“GOVERNMENTAL AUTHORITY” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any federal, state, or other political subdivision, or supranational body, domestic or foreign.

“GROUP” means a group of related Persons deemed a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

“ICAGEN CHANGE IN CONTROL” means, with respect to Icagen, any of the following events: (i) the acquisition of beneficial ownership (with “beneficial ownership” defined as in Rule 13d-3 under the U.S. Securities and Exchange Act of 1934, as amended) directly or indirectly, of [**]% or more of the Icagen Voting Stock; (ii) the closing of a merger, share exchange, reorganization, consolidation or similar transaction to which Icagen is a party (a “TRANSACTION”), other than a Transaction which would result in the beneficial owners of Icagen Voting Stock outstanding immediately prior thereto continuing to beneficially own (either by such Icagen Voting Stock remaining outstanding or being converted into voting securities of the surviving entity) more than [**]% of the shares of capital stock of the surviving entity outstanding immediately after such Transaction, the holders of which have general voting power, disregarding any classification of the members thereof, to elect at least [**] of the surviving entity’s board of directors or equivalent body; or (iii) the liquidation of Icagen or a sale or disposition of all or substantially all of the assets of Icagen.

“ICAGEN CONFIDENTIAL INFORMATION” means all Information disclosed or provided by, or on behalf of, Icagen to McNeil or McNeil’s designees in connection with this Agreement, or the Co-Promotion Agreement, whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such Information that McNeil can show by its contemporaneous written records:

(a) was, prior to the date of Icagen’s disclosure, known to it or already in the public domain;

(b) became part of the public domain, after Icagen’s disclosure hereunder, through no breach of this Agreement by McNeil or by any person or entity to whom McNeil disclosed such Information;

(c) was subsequently disclosed to McNeil, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such Information; or

(d) was developed by McNeil without use, and independent, of Icagen Confidential Information, as demonstrated by clear and convincing evidence.

“ICAGEN IMPROVEMENTS” has the meaning provided in Section 10.1(a).

“ICAGEN KNOW-HOW” means all Information, except for CMCC Know-How, that Icagen Controls as of the Effective Date or during the Term.

“ICAGEN LISTED ACQUIRER CHANGE IN CONTROL EVENT” means any Icagen Change in Control in which a Listed Acquirer acquires or becomes the beneficial owner of (i) [**] percent ([**]%) or more of the Icagen Voting Stock, whether by share purchase, merger, consolidation, reorganization, tender offer or similar means, or (ii) all or substantially all of the assets of Icagen.

“ICAGEN MARKS” has the meaning provided in Section 9.4(b).

“ICAGEN PATENTS” means all Patents, other than CMCC Patents, Controlled by Icagen as of the Effective Date or during the Term, that, absent rights thereunder, would be infringed by the Development, Manufacture, formulation, use, distribution, importation, sale, or offer for sale of Compound or Product, including without limitation any such Patents claiming the composition of matter or the use of Compound or Product or any Improvements thereto.

“ICAGEN RIGHTS” means Icagen Patents and Icagen Know-How.

“ICAGEN THIRD PERSON CLAIM” has the meaning provided in Section 8.1(a).

“ICAGEN VOTING STOCK” means the shares of Icagen’s capital stock, the holders of which have general voting power, disregarding any classification of the members thereof, to elect at least a majority of Icagen’s Board of Directors.

“IMPROVEMENT” means any findings, developments, discoveries, inventions, additions, modifications, enhancements, formulations, or changes to the composition of matter, or method of use, of the Compound or Product(s), or the Manufacture of the Compound or Product(s), made by, or coming under Control of, a Party during the Term that are necessary or useful for the Development, Manufacture, or Commercialization of the Compound or Product(s), including without limitation new or improved methods of synthesis, Manufacture, ingredients, preparation, presentation, means of delivery, dosage, formulation, or analysis, whether or not patentable.

“IND” means an Investigational New Drug Application (together with all amendments, deletions, supplements and reports related thereto) filed with the FDA, and equivalent filings in countries outside the U.S.

“INDICATION” means the prevention, treatment and/or control of Sickle Cell Disease.

“INFORMATION” means any information and materials, whether proprietary or not and whether patentable or not, including without limitation Improvements, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials.

“INITIAL COMPOUND” means the compound ICA-17043 having the molecular structure set forth in Attachment 1A hereto and any hydrates, anhydrides, solvates, salts, esters, isomers, prodrugs, metabolites or polymorphs thereof.

“INTERNAL COSTS” means a Party’s and/or its Affiliate’s costs and expenses for overhead, personnel, rent, depreciation and amortization, utilities, equipment leases, general and administrative expenses and similar items, in each case determined in a manner consistent with GAAP.

“JOINT COMMERCIALIZATION COMMITTEE” OR “JCC” has the meaning provided in Section 3.3.

“JOINT DEVELOPMENT COMMITTEE” OR “JDC” has the meaning provided in Section 3.2.

“JOINT IMPROVEMENTS” has the meaning provided in Section 10.1(c).

“JOINT PATENTS” has the meaning provided in Section 10.2.

“JOINT PRODUCT COMPONENT” has the meaning provided above in the definition of “COMBINATION PRODUCT”.

“JOINT STEERING COMMITTEE” OR “JSC” has the meaning provided in Section 3.1.

“LAUNCH” means the date on which Product is first shipped by McNeil, its Affiliate or Sublicensee for commercial sale to Third Persons in a country of the Territory following Marketing Approval in such country.

“LISTED ACQUIROR” means any of the pharmaceutical companies listed on Attachment 1B or their successors in interest by merger, consolidation or sale.

“LOSSES” has the meaning provided in Section 8.1(a).

“MANUFACTURE” OR “MANUFACTURING” OR “MANUFACTURED” means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing, if applicable), releasing, packaging, labeling, holding and shipping of Product(s).

“MARKETING APPROVAL” means the act of a Regulatory Authority necessary for the marketing and sale of a Product for the prevention or treatment of a disease or condition among the diseases and conditions that comprise the Indication and the Additional Indications in a country or regulatory jurisdiction, including without limitation in the case of the United States, the approval of an NDA by the FDA, and, in the case of a country outside of the United States in which Pricing Approval is customary or required, the grant of Pricing Approval by the applicable Regulatory Authority in such country.

“MARKETING FTE” means the equivalent of the work of one (1) marketing management employee full time for one (1) year (consisting of [**] hours per year) of work on or directly related to the marketing of Product(s), in each case incurred in accordance with an approved Commercialization Plan and an approved Commercialization Budget. Time incurred by marketing management employees not spent directly on Product(s) is not eligible for Marketing FTE reimbursement under this Agreement. No additional payment shall be made with respect to any person who works more than [**] hours per year, and any person who devotes less than [**] hours per year of reimbursable time shall be treated on a pro-rata basis based upon the actual number of reimbursable hours divided by [**].

“MARKETING FTE RATE” means the rate (which shall be the same U.S. dollar amount for both Parties) at which each Party will charge for its Marketing FTEs devoted to marketing of Product(s) under this Agreement. For the period between the Effective Date and December 31, 2005, the rate shall be U.S. $[**] per Marketing FTE. On January 1, 2006 and on January 1 of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the CPI as of December 31 of the then most recently completed Calendar Year with respect to the level of the CPI on December 31, 2004.

“MARKS” has the meaning provided in Section 9.4(b).

“McNEIL CONFIDENTIAL INFORMATION” means all Information disclosed or provided by, or on behalf of, McNeil to Icagen or Icagen’s designees in connection with this Agreement, or the Co-Promotion Agreement, whether disclosed or provided prior to, or after, the Effective Date and whether provided orally, visually, electronically, or in writing, except such Information that Icagen can show by its contemporaneous written records:

(a) was, prior to the date of McNeil’s disclosure, known to it or already in the public domain;

(b) became part of the public domain, after McNeil’s disclosure hereunder, through no breach of this Agreement by Icagen or by any person or entity to whom Icagen disclosed such Information;

(c) was subsequently disclosed to Icagen, without any restrictions, by a person or entity having lawful possession of, and a legal right to disclose, such Information; or

(d) was developed by Icagen without use, and independent, of McNeil Confidential Information, as demonstrated by clear and convincing evidence.

“McNEIL IMPROVEMENTS” has the meaning provided in Section 10.1(b).

“McNEIL KNOW-HOW” means all Information that McNeil Controls as of the Effective Date or during the Term.

“McNEIL MARKS” has the meaning provided in Section 9.4(b).

“McNEIL PATENTS” means all Patents Controlled by McNeil as of the Effective Date or during the Term that, absent rights thereunder, would be infringed by the Development, Manufacture, formulation, use, distribution, importation, sale, or offer for sale of Compound or

Product, including without limitation any such Patents claiming the composition of matter or the use of Compound or Product or any Improvements thereto.

“McNEIL RIGHTS” means McNeil Patents and McNeil Know-How.

“McNEIL THIRD PERSON CLAIM” has the meaning provided in Section 8.1(b).

“MEDICAL INQUIRY” means an unsolicited request from a health care professional for additional information concerning Product.

“NDA” means the single application or set of applications (and any other required registrations, notifications, forms or supplements) for approval to make and sell commercially a Product submitted to the FDA or to a Regulatory Authority anywhere in the Territory.

“NET SALES” means, with respect to a Product, the gross amounts invoiced for sales of Product by McNeil, its Affiliates and Sublicensees to Third Persons (including without limitation Third Party distributors and wholesalers) in the Territory, less:

(a) trade, quantity and cash discounts and rebates and retroactive price reductions or allowances actually allowed or granted from the billed amount, to the extent consistent with McNeil’s usual course of dealing for its products other than Product;

(b) credits or allowances actually granted upon claims, rejections or returns of such sales of Products up to “normal” levels ([**]% of gross amounts invoiced); provided that [**] will be [**] carrying out a Product recall, except as otherwise provided in Section 5.11;

(c) taxes, excises or other governmental charges upon or measured by the production, sale, transportation, delivery or use of a Product (such as sales, use, excise or value-added taxes, but excluding income taxes), in each case when separately stated in applicable invoices to Third Persons, as adjusted for rebates and refunds; and

(d) [**] under this clause (d), a provision for uncollectible accounts determined in accordance with McNeil’s normal accounting procedures consistently applied within and across its pharmaceutical operating units.

In the U.S., Net Sales of Combination Products shall be determined in accordance with Section 2.5(a).

If McNeil, its Affiliates or Sublicensees sell a Combination Product outside the U.S., the Net Sales of the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined above), during the applicable royalty reporting period, by the fraction A/A+B, where A is the average sale price of the Joint Product Component included in the Combination Product when sold separately in finished form and B is the average sale price of the Non-Joint Product Component(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if separate sales of both the Joint

Product Component and all Non-Joint Product Component(s) did not occur in such period, then in the most recent royalty reporting period in which separate sales of both occurred. In the event that such average sale price cannot be determined for both the Joint Product Component and all Non-Joint Product Component(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Joint Product Component and D is the fair market value of all Non-Joint Product Component(s) included in the Combination Product. Any dispute over determinations of Net Sales of Combination Products sold outside the U.S. shall be resolved in accordance with the dispute resolution provisions of Article 13.

“NON-JOINT PRODUCT COMPONENT” has the meaning provided above in the definition of “COMBINATION PRODUCT”.

“NON-RELATED INDICATION” means any indication within the CMCC Field other than the Indication and the Related Indications.

“OUT-OF-POCKET COSTS” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP) by either Party after the Effective Date.

“PARTY” or “PARTIES” means Icagen and/or McNeil.

“PATENT” or “PATENTS” means patents, applications for patent, provisional applications for patent, and reexamination certificates, reissue patents, patent extensions, patent term restorations, including any divisions, continuations and continuations-in-part thereof, in any country, region, or jurisdiction.

“PATENT EXPENSE” means all costs and expenses incurred by a Party for preparation, filing, prosecution and maintenance of an Icagen Patent, McNeil Patent or Joint Patent, as applicable.

“PEDIATRIC APPROVAL” means the first Marketing Approval by the FDA for a Product for the treatment of Sickle Cell Disease in a pediatric population.

“PERSON” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

“PHASE 1 CLINICAL TRIALS” means human clinical trials conducted anywhere in the world in accordance with GCP in a small number of healthy volunteers or patients intended to establish an initial safety profile and the pharmacokinetics and/or pharmacodynamics of a Product.

“PHASE 2 CLINICAL TRIALS” means human clinical trials, conducted in patients having the target disease or condition for which Marketing Approval is being sought, of a Product anywhere in the world in accordance with GCP and intended to demonstrate efficacy and a level of safety in the particular indication tested, as well as to obtain a preliminary understanding of the unit and/or dosage regimen required.

“PHASE 3 CLINICAL TRIALS” means large scale human clinical trials conducted in patients anywhere in the world in accordance with GCP and intended to demonstrate efficacy and a level of safety in the particular indication tested sufficient to obtain Marketing Approval of a Product. Phase 3 Clinical Trials include “extension studies” and “bridging studies” which allow submission in a target country of clinical data generated from Phase 3 studies completed in other countries to be submitted in lieu of repeating Phase 3 studies in the target country.

“PHASE 3B CLINICAL TRIALS” means Phase 3 Clinical Trials commenced following submission of an application for Marketing Approval but before receipt of Marketing Approval in the jurisdiction where such trials are being conducted, but which are not required for receipt of Marketing Approval and are conducted primarily for the purpose of Product support (i.e., providing additional drug profile data).

“PHASE 4 CLINICAL TRIALS” means all clinical trials which are conducted after Marketing Approval of a Product has been obtained from an appropriate Regulatory Authority consisting of trials conducted voluntarily by one or both of the Parties for enhancing marketing or scientific knowledge of an approved indication and trials conducted due to request or requirement of a Regulatory Authority.

“POST-FILING DEVELOPMENT BUDGET” means the budget for Development activities that is included within each Post-Filing Development Plan, as such budget is established, amended and updated from time to time by agreement of both Parties in accordance with Section 2.3.

“POST-FILING DEVELOPMENT PLAN” means a written rolling three-year plan for the Development of Products, conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. in accordance with this Agreement, for the period commencing with the first acceptance for filing by the FDA of an NDA for a Product and continuing thereafter for so long as the Parties continue such Development activities under this Agreement, as such plan is established, amended and updated from time to time by agreement of both Parties in accordance with Section 2.3.

“POST-FILING DEVELOPMENT PROGRAM” means the activities undertaken by Icagen and McNeil as set forth in the Post-Filing Development Plan.

“PRE-FILING DEVELOPMENT BUDGET” means the budget for Development activities that is included within each Pre-Filing Development Plan, as such budget is amended and updated from time to time by agreement of both Parties in accordance with Section 2.2. The initial Pre-Filing Development Budget as agreed upon by the Parties is included in the initial Pre-Filing Development Plan.

“PRE-FILING DEVELOPMENT PLAN” means a written plan for the Development of Products, conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. in accordance with this Agreement, for the period commencing with the Effective Date and continuing through the first acceptance for filing by the FDA of an NDA for a Product, as such plan is amended and updated from time to time in accordance with Section 2.2. The initial Pre-Filing Development Plan has been agreed upon and acknowledged in writing by the Parties as of the Effective Date.

“PRE-FILING DEVELOPMENT PROGRAM” means the activities undertaken by Icagen and McNeil as set forth in the Pre-Filing Development Plan.

“PRICING APPROVAL” means such approval or agreement or determination or governmental decision establishing prices for Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries in the Territory where Governmental Authorities or Regulatory Authorities of such countries approve or determine pricing for pharmaceutical products for reimbursement or otherwise.

“PRIMARY MARKET COUNTRY” has the meaning set forth in Section 2.8(a).

“PRODUCT” or “PRODUCTS” means a pharmaceutical product that contains, incorporates or is comprised of the Compound, whether in development or approved by any Regulatory Authority, including all formulations, line extensions and modes of administration thereof.

“PRODUCT COMPLAINT” means any written, verbal, or electronic expression of dissatisfaction regarding Product including, but not limited to, actual or suspected product tampering, contamination, mislabeling, or wrong ingredients.

“PRODUCT LIABILITY” has the meaning provided in Section 8.1(a)(iii).

“PRODUCT TRADEMARKS” has the meaning provided in Section 9.4(a).

“PROMOTIONAL MATERIALS” means any printed or other materials bearing a Product name (trade name or generic name) used to promote a Product, (examples include, but are not limited to, all promotional brochures, journal ads, brochures, selling aids, posters, reprints, video or audio tapes, press releases, Internet pages and websites, and radio or television advertisements) and materials produced by outside sources (examples include, but are not limited to, medical reprints and textbooks) to the extent funded by, created in cooperation with, reviewed by or distributed by a Party, and any other items defined as labeling or advertisements in Section 201(m) of the FD&C Act or 21 CFR Section 202.1(l)(1), respectively, as such sections may be amended from time to time.

“REGULATORY AUTHORITY” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting Marketing Approval and/or, to the extent required in such country or jurisdiction, Pricing Approval of Product in such country or jurisdiction, including without limitation (a) in the U.S., the FDA, and any successor government authority having substantially the same function, and (b) any foreign equivalent thereof.

“REGULATORY LAW” means (a) the FD&C Act and (b) any applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority governing the import, export, manufacture or distribution of Product (including without limitation Marketing Approval of Product) or reporting obligations with respect to Product Complaints or Adverse Events related to Product.

“REGULATORY MATERIALS” means any regulatory submissions, notifications, registrations, approvals and/or other filings made to or with Regulatory Authority that may be necessary or reasonably desirable to develop, manufacture, market, sell or otherwise commercialize a Product in the Territory.

“REIMBURSABLE MARKETING EXPENSES” means the following costs and expenses directly related to the Commercialization of a Product in the U.S., excluding Cost of Product Sold, Distribution Expenses and Sales Force Costs, incurred by a Party for the Commercialization of Product in accordance with an approved Commercialization Plan and an approved Commercialization Budget:

(a) Out-of-Pocket Costs incurred by Icagen or McNeil with respect to the Commercialization of Products in the U.S. for

(i)	Product samples, Promotional Materials, and promotional activities to promote Products,

(ii)	medical support for marketing and product team matters, including support for investigator initiated studies,

(iii)	the U.S. Launch meeting,

(iv)	Promotional Materials, including but not limited to those materials used for training of sales representatives and for communication with thought leaders, targeted professionals or other Persons,

(v)	Third Party advertising agency services and media production,

(vi)	development and creation of scientific communications, publications, journal and magazine advertisements and supplements,

(vii)	health economics studies and activities,

(viii)	patient marketing activities including loyalty programs and patient advocacy efforts,

(ix)	market research and competitive intelligence projects,

(x)	public relations and community relations related to Products,

(xi)	continuing medical education,

(xii)	trade show and convention exhibits and educational materials,

(xiii)	compassionate use product, indigent programs and other Product donations as mutually agreed by Icagen and McNeil,

(xiv)	pricing research and pricing development,

(xv)	thought leader, patient and/or physician web-based communication activities and programs, along with internet and website development — both content and actual site administration and updates,

(xvi)	customer service initiatives including but not limited to a customer call center,

(xvii)	drug distribution data,

(xviii)	pharmacovigilance,

(xix)	sales force training, and

(xx)	all other Out-of-Pocket Costs incurred in the Commercialization of Products that are explicitly provided for in an approved Commercialization Plan and an approved Commercialization Budget; and

(b) subject to the limitation set forth in Section 2.6(c)(ii), the Marketing FTE costs of the Parties’ marketing management personnel in connection with the activities set forth in clause (a) above, directly related to the Commercialization of Products in the U.S., but, except as otherwise set forth in clause (c) below, no other Internal Costs in connection with such activities; and

(c) McNeil’s direct and identifiable Internal Costs related to providing training to both Parties’ sales forces.

“RELATED INDICATION” means any indication in addition to the Indication that is [**]).

“ROYALTY TERM” has the meaning provided in Section 12.1.

“SALES FORCE COSTS” means all direct and identifiable Internal Costs of employing a Sales Force (as defined in the Co-Promotion Agreement) included in Commercialization Costs pursuant to Section 4.4(c) and incurred for the Commercialization of Product(s) in accordance with an approved Commercialization Budget.

“SEC” has the meaning set forth in Section 6.2(b).

“SERIOUS ADVERSE DRUG EXPERIENCE” has the meaning set forth in 21 CFR 314.80 or 312.32.

“SERIOUS ADVERSE EVENT REPORT means any Adverse Event Report that involves an Adverse Event that is fatal or life-threatening, results in a persistent or significant disability/incapacity, requires in-patient hospitalization or prolongation of existing hospitalization, or is a congenital anomaly/birth defect, or any other medically important event that can be regarded as serious, even though it does not meet any of the above criteria, when it may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed above.

“SICKLE CELL DISEASE” means a condition defined by the presence of sickle hemoglobin, such as sickle cell disease-SS, sickle cell disease-SC or sickle cell disease-S æ thalassemia.

“SUBLICENSEE” means any Third Person to which McNeil or Icagen, as the case may be, grants any right to Develop, make, have made, use, sell, offer for sale, have sold or import the Compound or Products in accordance with the terms of this Agreement.

“SUBSIDIARY” means, with respect to a Party, a majority or wholly owned direct or indirect subsidiary of such Party.

“TERM” has the meaning provided in Section 12.1.

“TERRITORY” means all countries of the world.

“THIRD PARTY” OR “THIRD PERSON” means any Person other than Icagen or McNeil and their respective Affiliates and employees.

“TREATY” means the treaty, as amended, establishing the European Economic Community and the agreement on the European Economic Area.

“UNITED STATES” or “U.S.” means the United States of America, including its territories and possessions.

“U.S. PRE-TAX PROFITS OR LOSSES” has the meaning provided in Section 4.6(a).

ARTICLE 2

“VALID CLAIM” means a claim [**] of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise[**].[**]

COLLABORATION; DEVELOPMENT AND

COMMERCIALIZATION PROGRAMS

2.1	PURPOSE AND SCOPE OF COLLABORATION; CANADA CO-PROMOTION OPTION; COST OVERRUNS.

(a) In accordance with the terms described herein and in the Co-Promotion Agreement, the Parties agree to collaborate in the Development and Commercialization of Products for the Indication and for Additional Indications (the “COLLABORATION”) and to Co-Promote Products in the U.S. and, if Icagen exercises its option under the Co-Promotion Agreement to Co-Promote Products in Canada, in Canada. The Development obligations of each Party, and budget for Development activities, will be set forth in the Pre-Filing Development Plan and the Post-Filing Development Plan, and in the Pre-Filing Development Budget and the Post-Filing Development Budget, respectively. The Commercialization obligations of each Party, and budget for Commercialization activities, will be set forth in the Commercialization Plan and in the Commercialization Budget, respectively. The terms and conditions pursuant to which the Parties will Co-Promote Products are set forth in the Co-Promotion Agreement. The Parties agree at all times to act in good faith, to share all information reasonably necessary to facilitate each Party’s performance of its obligations hereunder, and to use reasonable efforts to reach consensus on decisions contemplated under this Agreement.

(b) If Icagen exercises its option under the Co-Promotion Agreement to Co-Promote Products in Canada, the terms of this Agreement that provide for the Parties to collaborate in the U.S. and share U.S. Pre-Tax Profits or Losses and for McNeil to Develop and Commercialize Products outside the U.S. and pay Icagen royalties with respect to Net Sales outside the U.S., as well as the scope and governance of the Parties’ collaborative activities and obligations under the Pre-Filing Development Plan, the Pre-Filing Development Budget, the Post-Filing Development Plan, the Post-Filing Development Budget, the Commercialization Plan and the Commercialization Budget, shall be adjusted so that, after the effective date of Icagen’s election to Co-Promote Products in Canada, the Parties collaborate and share profits and losses in the U.S. and Canada and McNeil Develops and Commercialize Products outside the U.S. and Canada and pays Icagen royalties with respect to Net Sales outside the U.S. and Canada. Although such adjustments to the terms of this Agreement are not comprehensively described in this Agreement, the Parties intend that such adjustments would be made in a manner that, after Icagen exercises its option under the Co-Promotion Agreement to Co-Promote Products in Canada, extends the Parties’ collaborative activities and obligations and sharing in economic burdens and benefits with respect to Products to Canada in the same manner that such activities, obligations and sharing are described in this Agreement for the U.S.

(c) Promptly after [**] on which such application for Marketing Approval in Canada will be based, McNeil shall provide to Icagen a statement of McNeil’s actual Development Costs with respect to Canada through such completion date and estimated additional Development Costs with respect to Canada to be incurred by McNeil prior to commercial launch in Canada. Icagen shall have the right to audit such Development Costs in accordance with Section 4.9(d), and any dispute with respect to such Development Costs shall be resolved in accordance with Section 4.9(d). If Icagen exercises its option under the Co-Promotion Agreement to Co-Promote Products in Canada, Icagen shall reimburse McNeil an amount equal to [**] percent ([**]%) of such Development Costs [**] U.S. Pre-Tax Profits or Losses as follows: [**] U.S. Pre-Tax Profits or Losses (which shall include profits and losses [**]), as determined through the reconciliation payment mechanism set forth in Section 4.6(b), shall be [**] percent ([**]%) and [**] U.S. Pre-Tax Profits or Losses shall [**] percent ([**]%), [**] of such U.S. Pre-Tax Profits or Losses. [**] for such [**] percent ([**]%) share of Development Costs [**] U.S. Pre-Tax Profits or Losses, [**] and the reconciliation payment mechanism set forth in Section 4.6(b) shall continue without adjustment.

(d) Each Pre-Filing Development Budget, Post-Filing Development Budget and Commercialization Budget shall include a [**] percent ([**]%) contingency for cost overruns in each Calendar Year. Cost overruns not covered by an approved Pre-Filing Development Budget, Post-Filing Development Budget or Commercialization Budget shall not be included in the reconciliation of U.S. Pre-Tax Profits or Losses set forth in Section 4.6 without the consent of both Parties.

2.2	PRE-FILING DEVELOPMENT PROGRAM.

(a) U.S. PRE-FILING DEVELOPMENT EFFORTS. Each Party will use Commercially Reasonable Efforts to carry out its respective obligations under the Pre-Filing Development Plan. Prior to the First Approval, Icagen shall have primary responsibility for the Development of Products conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. and, after the First Approval, McNeil shall have primary responsibility for the Development of Products conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. All Development activities conducted prior to the First Approval for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. shall be conducted under the direction and oversight of the JDC with coordination with the JCC as appropriate. Prior to the acceptance for filing of the first Product NDA in the U.S., McNeil and Icagen will provide financial and other support for Development activities conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. as provided in this Agreement and in the Pre-Filing Development Plan. Each Party shall provide consultation and advice to the other Party in furtherance of the Pre-Filing Development Plan through its participation on the JDC as described in Article 3. In pursuing Development in accordance with the Pre-Filing Development Plan and, in the case of McNeil, in pursuing Development and Commercialization outside of the U.S., each Party may freely use and rely upon all Information generated in connection with the Collaboration, including without limitation the results of all clinical trials, without any obligation to make payments to the other Party other than as specified in this Agreement.

(b) PRE-FILING DEVELOPMENT PLAN.

(i)	The JDC shall oversee the implementation of the Pre-Filing Development Plan. The Pre-Filing Development Plan shall describe the ongoing and proposed pre-clinical studies, toxicology work, clinical trials, regulatory plans, clinical trial material requirements, specifications, pre-filing Manufacturing activities and other key elements of obtaining the First Approval. The Pre-Filing Development Plan, including updates and amendments, shall be reviewed and approved by the JSC in accordance with Article 3. The JDC and JCC shall cooperate with one another with the goal of harmonizing Pre-Filing Development Program efforts, Post-Filing Development Program efforts and Commercialization efforts.

(ii)	The initial Pre-Filing Development Plan and the initial Pre-Filing Development Budget have been prepared and agreed to concurrently herewith by the Parties. The Parties acknowledge that (A) the Pre-Filing Development Plan and the Pre-Filing Development Budget do not necessarily include all activities or expenses that may be necessary or desirable to obtain the First Approval, nor will they necessarily contemplate developments, either positive or negative (e.g., unforeseen FDA requests, competitive opportunities and enrollment delays) and (B) the Parties intend to update and amend the Pre-Filing Development Plan and the Pre-Filing Development Budget from time to time prior to the First Approval to include additional activities and expenses and/or to reflect such developments.

(iii)	On an annual basis, the Parties shall, as necessary and appropriate (as mutually agreed by the Parties), update and amend the Pre-Filing Development Plan and the Pre-Filing Development Budget no later than November 1, which updates and amendments shall include an annual plan and budget for the following Calendar Year covered by the Pre-Filing Development Plan and the Pre-Filing Development Budget; provided that, unless and until the Parties mutually agree to any update or amendment, the then-existing Pre-Filing Development Plan and Pre-Filing Development Budget shall remain in effect. Each Pre-Filing Development Budget shall include headcount and other resource allocations by the Parties, as well as Out-of-Pocket Costs.

(iv)	Each Pre-Filing Development Plan and Pre-Filing Development Budget shall, at a minimum, cover the matters described in Attachment 2.2(b).

(v)	The Parties shall endeavor when reasonable to coordinate the preparation of updates and amendments to the Pre-Filing Development Plan and the Pre-Filing Development Budget with each Party’s internal planning processes, it being understood that document formatting and other procedures in place and used by Icagen and its Third Party contractors as of the Effective Date will be acceptable to McNeil; provided that such processes are acceptable to the FDA. Each Party will use reasonable efforts to periodically, and upon request by the other Party, update the other Party with respect to significant issues related to such Party’s Pre-Filing Development Program efforts.

(c) DECISIONS. If the Parties are unable to reach a consensus with respect to updates or amendments to the Pre-Filing Development Plan and the Pre-Filing Development Budget through the JDC, disputes will be referred to the JSC and resolved in accordance with the procedures set forth in Article 3.

2.3	POST-FILING DEVELOPMENT PROGRAM.

(a) U.S. POST-FILING DEVELOPMENT EFFORTS. Each Party will use Commercially Reasonable Efforts to carry out its respective obligations under the Post-Filing Development Plan. McNeil shall have primary responsibility for Development of Products conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. after the First Approval. All such Development activities conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. shall be conducted under the direction and oversight of the JDC, with coordination with the JCC as appropriate. McNeil and Icagen will provide financial and other support for such Development activities conducted for the purpose of obtaining Marketing Approvals in the U.S. and/or to facilitate Commercialization in the U.S. as provided in this Agreement and in the Post-Filing Development Plan and Post-Filing Development Budget. Each Party shall provide consultation and advice to the other Party in furtherance of the Post-Filing Development Plan through its participation on the JDC as described in Article 3. In pursuing Development of Products in accordance with the Post-Filing Development Plan and, in the case of McNeil, in pursuing Development and Commercialization outside of the U.S., each Party may freely use and rely upon all Information generated in connection with the Collaboration, including without limitation the results of all clinical trials, without any obligation to make payments to the other Party other than as specified in this Agreement.

(b) POST-FILING DEVELOPMENT PLAN.

(i)

The JDC shall oversee the implementation of the Post-Filing Development Plan. The Post-Filing Development Plan shall describe the ongoing and proposed pre-clinical studies, toxicology work, clinical trials, regulatory plans, clinical trial material requirements, specifications and other key elements of Development activities conducted for the purpose of complying with applicable regulatory requirements, obtaining potentially more favorable labeling for the Product and exploring the possibility of potential new formulations and dosing regimens in the U.S. and otherwise supporting the Commercialization of Products in the U.S. The Post-Filing Development Plan, including updates and amendments, shall be reviewed and approved by the JSC in accordance with Article 3. The JDC and JCC shall cooperate with one another with the goal of harmonizing Pre-Filing Development Program efforts, Post-Filing Development Program efforts and Commercialization efforts.

(ii)	The initial Post-Filing Development Plan and the initial Post-Filing Development Budget shall, subject to approval by the JSC, be established by the JDC in consultation with the JCC, at such time as the JDC shall determine. The JDC shall determine the schedule for establishing the initial Post-Filing Development Plan and the initial Post-Filing Development Budget with the goal of harmonizing Pre-Filing Development Program efforts, Post-Filing Development Program efforts and Commercialization efforts.

(iii)	On an annual basis after the establishment of the initial Post-Filing Development Plan and the initial Post-Filing Development Budget, the Parties shall, as necessary and appropriate (as mutually agreed by the Parties), update and amend the Post-Filing Development Plan and the Post-Filing Development Budget no later than November 1, which updates and amendments shall include an annual plan and budget for the following Calendar Year covered by the Post-Filing Development Plan and the Post-Filing Development Budget. The Post-Filing Development Budget shall include headcount and other resource allocations by the Parties, as well as Out-of-Pocket Costs.

(iv)	Each Post-Filing Development Plan and Post-Filing Development Budget shall, at a minimum, cover the matters described in Attachment 2.2(b).

(v)	The Parties shall endeavor when reasonable to coordinate the preparation of updates and amendments to the Post-Filing Development Plan and the Post-Filing Development Budget with each Party’s internal planning processes. Each Party will use reasonable efforts to periodically, and upon request by the other Party, update the other Party with respect to significant issues related to such Party’s Post-Filing Development Program efforts throughout the Territory.

(c) DECISIONS. If the Parties are unable to reach a consensus with respect to the establishment of, or updates or amendments to, the Post-Filing Development Plan and the Post-Filing Development Budget through the JDC, disputes will be referred to the JSC and resolved in accordance with the procedures set forth in Article 3.

2.4	ROLES AND RESPONSIBILITIES OF ICAGEN AND McNEIL IN DEVELOPMENT.

(a) McNEIL’S RESPONSIBILITIES.

(i)	The activities to be undertaken by McNeil in the course of the Pre-Filing Development Program and the Post-Filing Development Program shall be set forth in the Pre-Filing Development Plan and Post-Filing Development Plan, as amended from time to time, and approved by the Parties.

(ii)	McNeil will conduct its portion of the Pre-Filing Development Program and the Post-Filing Development Program using Commercially Reasonable Efforts, in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, including GCPs, GLPs and cGMPs.

(iii)	McNeil will use Commercially Reasonable Efforts to provide Icagen with all reasonable assistance and take all actions reasonably requested by Icagen that are necessary or desirable to enable Icagen to perform Icagen’s Development obligations under this Agreement. McNeil further agrees to cooperate with any inspection by the FDA or other Regulatory Authority with respect to any Product.

(iv)	Subject to Sections 2.5, 2.8 and 12.4(b), McNeil will own all Regulatory Materials for the Products in the Territory outside of the U.S. and, upon the completion of the transfer in accordance with Section 2.4(b)(iv), within the U.S.

(v)	Subject to Sections 2.1(b), 2.5, 2.8 and 12.4(b), McNeil will have sole responsibility for Development of Products conducted for the purpose of obtaining Marketing Approvals outside the U.S. and/or to facilitate Commercialization outside the U.S., and for all costs relating thereto.

(b) ICAGEN’S RESPONSIBILITIES.

(i)	The activities to be undertaken by Icagen in the course of the Pre-Filing Development Program and the Post-Filing Development Program shall be set forth in the Pre-Filing Development Plan and Post-Filing Development Plan, as amended from time to time, and approved by the Parties.

(ii)	Icagen will conduct its portion of the Pre-Filing Development Program and the Post-Filing Development Program using Commercially Reasonable Efforts, in a good scientific manner and in compliance in all material respects with all requirements of Applicable Laws, including GCPs, GLPs and cGMPs.

(iii)	Icagen will use Commercially Reasonable Efforts to provide McNeil with all reasonable assistance and take all actions reasonably requested by McNeil that are necessary or desirable to enable McNeil to perform McNeil’s Development obligations under this Agreement. Icagen further agrees to cooperate with any inspection by the FDA or other Regulatory Authority with respect to any Product.

(iv)	Icagen will be responsible for filing the NDA for the First Approval in the U.S. Except to the extent that such transfer is prohibited by Applicable Laws, as soon as practicable following the First Approval Icagen will transfer to McNeil the NDA for the First Approval, as well as copies of all related Regulatory Materials not already in McNeil’s possession.

2.5 ADDITIONAL INDICATIONS.

(a) RELATED INDICATIONS; COMBINATION PRODUCTS IN THE U.S. Neither Party shall (i) Develop or Commercialize any Product for a Related Indication or (ii) Develop or Commercialize any Combination Product in the U.S., unless the Parties mutually agree to such Development and Commercialization and amend the Pre-Filing Development Plan, the Pre-Filing Development Budget, the Post-Filing Development Plan, the Post-Filing Development Budget, the Commercialization Plan and the Commercialization Budget as necessary to provide for such Development and Commercialization. Any such Development or Commercialization shall be undertaken in accordance with the terms of this Agreement (with the amendments to the plans and budgets referred to in the immediately preceding sentence); provided that the Parties acknowledge that it may also be appropriate for the Parties to adopt other amendments to the terms of this Agreement, in order to align the terms of this Agreement with the size and other characteristics of the particular market opportunity to which such additional Development and Commercialization efforts are directed.

(b) NON-RELATED INDICATIONS. Neither Party shall Develop or Commercialize any Product for a Non-Related Indication except in accordance with this Section 2.5(b). Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to engage unilaterally in research and development activities for the purpose of identifying and advancing Opportunities (as defined below), subject to the other Party’s rights pursuant to this Section 2.5(b). The dispute resolution provisions of Section 3.1(e) shall not apply to the Development or Commercialization of any Opportunity, and the Proposing Party (as defined below) shall have final decision-making authority with respect to the Opportunity, unless and until the Non-Proposing Party (as defined below) exercises its option pursuant to Section 2.5(b)(i) or Section 2.5(b)(iii) to pursue such Opportunity under the terms of this Agreement with the Proposing Party.

(i) If either Party (the “PROPOSING PARTY”) desires to Develop and Commercialize any Product for a Non-Related Indication, such Proposing Party may notify the other Party (the “NON-PROPOSING PARTY”) of such opportunity (an “OPPORTUNITY”), which notice shall specify in reasonable detail the nature of the Opportunity and all material information in the Proposing Party’s possession relating to such Opportunity. Thereafter, the Non-Proposing Party shall have an option, exercisable upon written notice of exercise to the Proposing Party within ninety (90) days after receipt of the Proposing Party’s initial notice of the Opportunity, to pursue such Opportunity with the Proposing Party under the terms of this Agreement, subject to the following:

(A) No additional upfront payment pursuant to Section 4.1 would be payable and no additional milestone payments pursuant to Section 4.2 would be payable;

(B) Icagen may elect to reduce its obligations to share in Development Costs pursuant to Section 4.3 and to share in Commercialization Costs pursuant to Section 4.4 and thereby shall reduce its corresponding right to share in U.S. Pre-Tax Profits or Losses pursuant to Section 4.6(b) to the same extent, in each case with respect to such Opportunity only, down to a level below [**] percent ([**]%), but in no case down to a level below [**] percent ([**]%);

(C) Icagen shall have the right, but not the obligation, to include such Opportunity in the Co-Promotion Agreement (i.e., Icagen may elect to participate in the promotion and detailing activities set forth in the Co-Promotion Agreement with respect to such Opportunity, in which case the Icagen Detail Percentage (as defined in the Co-Promotion Agreement) with respect to such Opportunity shall equal Icagen’s percentage share in U.S. Pre-Tax Profits or Losses with respect to such Opportunity); and

(D) The Parties shall use Commercially Reasonable Efforts to Develop and Commercialize the Opportunity throughout the Territory. If a Party fails to exercise such Commercially Reasonable Efforts, the sole and exclusive liability of the failing Party and the sole and exclusive remedy of the non-failing Party for such failure shall be for the non-failing Party to terminate the Parties’ joint Development and Commercialization of such Opportunity and for the consequences set forth in Section 12.4(a) or 12.4(c), as applicable, to apply solely with respect to such Opportunity. In the event of such a termination by McNeil (i.e., where Icagen is the failing Party), Icagen would not have any right to reference Regulatory Materials Controlled by McNeil with respect to such Opportunity or to use Product Trademark(s) Controlled by McNeil with respect to such Opportunity.

If the Non-Proposing Party exercises its option pursuant to this Section 2.5(b)(i) to pursue such Opportunity with the Proposing Party under the terms of this Agreement, the Parties (I) shall adopt any amendments to the Pre-Filing Development Plan, the Pre-Filing Development Budget, the Post-Filing Development Plan, the Post-Filing Development Budget, the Commercialization Plan and the Commercialization Budget that are necessary to include such Opportunity under the terms of this Agreement, (II) shall adopt any amendments to the Call Plan that are necessary to provide an appropriate level of detailing and promotional efforts with respect to the Opportunity in view of the size and other characteristics of the particular market opportunity, and (III) may adopt such other mutually agreed amendments as they deem necessary or desirable, in view of the size and other characteristics of the particular market opportunity, to facilitate the pursuit of such Opportunity under the terms of this Agreement.

(ii) If the Non-Proposing Party has not exercised its option pursuant to Section 2.5(b)(i) to pursue an Opportunity with the Proposing Party under the terms of this Agreement within ninety (90) days after receipt of the Proposing Party’s initial notice of the Opportunity, then the Proposing Party shall have the right unilaterally, at the Proposing Party’s sole cost and expense, to continue research and development activities with respect to such Opportunity, subject to the Non-Proposing Party’s rights set forth in Section 2.5(b)(iii) below. The Proposing Party shall, subject only to the Non-Proposing Party’s rights set forth below in this Section 2.5(b), retain all of the benefits of such activities.

(iii) If the Proposing Party unilaterally continues the research and development of an Opportunity pursuant to Section 2.5(b)(ii) above, the Proposing Party shall notify the Non-Proposing Party at such time after completing additional research and development of the Opportunity as the Proposing Party may determine, but not earlier than [**] after the Proposing Party’s initial notice of the Opportunity pursuant to Section 2.5(b)(i) and not later than the commencement by the Proposing Party of the first [**] (or, if [**], the first [**]) with respect to the Opportunity (the “COMPLETION OF SUBSEQUENT DEVELOPMENT EFFORTS”), which notice (the “SECOND CHANCE NOTICE”) shall specify all material information then in the Proposing Party’s possession relating to the Opportunity, including the results of all research and development activities by the Proposing Party through the Completion of Subsequent Development Efforts, and the Proposing Party’s development costs incurred with respect to the Opportunity through the Completion of Subsequent Development Efforts. The Non-Proposing Party shall then have an option, exercisable upon written notice of exercise to the Proposing Party within [**] after receipt of the Second Chance Notice, to pursue all subsequent Development and Commercialization of such Opportunity with the Proposing Party under the terms specified in Section 2.5(b)(i); provided that, if the Non-Proposing Party exercises such option, the Non-Proposing Party shall be required to pay the Proposing Party [**] percent ([**]%) of the Proposing Party’s development costs (determined in the same manner that Development Costs are determined hereunder, except that such development costs will not have been in accordance with a development plan or development budget approved by the Parties) incurred with respect to the Opportunity through the Completion of Subsequent Development Efforts, within [**] after the Non-Proposing Party’s exercise of such option; provided further that, if the Non-Proposing Party exercises such option, the Non-Proposing Party shall have the right to audit the development costs described in the immediately preceding proviso in accordance with Section 4.9(d), and any dispute with respect to such development costs shall be resolved in accordance with Section 4.9(d).

(iv) If the Non-Proposing Party does not exercise its option pursuant to Section 2.5(b)(iii) to pursue all subsequent Development and Commercialization of such Opportunity with the Proposing Party under the terms specified in Section 2.5(b)(i), the Proposing Party shall have the right, at the Proposing Party’s sole cost and expense, to unilaterally pursue all subsequent Development and Commercialization of the Opportunity throughout the Territory, subject to the following licensing terms and conditions:

(A) The Proposing Party shall pay to the Non-Proposing Party a royalty of [**] percent ([**]%) of Net Sales (substituting the Proposing Party for “McNeil” in each place that “McNeil” appears in the definition of Net Sales) of the Product for the Non-Related Indication by the Proposing Party, its Affiliates and Sublicensees in each country until the later to occur of (x) the expiration of the last to expire Valid Claim of the Icagen Patents, CMCC Patents, McNeil Patents or Joint Patents covering the Development, Manufacture, formulation, use, distribution, importation, sale or offer for sale of the Compound or Product for the Non-Related Indication in such country or (y) the date that is [**] following the first commercial sale of the Product in such country. Notwithstanding the foregoing provisions of this Section 2.5(b)(iv)(A), in the case of Product sales by a Sublicensee of the Proposing Party that would otherwise be subject to the royalty set forth above, the Proposing Party shall, in lieu of the royalty set forth above, pay the Non-Proposing Party the sum of (I) [**] percent ([**]%) of all license fees, milestone payments and other remuneration received by the Proposing Party and its Affiliates from the Sublicensee related to the sublicense (other than sales-based royalties) (the “UPFRONTS”) plus (II) the lesser of (x) [**] percent ([**]%) of the sales-based royalties received by the Proposing Party and its Affiliates from the Sublicensee or (y) [**] percent ([**]%) of Net Sales (substituting the Proposing Party for “McNeil” in each place that “McNeil” appears in the definition of Net Sales) by the Sublicensee, in either case during the royalty term set forth above (the “SUBLICENSE ROYALTIES”); provided, however, that amounts paid to the Proposing Party or its Affiliates as bona fide arm’s-length research and development funding or as bona fide arm’s-length debt or equity investment shall be excluded from the Upfronts; provided further, however, that in calculating the amounts described in the foregoing clause (I), the Proposing Party shall be entitled to first deduct all amounts for which the Proposing Party is responsible pursuant to Section 2.5(b)(iv)(B) with respect to the amounts described in clause (I) from the Upfronts, and in calculating the amounts described in the foregoing clause (II), the Proposing Party shall be entitled to first deduct all amounts for which the Proposing Party is responsible pursuant to Section 2.5(b)(iv)(B) with respect to the amounts described in clause (II) from the Sublicense Royalties. The amounts payable by the Proposing Party to the Non-Proposing Party pursuant to this Section 2.5(b)(iv)(A) shall be payable in accordance with the final sentence of Section 4.7(a) and shall be subject to the provisions of Sections 4.7(b) and 4.9 (substituting for the purpose of this Section 2.5(b)(iv)(A) the Proposing Party for “McNeil” in each place that “McNeil” appears in Sections 4.7 and 4.9, the Non-Proposing Party for “Icagen” in each place that “Icagen” appears in Sections 4.7 and 4.9, and “McNeil Patents and Joint Patents” for “Icagen Patents, CMCC Patents and Joint Patents” in Section 4.7(b)(iv));

(B) The Proposing Party shall be solely responsible for all amounts payable by Icagen to [**] in respect of the Proposing Party’s Development and Commercialization of such Opportunity, and, if McNeil is the Proposing Party, McNeil shall reimburse Icagen for any such payments that Icagen makes;

(C) The Proposing Party shall (I) market the Product for the Non-Related Indication under product trademarks that are distinct from (and not confusingly similar to) the Product Trademarks used for Products jointly Developed and Commercialized under this Agreement, (II) Develop and promote the Product only for the Non-Related Indication and (III) Develop and obtain Regulatory Approval only for forms of the Product having dosages or dosage forms different from those of Products jointly Developed and Commercialized under this Agreement;

(D) The Proposing Party shall be responsible for and shall own the NDA and all other Regulatory Materials throughout the Territory relating to such Non-Related Indication for such Product and shall have the right to integrate, use or otherwise rely upon, data and Regulatory Materials arising from this Agreement, including clinical trial data, into Regulatory Materials relating to such Non-Related Indication for such Product filed by the Proposing Party with Regulatory Authorities in any applicable country in the Territory. If the Non-Proposing Party owns such data or Regulatory Materials arising from this Agreement, it shall permit the Proposing Party to use or reference such data and Regulatory Materials (e.g., by granting a right of reference or creating a DMF);

(E) The Proposing Party’s Development and Commercialization activities shall not be subject to the oversight of the JSC, the JDC or the JCC or to the dispute resolution provisions of Section 3.1(e) and shall not otherwise be subject to the provisions of this Agreement or the Co-Promotion Agreement, except the following provisions of this Agreement: (I) this Section 2.5(b), (II) Section 4.9, (III) Section 7.7, (IV) Sections 9.1(d) and (e), 9.3(b), (c) and (d), 9.5 and 9.6, (V) Article 6, (VI) Article 8, (VII) Article 10 as modified by this Section 2.5(b), (VIII) Article 13 and (IX) Article 14;

(F) The Proposing Party shall keep the Non-Proposing Party apprised, on a reasonable basis, but in any event not less frequently than annually, of the Proposing Party’s progress with respect to such Development and Commercialization;

(G) If the Proposing Party desires to enter into an agreement with a Third Party for the Development and Commercialization of such Opportunity, the Proposing Party shall give notice to the Non-Proposing Party of the terms on which the Proposing Party proposes to enter into such agreement. The Non-Proposing Party shall have a period of [**] from the date of such notice from the Proposing Party to accept such terms by notice to the Proposing Party. If the Non-Proposing Party does not accept such terms by giving such a notice to the Proposing Party within such [**] period, the Proposing Party shall be free to enter into an agreement with a Third Party for the Development and Commercialization of such Opportunity so long as the terms of such agreement are not materially more favorable, in the aggregate, to the Third Party than the terms set forth in the Proposing Party’s notice to the Non-Proposing Party of the Proposing Party’s desire to enter into an agreement, and in such event the Non-Proposing Party shall have no further rights with respect to such Opportunity except for the right to the compensation set forth in Section 2.5(b)(iv)(A), if any. If the Proposing Party subsequently desires to enter into an agreement with a Third Party for the Development and Commercialization of such Opportunity on terms materially more favorable, in the aggregate, to the Third Party than the terms previously offered by the Proposing Party to the Non-Proposing Party pursuant to this Section 2.5(b)(iv)(G), the Proposing Party shall again give notice to the Non-Proposing Party of the terms on which the Proposing Party proposes to enter into such agreement. The Non-Proposing Party shall then have the right to accept such materially more favorable terms, and the Parties’ respective rights and obligations with respect to such

Opportunity shall be, as set forth above in this Section 2.5(b)(iv)(G); provided that the Non-Proposing Party shall have only [**] to accept such terms by notice to the Proposing Party;

(H) Except for the Proposing Party’s obligations to the Non-Proposing Party under this Section 2.5(b)(iv), the Proposing Party shall retain all of the benefits of the Proposing Party’s Development and Commercialization of such Opportunity; and

(I) The Non-Proposing Party shall, and it hereby does, grant to the Proposing Party an exclusive (even as to the Non-Proposing Party), worldwide, royalty-bearing (as provided in Section 2.5(b)(iv)(A)) license, with the right to grant sublicenses, to Develop, make, have made, use, sell, have sold, offer for sale and import the Product for the Non-Related Indication that is the subject of the Opportunity and the exclusive right to enforce Joint Patents against infringements involving any Third Party product competing with such Product with respect to such Non-Related Indication, under all of the following rights to the extent Controlled by the Non-Proposing Party: (I) the Icagen Rights (including without limitation Icagen Improvements), (II) the CMCC Rights, (III) the McNeil Rights (including without limitation McNeil Improvements), (IV) Joint Improvements and (V) Joint Patents.

2.6	COMMERCIALIZATION PROGRAM.

(a) U.S. COMMERCIALIZATION EFFORTS. Each Party will use Commercially Reasonable Efforts to Commercialize the Product in the U.S. in accordance with the Commercialization Plan. Subject to the terms and conditions of this Agreement and the Co-Promotion Agreement, McNeil shall have primary responsibility for the Commercialization of Products during the Term. All Commercialization activities in the U.S. (other than Manufacturing) shall be conducted under the direction and oversight of the JCC. McNeil and Icagen will provide financial and other support for Commercialization of the Product in the U.S. as provided in this Agreement, the Co-Promotion Agreement and the Commercialization Plan. Each Party shall provide consultation and advice to the other Party in furtherance of the Commercialization Plan through its participation on the JCC as described in Article 3. In pursuing Commercialization of Products in accordance with the Commercialization Plan and, in the case of McNeil, in pursuing Development and Commercialization outside of the U.S., each Party may freely use and rely upon all Information generated in connection with the Collaboration, including without limitation the results of all clinical trials, without any obligation to make payments to the other Party other than as specified in this Agreement.

(b) COMMERCIALIZATION PLAN.

(i)	The JCC shall oversee the implementation of the Commercialization Plan. The Commercialization Plan, including updates and amendments, shall be reviewed and approved by the JSC in accordance with Article 3. The JDC and JCC shall cooperate with one another with the goal of harmonizing Pre-Filing Development Program efforts, Post-Filing Development Program efforts and Commercialization efforts.

(ii)	The initial Commercialization Plan and the initial Commercialization Budget have been prepared and agreed to concurrently herewith by the Parties. The Parties acknowledge that such initial Commercialization Plan and Commercialization Budget do not necessarily include all activities or expenses that may be necessary or desirable for the Commercialization of Products in the U.S. hereunder, nor will they necessarily contemplate developments, either positive or negative (e.g., unforeseen competitive activity or opportunities for the Product and U.S. Launch delays), that should be taken into account by the JCC. Accordingly, the Parties expect to update and amend the Commercialization Plan and Commercialization Budget from time to time during the Term as appropriate to reflect such developments and to accomplish the objectives of the Collaboration as determined by the JCC. Such updated and amended Commercialization Plans and Commercialization Budgets shall, at a minimum, cover the matters described in Attachment 2.6(b).

(iii)	On an annual basis, the Parties shall, as necessary and appropriate (as mutually agreed by the Parties), update and amend the Commercialization Plan and the Commercialization Budget no later than November 1, which updates and amendments shall include an annual plan and budget for the following Calendar Year covered by the Commercialization Plan and the Commercialization Budget. The Commercialization Budget shall include headcount and other resource allocations by the Parties, as well as Out-of-Pocket Costs.

(iv)	The Parties shall endeavor when reasonable to coordinate the preparation of updates and amendments to the Commercialization Plan and the Commercialization Budget with each Party’s internal planning processes. Each Party will use reasonable efforts to periodically, and upon request by the other Party, update the other Party with respect to significant issues related to such Party’s Commercialization efforts throughout the Territory.

(c) DECISIONS; CERTAIN LIMITATIONS REGARDING EXPENSES.

(i)	If the Parties are unable to reach a consensus with respect to updates or amendments to the Commercialization Plan and the Commercialization Budget through the JCC, disputes will be referred to the JSC and resolved in accordance with the procedures set forth in Article 3; provided that, if the Parties are unable to reach a consensus with respect to updates or amendments to the Commercialization Budget to cover a given Calendar Year, then the Commercialization Budget for the prior Calendar Year shall be automatically adopted for the given Calendar Year, with an increase of [**] percent ([**]%).

(ii)	In any Calendar Year, the Internal Costs for activities of marketing personnel included in Reimbursable Marketing Expenses shall not exceed the amount set forth under the heading for such Internal Costs for such Calendar Year in the Commercialization Budget.

2.7	ROLES AND RESPONSIBILITIES OF ICAGEN AND McNEIL IN COMMERCIALIZATION.

(a) McNEIL’S RESPONSIBILITIES.

(i)	The activities to be undertaken by McNeil in the course of the Commercialization Program shall be set forth in the Commercialization Plan, as amended from time to time, and in the Co-Promotion Agreement.

(ii)	McNeil will conduct its portion of the Commercialization Program using Commercially Reasonable Efforts and in compliance in all material respects with all requirements of Applicable Laws.

(iii)	Subject to Sections 2.1(b), 2.5, 2.8 and 12.4(b), McNeil will have sole responsibility for Commercialization of Products outside the U.S., and for all costs relating thereto.

(b) ICAGEN’S RESPONSIBILITIES.

(i)	The activities to be undertaken by Icagen in the course of the Commercialization Program shall be set forth in the Commercialization Plan, as amended from time to time, and in the Co-Promotion Agreement.

(ii)	Icagen will conduct its portion of the Commercialization Program using Commercially Reasonable Efforts and in compliance in all material respects with all requirements of Applicable Laws.

2.8	DEVELOPMENT AND COMMERCIALIZATION DILIGENCE OUTSIDE THE U.S.

(a) Not later than [**] after the Effective Date, the Parties will jointly begin an assessment of the market opportunity for Products outside of the U.S. and develop criteria for determining in which countries outside the U.S. the Development and Commercialization of Products by McNeil shall be subject to the obligations of this Section 2.8. Not later than [**] after the Effective Date, the Parties will complete such assessment and the development of such criteria, and identify each country outside of the U.S. in which the Development and Commercialization of Products by McNeil shall be subject to the obligations of this Section 2.8 (each such country, a “PRIMARY MARKET COUNTRY”). Thereafter, the Parties shall review such designations annually and determine whether previously designated countries should remain or cease to remain Primary Market Countries and whether additional countries should be designated as Primary Market Countries. If the Parties do not agree upon the designation of a country as a Primary Market Country or whether a country should remain or cease to remain a

Primary Market Country, the Parties shall submit the matter to the JSC for resolution in accordance with Section 3.1(d); provided that [**] with respect to such designation or whether a country should remain or cease to remain a Primary Market Country if the matter remains unresolved after escalation to the Parties’ respective Presidents in accordance with Section 3.1(e). Notwithstanding the foregoing provisions of this Section 2.8(a) relating to the assessment, designation and review of Primary Market Countries, the countries listed on Attachment 2.8(a) are hereby categorized as Primary Market Countries and shall not be subject to redesignation as non-Primary Market Countries.

(b) In at least [**], McNeil will either (i) initiate local clinical trials for a Product within [**] following Adult Approval or (ii) if local clinical trials are not required for Marketing Approval in [**], file an application for Marketing Approval within [**] following Adult Approval. In at least [**], McNeil will either (A) initiate local clinical trials for a Product within [**] following Adult Approval or (B) if local clinical trials are not required for Marketing Approval in [**], file an application for Marketing Approval within [**] following Adult Approval. In all other Primary Market Countries, McNeil will use Commercially Reasonable Efforts to either (I) initiate local clinical trials for a Product within [**] following Adult Approval or (II) if local clinical trials are not required for Marketing Approval in any such other Primary Market Country, file an application for Marketing Approval within [**] following Adult Approval.

(c) After satisfying the requirements of Section 2.8(b) with respect to a Primary Market Country, McNeil shall use Commercially Reasonable Efforts to obtain Marketing Approval for and to Commercialize at least [**] in such Primary Market Country.

(d) If McNeil fails to satisfy its obligations under Section 2.8(b) or Section 2.8(c) with respect to a Primary Market Country, Icagen shall thereafter have the right to terminate McNeil’s rights in such Primary Market Country if McNeil has not cured such failure within the [**] period following written notice of termination by Icagen. Notwithstanding the foregoing, if the failure is not reasonably capable of being cured within the [**] cure period by McNeil and McNeil is making a good faith effort to cure such failure, Icagen may not terminate McNeil’s rights in such Primary Market Country; provided, however, that Icagen may terminate McNeil’s rights in such Primary Market Country if such failure is not cured within [**] of Icagen’s original notice of the failure. In addition, in the event McNeil’s rights are terminated in all Primary Market Countries pursuant to this Section 2.8(d), McNeil’s rights under this Agreement in all other countries outside the U.S. and, if the Parties are sharing U.S. Pre-Tax Profits or Losses with respect to Canada, outside Canada, shall automatically terminate. The right of Icagen to terminate McNeil’s rights in any Primary Market Country or other country outside the U.S. as hereinabove provided shall not be affected in any way by Icagen’s waiver of, or failure to take action with respect to, any previous failure. If the Parties are sharing U.S. Pre-Tax Profits or Losses with respect to Canada, Canada shall cease to be a Primary Market Country and the provisions of this Section 2.8 shall not apply with respect to Canada.

(e) If any dispute arises between the Parties regarding the matters set forth in Section 2.8(d), then such matter shall be referred to the JSC for resolution. If the JSC is unable to resolve such matter within [**] following such referral, the matter shall be referred to the President of McNeil and the President of Icagen, who shall promptly meet and attempt in good faith to resolve such dispute within [**]. These executives may obtain the advice of other employees or consultants as they deem necessary or advisable in order to make the decision. If such executives cannot resolve such matter within such time period, the provisions of Article 13 shall apply and such matter shall be handled under Article 13 as an Expedited Arbitration Dispute.

(f) If McNeil’s rights in a Primary Market Country or other country outside the U.S. are terminated in accordance with Section 2.8(d), the termination consequences set forth in Section 12.4(b) shall apply solely with respect to such Primary Market Country or other country; provided, however, that no rights to McNeil’s Trademarks in such Primary Market Country or other country shall pass to Icagen. In addition, Icagen shall thereafter bear all Commercialization, Development and all other costs associated with the Product in such Primary Market Country or other country.

(g) Notwithstanding anything to the contrary in this Agreement, McNeil’s sole and exclusive liability and Icagen’s sole and exclusive remedy for a failure by McNeil to satisfy its obligations under Section 2.8(b) or Section 2.8(c) shall be the termination rights set forth in Section 2.8(d) and the related termination consequences set forth in Section 12.4(b).

(h) Icagen acknowledges that, as of the Effective Date, McNeil does not develop, market or sell products outside of the United States and that in order to fulfill its obligations under this Section 2.8, McNeil will be required to rely upon Third Parties or its own Affiliates.

2.9	COLLABORATION INFORMATION.

Upon reasonable advance notice, each Party agrees during the Term: (a) to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other Party in connection with any request from any Regulatory Authority, including without limitation with respect to regulatory, scientific, technical and clinical testing issues; and (b) to allow a reasonable number of appropriately qualified representatives of the other Party to have access to and review such Party’s written records, accounts, notes, reports and data relating solely to the Development or Commercialization of Products in accordance with this Agreement.

2.10	MANUFACTURING.

The Pre-Filing Development Plan, Pre-Filing Development Budget, Post-Filing Development Plan, Post-Filing Development Budget, Commercialization Plan and Commercialization Budget shall include plans and budgets for the Manufacture of Products for use in the Development of Products and the Manufacture of Products for Commercialization in the U.S. and, to the extent the Parties are sharing Commercialization Costs in Canada, in Canada. McNeil shall be solely responsible for the Manufacture of Products for Commercialization in accordance with this Agreement, either itself or through Third Party contractors selected by McNeil. McNeil shall use Commercially Reasonable Efforts to provide timely reports to the

JCC with respect to any issue that arises that can reasonably be expected to have a material adverse effect on (a) the Cost of Product Sold for Products sold in the U.S. and, to the extent the Parties are sharing Commercialization Costs in Canada, in Canada, (b) McNeil’s ability to Manufacture Products in a manner sufficient to meet U.S. demand and, to the extent the Parties are sharing Commercialization Costs in Canada, Canadian demand for Products, (c) the quality of such Products or (d) McNeil’s or its Third Party contractors’ ability to Manufacture such Products according to cGMP or specifications. In addition, McNeil shall (i) oversee its Manufacturing activities through an internal McNeil committee that shall meet no less frequently than semi-annually and McNeil shall invite representatives of Icagen to be designated by Icagen to attend all meetings of such committee and (ii) provide Icagen with copies of all regulatory correspondence and with all other material information relating to Manufacturing, including without limitation formulation information, that McNeil uses in overseeing its Manufacturing activities or that is reasonably necessary for, and requested by Icagen in connection with, Icagen’s observation of such Manufacturing activities. McNeil shall in good faith give due consideration to any recommendations and concerns that such Icagen representatives express with respect to Manufacturing issues.

ARTICLE 3

GOVERNANCE

3.1	JOINT STEERING COMMITTEE.

The Parties will establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”) to oversee all activities under this Agreement and the Co-Promotion Agreement.

(a) COMPOSITION. The JSC will be comprised of six (6) members, with three (3) members appointed by McNeil and three (3) members appointed by Icagen. Each member of the JSC will be of sufficient seniority within the organization of the Party such member represents, and shall have sufficient authority, to decide the matters that come before the JSC on behalf of such Party. Each Party will notify the other Party of its initial JSC members within thirty (30) days after the Effective Date. The Parties, through the JSC, may change the number of JSC members as long as equal numbers of members from McNeil and Icagen are maintained. Each Party may change its JSC members at any time by written notice to the other. Such notice may be delivered at a scheduled meeting of the JSC. The JSC will be chaired by Icagen until December 31, 2005 and by McNeil during Calendar Year 2006, and the chairmanship of the JSC shall alternate between the Parties annually thereafter. The role of the chairperson shall be to convene and preside at meetings of the JSC, but the chairperson shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote. Each Party will designate an alliance manager (the “Alliance Manager”) who will be the primary contact for that Party with respect to day-to-day matters concerning the Collaboration. Not later than thirty (30) days after the members of the JSC are named, the JSC shall hold an organizational meeting. The Alliance Managers of the Parties shall be responsible for scheduling the meeting of the JSC for that purpose.

(b) RESPONSIBILITIES. The JSC shall be responsible for the overall strategic direction of the Collaboration and for the following:

(i)	Establishing such joint teams and subcommittees as it deems necessary to fulfill this Agreement;

(ii)	Resolving any disputes originating from the JDC or the JCC, subject to the terms of this Agreement; and

(iii)	Reviewing and, subject to Section 3.1(e)(i), approving and amending the Pre-Filing Development Plan, the Post-Filing Development Plan, the Commercialization Plan, the Pre-Filing Development Budget, the Post-Filing Development Budget and the Commercialization Budget.

The JSC shall periodically review the results of the Pre-Filing Development Plan, the Post-Filing Development Plan and the Commercialization Plan to determine whether the Parties are meeting their commitments for both human and financial support and are each fulfilling all of their respective obligations under this Agreement. The JSC shall resolve any disputes referred to it in accordance with Section 3.1(e) below.

(c) MEETINGS. The JSC will hold an in-person organizational meeting at Icagen’s offices in Durham, North Carolina to establish the Committee’s operating procedures and to conduct such other business as either Party may propose. After such initial meeting, the JSC will meet at such other times as are agreeable to both Parties, but not less than twice per Calendar Year. Such meetings may be in-person, via videoconference, or via teleconference. After the initial meeting above, the location of in-person JSC meetings will alternate between Durham, North Carolina and Fort Washington, Pennsylvania, unless the Parties otherwise agree. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. At least five (5) Business Days prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto; provided that either Party may propose additional agenda items for discussion or decision subsequent to such notice deadlines, including verbally at JSC meetings. Reasonably detailed written minutes will be kept of all JSC meetings and will reflect without limitation material decisions made at such meetings. The chairperson of the JSC shall have responsibility for keeping minutes. Draft meeting minutes will be sent to each member of the JSC for review and approval within ten (10) Business Days after a meeting. Minutes will be deemed approved unless a member of the JSC objects to the accuracy or completeness of such minutes within thirty (30) calendar days of receipt. The Alliance Managers of the Parties will jointly prepare and provide to each Party on an annual basis a written report regarding the status of the Collaboration.

(d) DECISIONS. All JSC decisions will be made by unanimous vote of the JSC, and each Party will have one vote, provided that any deadlock shall be resolved in accordance with Section 3.1(e) below and provided further that the JSC shall not, without the agreement of both Parties, have the authority to deviate from or to authorize either Party to deviate from any approved Pre-Filing Development Plan, Pre-Filing Development Budget, Post-Filing Development Plan, Post-Filing Development Budget, Commercialization Plan or Commercialization Budget.

(e) DISPUTE RESOLUTION. If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action, at the written request of either Party, the issue shall be referred to the President of McNeil and the President of Icagen, who shall promptly meet and attempt in good faith to resolve such issue within [**]. These executives may obtain the advice of other employees or consultants as they deem necessary or advisable in order to make the decision. If such executives cannot resolve such matter within such time period:

(i)	subject to Section 2.5, in the case of a matter (A) involving preparations, strategies and actions related to a FDA Advisory Committee meeting with respect to any Product NDA, (B) the organization and strategies for responses to FDA inquiries with respect to an NDA filing for any Product or (C) involving the adoption, amendment or updating of a Pre-Filing Development Plan, Pre-Filing Development Budget, Post-Filing Development Plan, Post-Filing Development Budget, Commercialization Plan or Commercialization Budget, the resolution of such matter shall require the mutual agreement of both Parties and shall not be subject to dispute resolution in accordance with Article 13.

(ii)	subject to Section 3.1(e)(i), which controls all matters referred to therein, and subject to Section 2.5, in the case of a matter primarily involving Development for the purpose of obtaining Marketing Approval in the U.S. and/or to facilitate Commercialization in the U.S. in accordance with this Agreement:

(A)	if such matter arises prior to the First Approval (i.e., prior to the date on which the FDA approves the first Product NDA), the decision of Icagen will be final and determinative except as otherwise provided in Section 3.1(e)(ii)(C), 3.1(e)(ii)(D), 3.1(e)(ii)(E) or 3.1(e)(ii)(F);

(B)	if such matter arises after the First Approval, the decision of McNeil will be final and determinative except as otherwise provided in Section 3.1(e)(ii)(C), 3.1(e)(ii)(D), 3.1(e)(ii)(E) or 3.1(e)(ii)(F);

(C)	notwithstanding Section 3.1(e)(ii)(A), McNeil shall have final decision-making authority with respect to the dosage form for the Development of the pediatric form of the Product;

(D)	notwithstanding Section 3.1(e)(ii)(A), McNeil shall have the final decision-making authority with respect to the specific wording of the final labeling included in NDAs for the Product filed in the U.S.;

(E)	notwithstanding anything to the contrary in this Section 3.1(e)(ii), approval of the Development of Products for Additional Indications shall be treated in the manner set forth in Section 2.5 of this Agreement; and

(F)	notwithstanding anything to the contrary in this Section 3.1(e)(ii), termination of a Phase 3 Clinical Trial of a Product prior to completion in accordance with its protocol shall require the mutual agreement of both Parties (it being understood that if one Party notifies the other Party in writing that (I) a Regulatory Authority or safety data review board for such Phase 3 Clinical Trial has determined that such Phase 3 Clinical Trial should be terminated or suspended or (II) the notifying Party itself has determined in good faith that such Phase 3 Clinical Trial should be terminated or suspended due to a material safety or tolerability risk to the study subjects in such Phase 3 Clinical Trial, then such Phase 3 Clinical Trial shall be halted immediately).

(iii)	subject to Section 3.1(e)(i), which controls all matters referred to therein, and subject to Section 2.5, in the case of a matter primarily involving (x) Commercialization of a Product in accordance with this Agreement or (y) Development exclusively for the purpose of obtaining Marketing Approvals outside the U.S. and/or to facilitate Commercialization outside the U.S[**] McNeil and Icagen disagree regarding proposed Product pricing in the U.S., McNeil shall [**] with respect to Product pricing in the U.S. prior to cooperating with Icagen in an effort to reach consensus with Icagen regarding such Product pricing as follows:

(A)	McNeil and Icagen shall each provide the other Party with its internal pricing analyses, which shall include such Party’s basis for selecting pricing;

(B)	McNeil shall consider the pricing of comparable drugs and shall provide Icagen with a summary of such comparable drug pricing considered by McNeil;

(C)	McNeil shall obtain pricing studies from recognized Third Party pharmaceutical pricing experts, including the data underlying such studies, and shall provide copies of such studies to Icagen; and

(D)	McNeil shall provide Icagen with a reasonable opportunity to thoroughly discuss with McNeil the material factors upon which [**] to base the final pricing decision.

If McNeil and Icagen do not reach consensus regarding Product pricing in the U.S. after McNeil and Icagen take the steps described above, [**] with respect to Product pricing in a manner that results in Product pricing that is consistent with the pricing [**] of comparable drugs.

For the avoidance of doubt[**] with respect to the designation of a country as a Primary Market Country and whether a country should remain as a Primary Market Country; provided that the countries listed on Attachment 2.8(a) are not subject to redesignation as non-Primary Market Countries and therefore their designation as Primary Market Countries is not subject to [**] under this Section 3.1(e)(iii).

(iv)	in the case of all other matters, the provisions of Article 13 shall apply.

Notwithstanding anything to the contrary in this Section 3.1(e), (x) neither Party shall have final decision-making authority regarding the interpretation, or alleged breaches, of this Agreement or the Co-Promotion Agreement, (y) no decision or action requiring the consent or approval of one Party or both Parties pursuant to the terms of this Agreement shall be taken without the consent or approval of such Party or Parties and (z) the dispute resolution procedure set forth in this Section 3.1 shall not in any way limit either Party’s right to exercise any right of termination it may have under this Agreement.

3.2	JOINT DEVELOPMENT COMMITTEE.

(a) COMPOSITION. For so long as McNeil and Icagen are performing work pursuant to a Pre-Filing Development Plan or a Post-Filing Development Plan, the day-to-day Development work under such plans will be conducted under the direction of the Joint Development Committee (“JOINT DEVELOPMENT COMMITTEE” or “JDC”), which initially shall be comprised of a total of eight (8) representatives, with four (4) representatives from McNeil and four (4) representatives from Icagen. Each Party shall select members that, in such Party’s discretion, possess expertise and responsibilities in the areas of pre-clinical development, clinical development, manufacturing, quality assurance, regulatory affairs, product development and product commercialization, in each case, appropriate in view of the stage of development of the Products. Each Party shall designate one of its representatives on the JDC as a co-chair of the JDC. Each Party may, at its option, designate a substitute to attend and perform functions on behalf of its representatives and invite non-member representatives of such Party to attend meetings. Each Party will notify the other Party of its initial JDC members within five (5) business days after the Effective Date.

(b) RESPONSIBILITIES. The JDC will be responsible for overseeing and coordinating the Parties’ performance of the Pre-Filing Development Program and the Post-Filing

Development Program, and for making operational decisions related to the Pre-Filing Development Program and the Post-Filing Development Program. The JDC shall prepare drafts of the initial Post-Filing Development Plan and the initial Post-Filing Development Budget, as well as of appropriate updates and amendments to the Pre-Filing Development Plan, the Pre-Filing Development Budget, the Post-Filing Development Plan and the Post-Filing Development Budget, for submission to the JSC for review and approval. In preparing such drafts, the JDC shall coordinate with the JCC as appropriate. The JDC will be responsible for considering any amendments to the Pre-Filing Development Plan, the Pre-Filing Development Budget, the Post-Filing Development Plan and the Post-Filing Development Budget proposed by either Party and submitting such proposed amendments, together with the JDC’s recommendations with respect thereto, to the JSC for review and approval. The JDC shall also be responsible for pre-Launch quality assurance and regulatory matters.

(c) OPERATION. On at least a quarterly basis, a member of the JDC for each Party shall provide to the other Party a reasonably detailed summary of the Development activities conducted by such Party. The JDC will review the progress of the activities carried out under the Pre-Filing Development Program and the Post-Filing Development Program and will consider proposed modifications to the objectives and goals of the Pre-Filing Development Program and the Post-Filing Development Program.

(d) MEETINGS. During the term of McNeil and Icagen’s collaborative participation in the Pre-Filing Development Program and Post-Filing Development Program, the JDC will meet on a regular basis, but not less than once per Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference. The location of in-person JDC meetings will alternate between Durham, North Carolina and Fort Washington, Pennsylvania unless the Parties otherwise agree. Each Party will bear the expense of its respective JDC members’ participation in JDC meetings. At least five (5) Business Days prior to each JDC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto; provided that either Party may propose additional agenda items for discussion or decision subsequent to such notice deadlines, including verbally at JDC meetings. Reasonably detailed written minutes will be kept of all JDC meetings and will reflect without limitation material decisions made at such meetings. Icagen shall have responsibility for keeping minutes until December 31, 2005 and thereafter such responsibility shall alternate between the Parties on a Calendar Year basis. Draft meeting minutes will be sent to each member of the JDC for review and approval within ten (10) Business Days after a meeting. Minutes will be deemed approved unless a member of the JDC objects to the accuracy or completeness of such minutes within thirty (30) calendar days of receipt.

(e) DECISIONS. All JDC decisions will be made by unanimous vote of both Parties, and each Party will have one vote. In the event of a dispute on any matter within the responsibilities of the JDC, which matter cannot be resolved within ten (10) Business Days, the matter shall be referred to the JSC for resolution in accordance with Section 3.1. In no event shall the JDC have the right or power to amend, modify or waive compliance with this Agreement.

3.3	JOINT COMMERCIALIZATION COMMITTEE.

(a) COMPOSITION. During the Term, the day-to-day Commercialization work pursuant to the Commercialization Plan will be conducted under the direction of the Joint Commercialization Committee (“JOINT COMMERCIALIZATION COMMITTEE” or “JCC”) comprised of a total of four (4) representatives from McNeil and Icagen, with two (2) representatives from McNeil and two (2) representatives from Icagen. Each Party shall designate one of its representatives on the JCC as a co-chair of the JCC. Each Party shall select members with expertise and responsibilities in the areas of product management, medical marketing, clinical development, regulatory affairs, quality assurance and sales analysis. Each Party may, at its option, designate a substitute to attend and perform functions on behalf of its representatives and invite non-member representatives of such Party to attend meetings. Each Party will notify the other Party of its initial JCC members on or before December 31, 2004.

(b) RESPONSIBILITIES. The JCC will be responsible for overseeing and coordinating the Parties’ performance of the Commercialization Program, and for making operational decisions related to the Commercialization Program. The JCC shall prepare drafts of appropriate updates and amendments to the Commercialization Plan and the Commercialization Budget, for submission to the JSC for review and approval. In preparing such drafts, the JCC shall coordinate with the JDC as appropriate. The JCC will be responsible for considering any amendments to the Commercialization Plan and the Commercialization Budget proposed by either Party and submitting such proposed amendments, together with the JCC’s recommendations with respect thereto, to the JSC for review and approval. The JCC shall also be responsible for post-Launch quality assurance and regulatory matters. McNeil shall oversee all Manufacturing activities in accordance with Section 2.10 and Article 11.

(c) OPERATION. At least on a quarterly basis, a member of the JCC from each Party shall provide to the other Party a reasonably detailed summary of the Commercialization activities conducted by such Party. The JCC will review the progress of the activities carried out under the Commercialization Program and will consider proposed modifications to the objectives and goals of the Commercialization Program.

(d) MEETINGS. Commencing one (1) year prior to the expected Launch of a Product in the U.S. and continuing during the term of McNeil’s and Icagen’s collaborative participation in the Commercialization Program, the JCC will meet on a regular basis, but (i) in the case of meetings that occur prior to the Launch in the U.S., not less than twice per Calendar Year and (ii) in the case of meetings that occur after the Launch in the U.S., not less than once per Calendar Quarter. Such meetings may be in-person, via videoconference, or via teleconference. The location of in-person JCC meetings will alternate between Durham, North Carolina and Fort Washington, Pennsylvania, unless the Parties otherwise agree. Each Party will bear the expense of its respective JCC members’ participation in JCC meetings. At least five (5) Business Days prior to each JCC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto; provided that either Party may propose additional agenda items for discussion or decision subsequent to such notice deadlines, including verbally at JCC meetings. Reasonably detailed written minutes will be kept of all JCC meetings and will reflect without limitation material decisions made at such meetings. McNeil shall have responsibility for keeping minutes until December 31, 2005 and thereafter such responsibility shall alternate between the Parties on a Calendar Year basis. Draft meeting minutes will be sent to each member of the JCC for review and approval within ten (10) Business Days after a meeting. Minutes will be deemed approved unless a member of the JCC objects to the accuracy or completeness of such minutes within thirty (30) calendar days of receipt.

(e) DECISIONS. All JCC decisions will be made by unanimous vote of both Parties, and each Party will have one vote. In the event of a dispute on any matter within the responsibilities of the JCC, then the matter shall be referred to the JSC for resolution in accordance with Section 3.1. In no event shall the JCC have the right or power to amend, modify or waive compliance with this Agreement.

ARTICLE 4

PAYMENTS AND REPORTS

4.1	UPFRONT PAYMENT.

In partial consideration for the undertakings of Icagen set forth in this Agreement, McNeil will pay to Icagen a one-time non-refundable, non-creditable upfront payment of Ten Million Dollars (U.S.$10,000,000) within five (5) Business Days following the Effective Date of this Agreement. Such payment will be made in immediately available funds via a Federal Reserve electronic wire transfer to a bank account designated by Icagen at least two (2) Business Days prior to the date such payment is due.

4.2	MILESTONE PAYMENTS.

(a) Subject to Section 12.3, McNeil shall be obligated to pay the one-time milestones listed below following the occurrence of the applicable milestone event and receipt from Icagen of notice that such milestone is due. McNeil shall have twenty (20) days following receipt of each notification of the achievement of a milestone listed below in which to pay the corresponding amount to Icagen in immediately available funds via a Federal Reserve electronic wire transfer to an account designated by Icagen at least three (3) Business Days prior to the date such payment is to be made by McNeil. Each Party will inform the other Party within five (5) days of the successful achievement of any such milestone by such Party, its Affiliate or Sublicensee, and shall provide the other Party with reasonable substantiation of the achievement of the milestone.

MILESTONE NUMBER	MILESTONE EVENTS	MILESTONE PAYMENT DUE
1	Successful completion of the Phase 2 Clinical Trial designated “05” as demonstrated by an affirmative indication from FDA that a proposed protocol for a Phase 3 Clinical Trial is acceptable, whether such indication is given by FDA verbally or in writing.	U.S. $[**]

2	FDA Filing Date.	U.S. $[**]

3	Adult Approval.	U.S. $[**]

4	Pediatric Approval.	U.S. $[**]

5	The first Marketing Approval of a Product for the treatment of Sickle Cell Disease in Adults obtained by McNeil or any of its Affiliates or licensees, or any of their designees, from the applicable Regulatory Authority in any country outside of the U.S.	U.S. $[**]

4.3	SHARING OF DEVELOPMENT COSTS.

(a) RESPONSIBILITY FOR DEVELOPMENT COSTS.

(i)	UNITED STATES. Subject to Sections 2.1(c), 2.1(d), 2.5 and 4.3(a)(ii), each Party shall be obligated to pay fifty percent (50%) of the Development Costs for Development for the purpose of obtaining Marketing Approval in the U.S. and/or to facilitate Commercialization in the U.S. incurred in accordance with the Pre-Filing Development Budget or the Post-Filing Development Budget. Such payment obligations shall be included in the reconciliation of U.S. Pre-Tax Profits or Losses set forth in Section 4.6.

(ii)

REST OF THE WORLD. Subject to Sections 2.1(b), 2.5, 2.8 and 12.4(b), McNeil shall pay [**] percent ([**]%) of the Development Costs for (A) Development solely for the purpose of obtaining Marketing Approval outside the U.S. and/or to facilitate Commercialization outside the U.S. in accordance with this Agreement and (B) notwithstanding Section 4.3(a)(i) above, clinical development conducted at sites outside the U.S. in accordance with the Pre-Filing Development Plan or the Post-Filing Development Plan as part of a multinational clinical trial, even if a purpose of such clinical development is to obtain Marketing Approval in the U.S.; and Icagen shall pay [**] percent ([**]%) of such Development Costs. For the avoidance of doubt, however, (x) Development activities other than clinical trials and (y) clinical trials that Icagen conducts (or [**] pursuant to Section 3.1(e)(ii)(A) to cause to be conducted) entirely outside the U.S. primarily for the purpose of obtaining Marketing Approval inside the U.S. shall not be subject to clause (B) of the immediately preceding sentence.

(b) COST REPORTS. Within thirty (30) days following the first completed Calendar Quarter (whether a full Calendar Quarter or a partial Calendar Quarter) after the Effective Date, and thereafter within thirty (30) days following each Calendar Quarter during the Term, each Party will prepare and deliver to the other Party a report of its own Development Costs incurred by such Party in accordance with the Pre-Filing Development Budget or the Post-Filing Development Budget during such Calendar Quarter. Each Party’s quarterly report of its Development Costs will detail Out-of-Pocket Costs incurred by such Party and such Party’s Development FTE costs (including a breakdown of the name of the individual, the hours worked, and a brief description of the activities performed) included in such Party’s Development Costs and will include a comparison between the amounts budgeted for such activities in the Pre-Filing Development Budget or the Post-Filing Development Budget and the Development Costs detailed in such quarterly report. Each Party shall have the right to request additional information from the other Party related to Development Costs contained in the other Party’s report. Each Party shall have the right to audit (using an independent nationally recognized certified public accounting firm, which has undertaken customary confidentiality obligations to the Party being audited) the records of the other Party with respect to any expenses included in such reports, in accordance with Section 4.9(d) of this Agreement.

4.4	SHARING OF COMMERCIALIZATION COSTS.

(a) RESPONSIBILITY FOR COMMERCIALIZATION COSTS.

(i)	UNITED STATES. Subject to Sections 2.1(c), 2.1(d), 2.5 and 2.6(c), each Party shall be obligated to pay fifty percent (50%) of the Commercialization Costs solely for the Commercialization of Products in the U.S. incurred in accordance with the Commercialization Budget. Such payment obligations shall be included in the reconciliation of U.S. Pre-Tax Profits or Losses set forth in Section 4.6.

(ii)	REST OF WORLD. Subject to Sections 2.1(b), 2.1(c), 2.5, 2.8 and 12.4(b), McNeil shall pay [**] percent ([**]%) of the Commercialization Costs solely for the Commercialization of Products in countries in the Territory outside the U.S. in accordance with this Agreement and Icagen shall pay [**] percent ([**]%) of such Commercialization Costs.

(b) COST REPORTS. Within thirty (30) days following the first completed Calendar Quarter in which there are Commercialization Costs after the Effective Date, and thereafter within thirty (30) days following each Calendar Quarter during the Term, each Party will prepare and deliver to the other Party a report of its own Commercialization Costs during such Calendar Quarter. Each Party’s quarterly report of its Commercialization Costs will detail Out-of-Pocket Costs and Internal Costs included in such Party’s Commercialization Costs and will include a brief description of the Commercialization activities performed and a comparison between the amounts budgeted for such activities in the Commercialization Budget and the Out-of-Pocket Costs and Internal Costs detailed in such quarterly report. Each Party shall have the right to request additional information from the other Party related to Commercialization Costs contained in the other Party’s report. Each Party shall have the right to audit (using an independent nationally recognized certified public accounting firm, which has undertaken customary confidentiality obligations to the Party being audited) the records of the other Party with respect to any expenses included in such reports, in accordance with Section 4.9(d) of this Agreement.

(c) INCLUSION OF SALES FORCE COSTS IN COMMERCIALIZATION COSTS. McNeil’s direct and identifiable Internal Costs of employing a Sales Force (as defined in the Co-Promotion Agreement) shall be included in Commercialization Costs in the following circumstances:

(i)	If Icagen opts out of Co-Promoting Products pursuant to Section 2.1(b) of the Co-Promotion Agreement, McNeil shall be entitled to include such costs incurred by McNeil; and

(ii)	If McNeil terminates the Co-Promotion Agreement in accordance with Section 2.6(a) of the Co-Promotion Agreement, McNeil shall be entitled to include such costs incurred by McNeil in accordance with Section 2.6(b) of the Co-Promotion Agreement.

4.5	NET SALES REPORTS.

Within thirty (30) days following the end of each Calendar Quarter in which Net Sales of Product(s) occur, McNeil will prepare and deliver to Icagen a report of Net Sales during such Calendar Quarter on a Product-by-Product and country-by-country basis. Such report shall detail quantities of Products sold, amounts invoiced and all amounts deducted from the gross amounts invoiced in calculating such Net Sales. Icagen shall have the right to request additional information from McNeil related to McNeil’s report. Icagen shall have the right to audit (using an independent nationally recognized certified public accounting firm, which has undertaken customary confidentiality obligations to McNeil) the records of McNeil, and of its Affiliates and Sublicensees that sell the Products, with respect to all Net Sales during such Calendar Quarter, in accordance with Section 4.9(d) of this Agreement.

4.6	RECONCILIATION OF U.S. PRE-TAX PROFITS OR LOSSES.

(a) RECONCILIATION. Within forty-five (45) days following the end of each Calendar Quarter ending prior to the First Approval, Icagen will prepare a report, and within forty-five

(45) days following the end of each Calendar Quarter ending after the First Approval, McNeil will prepare a report, in each case reconciling the Parties’ respective:

(i)	obligations to pay Development Costs as set forth in Section 4.3(a)(i) and Commercialization Costs as set forth in Section 4.4(a)(i); and

(ii)	Development Costs incurred and reported as set forth in Section 4.3(b) and Commercialization Costs incurred and reported as set forth in Section 4.4(b);

in each case for such Calendar Quarter. Such report shall set forth the difference between (i) U.S. Net Sales reported as set forth in Section 4.5, on the one hand, and (ii) Development Costs incurred and reported as set forth in Section 4.3(b) and Commercialization Costs incurred and reported as set forth in Section 4.4(b), on the other hand, for such Calendar Quarter (such difference, the “U.S. PRE-TAX PROFITS OR LOSSES”).

(b) RECONCILIATION PAYMENTS. Each reconciliation report provided in accordance with Section 4.6(a) shall set forth the net payment amount by one Party to the other Party, if any, necessary to reconcile the Parties’ respective financial obligations under Sections 4.3(a)(i) and 4.4(a)(i) with actual costs incurred by the Parties and U.S. Net Sales during the Calendar Quarter. Such net payment amount shall be the payment amount necessary to ensure, on a net basis, that each Party receives fifty percent (50%) of U.S. Pre-Tax Profits or Losses with respect to U.S. Net Sales in Calendar Quarters for which U.S. Pre-Tax Profits or Losses are positive (i.e., when there are profits), and that each Party pays fifty percent (50%) of U.S. Pre-Tax Profits or Losses with respect to U.S. Net Sales in Calendar Quarters for which U.S. Pre-Tax Profits or Losses are negative (i.e., when there are losses). Not later than fifteen (15) days after each quarterly reconciliation report is provided in accordance with Section 4.6(a), the Party owing the reconciliation payment set forth in the report shall make such payment to the other Party.

(c) CANADA CO-PROMOTION OPTION. Subject to Section 2.1(c), if Icagen exercises its option under the Co-Promotion Agreement to Co-Promote Products in Canada, the provisions of Sections 4.3, 4.4 and 4.5 and this Section 4.6 shall be adjusted to extend the Parties’ sharing of profits and losses to Canada.

(d) RECONCILIATION EXAMPLE. Attached as Attachment 4.6(d) is an example of calculations of reconciliation payments and U.S. Pre-Tax Profits or Losses in accordance with this Section 4.6.

4.7	ROYALTIES PAYABLE TO ICAGEN ON NET SALES OUTSIDE THE U.S.

(a) ROYALTY OBLIGATION. McNeil shall pay to Icagen a royalty of [**] percent ([**]%) on Net Sales outside of the U.S. during the applicable Royalty Term, which shall include any amounts that may be owed by Icagen [**] with respect to such Net Sales. McNeil shall pay such royalties quarterly within thirty (30) days following the end of the Calendar Quarter in which such Net Sales occur.

(b) REDUCTIONS.

(i)	On a Product-by-Product and country-by-country basis, the royalties otherwise payable under Section 4.7(a) on Net Sales of a Product in any portion of the applicable Royalty Term remaining after the expiration of the last-to-expire Valid Claim of Icagen Patents, CMCC Patents, McNeil Patents or Joint Patents covering the Development, Manufacture, formulation, use, distribution, importation, sale or offer for sale of such Product in such country shall be reduced by [**] percent ([**]%) of the amount otherwise payable under Section 4.7(a).

(ii)	On a Product-by-Product and country-by-country basis, the royalties otherwise payable under Section 4.7(a) on Net Sales of a Product in any Calendar Quarter of the applicable Royalty Term shall be reduced in accordance with the table in this Section 4.7(b)(ii) to the extent that, in any Calendar Quarter in any country, one or more Third Parties, other than any Sublicensee or Third Party distributor of McNeil or a McNeil Affiliate, is selling a product in such country that contains, incorporates or is comprised of the Compound and directly or indirectly competes with the Product based on the aggregate market share (“GENERIC MARKET SHARE”) of such Third Party product(s) in such country in such Calendar Quarter.

Generic Market Share (measured in units)	Royalty Reduction
Greater than [**]% up to and including [**]%	[**]	%
Greater than [**]% up to and including [**]%	[**]	%
Greater than [**]% up to and including [**]%	[**]	%
Greater than [**]%	[**]	%

(iii)	Notwithstanding Sections 4.7(b)(i) and 4.7(b)(ii), in no event shall the aggregate of all royalty reductions under this Section 4.7(b) with respect to Net Sales of any Product in any country in any Calendar Quarter exceed (A) [**] percent ([**]%) of the gross amount otherwise payable under Section 4.7(a), if the Generic Market Share is less than [**] percent ([**]%) or (B) [**] percent ([**]%) of the gross amount otherwise payable under Section 4.7(a), if the Generic Market Share is greater than [**] percent ([**]%).

(iv)

On a Product-by-Product and country-by-country basis, the royalties otherwise payable under Section 4.7(a) on Net Sales of a Product in any period after the date that is [**] following the first commercial sale of such Product in such country in which all Valid Claims of Icagen Patents, CMCC Patents and Joint Patents covering the Development, Manufacture, formulation, use, distribution, importation, sale or offer for sale of such

Product in such country have previously expired shall be reduced to [**] percent ([**]%).

(c) CANADA CO-PROMOTION OPTION. If Icagen exercises its option under the Co-Promotion Agreement to Co-Promote Products in Canada, the provisions of this Section 4.7 shall be adjusted to exclude Canadian Net Sales from McNeil’s royalty obligation under this Section 4.7.

4.8	THIRD PARTY OBLIGATIONS.

(a) UNITED STATES. The Parties shall each pay a percentage, equal to such Party’s respective share of U.S. Pre-Tax Profits or Losses, of the amounts payable by Icagen [**] on Icagen’s share of U.S. Pre-Tax Profits or Losses under Section 4.6. All Out-of-Pocket Costs paid to obtain or maintain Third Party licenses to intellectual property rights necessary for the Development, Manufacture or Commercialization of Products sold in the U.S. under this Agreement [**] shall be included in the Cost of Product Sold; provided that the consent of both Parties to obtaining such other Third Party licenses shall be required before such Third Party license costs are included in the Cost of Product Sold.

(b) REST OF WORLD. Subject to Sections 2.1(b), 2.5 and 2.8, McNeil shall pay [**] percent ([**]%) of all Out-of-Pocket Costs paid to obtain or maintain Third Party licenses to intellectual property rights necessary for the Development, Manufacture or Commercialization of Products sold outside the U.S. by McNeil, its Affiliates and its Sublicensees under this Agreement; provided that (i) Icagen shall not enter into any Third Party license agreement that would impose on McNeil any obligation to pay Third Party license costs based on the Development, Manufacture or Commercialization of Products sold outside the U.S. without McNeil’s prior written consent and (ii) Icagen shall be responsible for paying [**] percent ([**]%) of the amounts payable by Icagen [**] based on the royalties payable by McNeil to Icagen under Section 4.7.

(c) OTHER [**]PAYMENTS. Icagen shall be responsible for paying [**] percent ([**]%) of the amounts payable by Icagen [**] based on payments made by McNeil to Icagen under Sections 4.1 and 4.2.

4.9	PAYMENTS.

(a) EXCHANGE RATE FOR ROYALTY CALCULATION; MANNER AND PLACE OF PAYMENT. All payments to be made by one Party to the other Party under this Agreement will be made in U.S. dollars and may be paid by bank wire transfer in immediately available funds to a bank account designated in writing from time to time by the Party entitled to receive such payment. When conversion of payments from any foreign currency is required with respect to calculation of Net Sales of Products outside the U.S., McNeil shall make such conversion at the exchange rate broadly applied by McNeil to all foreign currency conversions into U.S. dollars on the last Business Day of the applicable Calendar Quarter. If the payment is made from outside the U.S., the Party will make the payment in a manner that will not result in a tax liability for the other Party larger than it would be if the payment were made from inside the U.S. with no additional delays in payment when compared to the timing of payment made in the U.S.

(b) WITHHOLDING TAXES.

(i)	McNeil will make all payments to Icagen under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

(ii)	Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by McNeil on behalf of Icagen to the appropriate Governmental Authority, and McNeil will furnish Icagen with proof of payment of such tax. Any such tax required to be withheld will be an expense of and borne by Icagen.

(iii)	McNeil and Icagen will cooperate to avail themselves of applicable tax treaties, and with respect to the submission of all documentation required by any taxing authority or reasonably requested by McNeil, to secure reductions in the rates of applicable withholding taxes.

(iv)	If McNeil had a duty to withhold taxes in connection with any payment it made to Icagen under this Agreement but McNeil failed to withhold, and such taxes were assessed against and paid by McNeil, then Icagen will indemnify and hold harmless McNeil from and against such taxes (including interest). If McNeil makes a claim under this Section 4.9(b)(iv), it will comply with the obligations imposed by Section 4.9(b)(ii) as if McNeil had withheld taxes from a payment to Icagen.

(v)

Notwithstanding anything to the contrary in this Section 4.9(b), Icagen shall not have any responsibility for withholding taxes that become payable as a result of an assignment by McNeil of any of McNeil’s rights under this Agreement to an Affiliate of McNeil or to a Third Party. If McNeil or its assignee concludes that tax withholdings under the laws of any country are required with respect to payments to Icagen as a result of an assignment by McNeil of any of McNeil’s rights under this Agreement to an Affiliate of McNeil or to a Third Party, McNeil shall pay to Icagen such additional amounts as may be necessary so that Icagen will receive, after deduction for such withholding taxes, the amount that Icagen would have received in the absence of such withholding taxes. If, with respect to any taxable year of Icagen, Icagen derives any actual tax benefit by reason of crediting such withholding taxes against its U.S. federal income tax liability, then Icagen shall promptly pay over to McNeil an amount equivalent to such actual tax benefit. For purposes of the preceding sentence, Icagen shall be considered to derive an actual tax benefit only if, when and to the extent that the amount of U.S. federal income taxes otherwise payable by Icagen is reduced by a foreign tax credit for such withholding taxes, taking into account applicable limitations and carryovers. If Icagen has excess foreign tax credits in any particular taxable year, then, for purposes of this provision, Icagen shall be deemed to have derived an actual tax benefit from the withholding taxes paid by McNeil only in the same proportion as the withholding taxes paid by McNeil bear to all the foreign taxes creditable by Icagen.

(c) LATE FEE. All past due amounts owed by one Party to the other Party under this Agreement shall bear interest at an annual interest rate equal to the prime interest rate (as quoted in the Wall Street Journal as of the date that any such amount was due) plus four hundred (400) basis points, compounded monthly, calculated on the number of days between the actual date the payment is made and the date the payment was due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

(d) AUDITS. Upon written notice to the other Party, each Party shall have the right, at its own expense (subject to the provision in this Section 4.9(d) below requiring the audited Party to pay the reasonable and necessary Out-of-Pocket Costs of the audit in certain circumstances), using an independent nationally recognized certified public accounting firm, which has undertaken customary confidentiality obligations to the Party being audited, as elected by the auditing Party, during normal business hours and not more than once in any Calendar Year, to audit the other Party’s relevant books and records, and the relevant books and records of the other Party’s Affiliates and Sublicensees that sell the Products, as may be reasonably necessary to verify the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made by one Party to the other pursuant to this Agreement, in respect of any of the three (3) most recently completed Calendar Years as of the date of such notice. The Parties recognize that such accounting firm may perform accounting services for the audited Party, and each Party hereby waives any conflict of interest relating to the use of such accounting firm. Upon the expiration of three (3) years following the end of any Calendar Year, the calculation of amounts payable with respect to such fiscal year shall be binding and conclusive upon the Parties, and each Party shall be released from any liability or accountability with respect to payments for such year. In the event that a Party determines that it wishes to seek payment from the other Party as a result of any audit conducted in accordance with this Section 4.9(d), then the Party shall provide a copy of the report prepared by the independent certified public accounting firm to the other Party. Such audit report shall contain the conclusions of such accounting firm regarding the audit and will specify the amount of any underpayment. If such report shows any underpayment by the audited Party, the audited Party shall remit to the auditing Party within thirty (30) days after receipt of such report, (i) the amount of such underpayment plus any interest payable in accordance with Section 4.9(c) and (ii) if such underpayment exceeds seven and one-half percent (7.5%) of the total amount owed for any Calendar Year then being audited, the reasonable and necessary Out-of-Pocket Costs incurred by the auditing Party in conducting the audit, subject to reasonable substantiation thereof; provided that any such amounts disputed in good faith by the audited Party shall not become payable until the resolution of the dispute in accordance with Article 13. In addition, if such report shows an underpayment by the audited Party in excess of seven and one-half percent (7.5%) of the total amount owed for any Calendar Year then being audited, then such audit shall not count as an audit for purposes of the limitation on the number and frequency of audits set forth above in this Section 4.9(d). If an audit shows any overpayment by the audited Party, the auditing Party shall remit to the audited Party within thirty (30) days after completion of such audit, the amount of such overpayment. The Parties agree that all information subject to review under this Section is Confidential Information of the audited Party.

4.10	TAX TREATMENT.

For all United States federal, state and local income tax purposes, the Parties intend that any tax deductions or amortization arising from the payments made pursuant to this Agreement shall be solely for the account of the payor. Further, each Party shall take into account separately the research expenditures that each Party is required to fund under the terms of this Agreement and may claim a credit on such amounts to the extent provided by sections 41 or 45C of the Internal Revenue Code of 1986 and any comparable provisions under state or local law (the “Tax Credit”). If, as a result of an adjustment arising in an audit by any taxing authority of any taxable period or periods, one Party is entitled to claim an increased amount of Tax Credit attributable to the research expenditures called for under this Agreement and the other Party’s Tax Credit attributable to such research expenditures is correspondingly reduced, then the Party entitled to claim the increased amount of Tax Credit shall make a payment to the other Party, on an after tax basis, in an amount equal to the increased Tax Credit, but only if, when and to the extent that such increased Tax Credit has reduced the amount of U.S. federal, state or local taxes otherwise payable by such Party. For purposes of the preceding sentence, if a Party has excess tax credits in any particular taxable year, then, for purposes of this provision, the increased Tax Credit referred to in the preceding sentence shall be deemed to have reduced the amount of U.S. federal, state or local taxes otherwise payable by such Party only by a proportionate amount of the actual reduction corresponding to the proportion the increase in such Tax Credit bears to all tax credits available for use by such Party to effect such actual reduction.

ARTICLE 5

REGULATORY

5.1	REGULATORY STRATEGY.

The Parties will work together through the JDC and the JCC to determine regulatory strategy in the U.S., including strategy for filings and label content. All U.S. pre-Launch regulatory strategies shall be developed by the JDC. All U.S. post-Launch regulatory strategies shall be developed by the JCC. The JDC and the JCC shall cooperate with one another with the goal of harmonizing such strategies.

5.2	REGULATORY RESPONSIBILITY IN GENERAL.

(a) U.S. CLINICAL AND REGULATORY MATTERS PRIOR TO FIRST APPROVAL. Subject to Sections 2.5, 3.1(e), 5.3 and 5.4 and to the oversight of the JDC and the JCC, and with assistance from McNeil as set forth in this Article 5, Icagen will retain responsibilities as the sponsor of the Product IND in the U.S. until First Approval, including without limitation responsibility for correspondence, reports and filings with FDA and responsibility for all clinical trials and data generated therefrom. Icagen will maintain the integrated database of all Product clinical trial data prior to First Approval. Icagen shall consult with McNeil regarding, and keep McNeil regularly and fully informed of, the preparation, Regulatory Authority review and approval of all regulatory filings within the U.S. relating to the Product prior to First Approval.

(b) U.S. CLINICAL AND REGULATORY MATTERS AFTER FIRST APPROVAL.

(i)	Subject to Sections 2.5, 3.1(e), 5.3 and 5.4 and to the oversight of the JDC and the JCC, and with assistance from Icagen as set forth in this Article 5, McNeil will have responsibility for U.S. regulatory matters with respect to Products after First Approval (i.e., after the date on which the FDA approves the first Product NDA), including without limitation responsibility for correspondence, reports and filings with FDA and responsibility for all clinical trials and data generated therefrom. McNeil will maintain the integrated database of all Product clinical trial data after First Approval. McNeil shall consult with Icagen regarding, and keep Icagen regularly and fully informed of, the preparation, Regulatory Authority review and approval of all regulatory filings within the U.S. relating to the Product after First Approval; and

(ii)	Subject to Section 2.5, the IND, NDA and any other regulatory approval within the U.S. relating to the Product(s) shall be deemed the property of McNeil and held in McNeil’s name after First Approval.

(c) U.S. REGULATORY COSTS. McNeil’s and Icagen’s costs of preparing, maintaining, formatting and filing such Regulatory Materials in the U.S. shall be Development Costs subject to sharing in accordance with Section 4.3.

(d) CLINICAL AND REGULATORY MATTERS OUTSIDE THE U.S. Subject to Sections 2.5, 2.8 and 12.4(b), (i) all INDs, Marketing Approvals and Regulatory Materials for Products outside the U.S. shall be held in McNeil’s name and be owned solely by McNeil; and (ii) McNeil will be the sponsor of all filings for Products with Regulatory Authorities in countries in the Territory outside the U.S. McNeil will have the right to integrate, use or otherwise rely upon, data arising from this Agreement, including clinical trial data, into Regulatory Material filed by McNeil with Regulatory Authorities in any applicable country in the Territory.

(e) DISTRIBUTION OF PROMOTIONAL MATERIALS. Subject to Section 2.5, no Product label, labeling, packaging, samples or Promotional Materials shall be used or distributed by either Party in the U.S. except in accordance with the Co-Promotion Agreement and Applicable Laws. Subject to Sections 2.5, 2.8 and 12.4(b) and the Co-Promotion Agreement, no Product label, labeling, packaging, samples or Promotional Materials shall be used or distributed by Icagen outside the U.S. without the prior written approval of McNeil.

5.3	RELATIONSHIP WITH REGULATORY AUTHORITIES IN THE U.S.

Subject to Section 3.1(e) and the oversight of the JDC and JCC and with assistance from McNeil as set forth in this Article 5, prior to the First Approval Icagen shall have the primary responsibility for interacting and communicating with FDA in the U.S., with regard to Regulatory Materials and Products; provided, however, that Icagen will include McNeil in all meetings with the FDA. After the First Approval, subject to Section 3.1(e) and the oversight of the JDC and JCC and with assistance from Icagen as set forth in this Article 5, McNeil shall have the primary responsibility for interacting and communicating with FDA in the U.S., with regard to Regulatory Materials and Products; provided, however, that McNeil will include Icagen in all meetings with the FDA. Notwithstanding the foregoing provisions of this Section 5.3, each Party shall provide to the other Party prompt advance notice of and any preparatory material for any hearing before, or meeting with, the FDA or any advisory committee, and equal numbers of representatives of each Party shall have the right to attend any such hearing or meeting. In the event of a meeting with FDA, each Party shall notify the other Party within forty-eight (48) hours after the scheduling of such meeting. Each Party, through the JDC and JCC shall use reasonable efforts to agree in advance on the scheduling of such meetings and the agenda for the meetings.

5.4	COMMUNICATIONS WITH REGULATORY AUTHORITIES.

(a) GENERAL. Prior to First Approval, McNeil shall not, without the prior consultation with, and agreement of, Icagen or unless so required by Applicable Law, correspond or communicate with FDA concerning the Product or any Regulatory Material related thereto. Subject to Section 2.5, after First Approval, Icagen shall not, without the prior consultation with, and agreement of, McNeil or unless so required by Applicable Law, correspond or communicate with Regulatory Authorities in the Territory concerning the Product or any Regulatory Material related thereto. Each Party shall keep the other Party informed of notification of any action by, or notification, correspondence or other information that it receives (directly or indirectly) from any Regulatory Authority which: (i) raises any material concerns regarding the safety or efficacy of the Product; (ii) indicates or suggests a potential material liability for either Party to Third Parties arising in connection with the Product; (iii) is reasonably likely to lead to a recall or market withdrawal of the Product; or (iv) is otherwise material to the Development, Manufacturing and/or Commercialization of the Product including without limitation the following information:

(1)	REGULATORY ACTIONS. Any information pertaining to actions taken by Regulatory Authorities in connection with a Product (and/or its Manufacture,

distribution and/or facilities connected thereto), including without limitation any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning Products (and/or their Manufacture or distribution and/or facilities connected thereto), notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry;

(2)	REGULATORY NON-COMPLIANCE. Any information pertaining to notices from Regulatory Authorities of non-compliance with Applicable Laws in connection with a Product, including without limitation receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to a Product; and

(3)	OTHER REGULATORY COMMUNICATION. Any correspondence or information pertaining to or involving inquiries or communications by, from or with Regulatory Authorities concerning: (i) the clinical investigation activities of a Product (including inquiries by Regulatory Authorities pertaining to investigators, clinical monitoring organizations and other related parties involved with the Product); (ii) the Manufacture, sale, promotion, distribution, import or export of a Product; or (iii) any other material inquiries or communications by Regulatory Authorities involving a Product.

In the event that either Party receives any correspondence, communication or questions from any Regulatory Authority relating to such matters, such Party will promptly notify the other Party and, upon request, provide to such other Party copies of all documents it receives from the Regulatory Authorities.

(b) RESPONSES TO FDA INQUIRIES AND CORRESPONDENCE. Each Party will promptly notify the other Party of any FDA requirements which FDA may impose with respect to Marketing Approvals in the U.S. (including without limitation additional clinical trials), and of all FDA inquiries and correspondence, including inquiries in written, oral, electronic or other form, requiring a response. Promptly after receipt of any inquiry or correspondence or upon learning of a requirement, as the case may be, the receiving Party or Party learning of the requirement will provide the other Party with copies of any correspondence from FDA. The Parties will discuss any such matter requiring a response and outline the strategy for the response. The Party then responsible for U.S. regulatory matters will draft the response promptly (the amount of time to generate the response will depend on the nature of the matter) and provide a draft to the other Party. To the extent practicable, and subject to Section 3.1(e), the other Party shall have an opportunity to review and comment on the responsible Party’s draft response and the responsible Party shall in good faith consider any comments provided by the other Party.

(c) COOPERATION. Each Party will fully cooperate with, and assist, the other Party in complying with its regulatory obligations and communications with applicable Regulatory Authorities, including promptly providing to a Party such information and documentation in the other Party’s possession as may be necessary or helpful for the requesting Party to prepare a response to an inquiry from a Regulatory Authority. Subject to Section 3.1(e), each Party shall seek the input of the other Party before responding to the FDA or other Regulatory Authorities in the U.S. to the extent practicable under the circumstances. Each Party will also provide the other Party with a copy of all correspondence received from or provided to a Regulatory Authority specifically regarding the matters referred to above.

5.5	EFFORTS.

Icagen shall use Commercially Reasonable Efforts consistent with its responsibilities hereunder to file for and obtain the First Approval. McNeil shall use Commercially Reasonable Efforts to file for and obtain subsequent Marketing Approvals, if any, in the U.S. and to file for and obtain Marketing Approvals in countries outside the U.S. consistent with its responsibilities hereunder, including without limitation under Section 2.8.

5.6	COMMUNICATIONS CONCERNING PRODUCT.

McNeil will develop and communicate to Icagen procedures for communication and handling of Product Complaints and Medical Inquiries concerning the Product that arise after Launch in the U.S. Except as mutually agreed or as required by Applicable Laws, Icagen shall not take any action (other than prompt notice to McNeil) in connection with any such Product Complaint or Medical Inquiry without the prior consent of McNeil.

5.7	GENERAL REGULATORY ASSISTANCE AND ACCESS TO REGULATORY INFORMATION.

Each Party will cooperate and provide the other Party with all Information and assistance reasonably necessary for such other Party to carry out and comply with any regulatory obligations or requirements of Regulatory Authorities in connection with the Development, Manufacture and/or Commercialization of Product in the Territory, including without limitation the provision of such information and assistance to such other Party as is necessary for such other Party to: (i) submit, obtain, maintain and update Regulatory Material for Products with Regulatory Authorities (including without limitation sharing clinical data, pre-clinical data, Development data, and notes and documents related to discussions with Regulatory Authorities in connection with such Regulatory Material); (ii) report Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports to applicable Regulatory Authorities in connection with Products; (iii) submit or file Promotional Materials with Regulatory Authorities in connection with Products; and (iv) comply with any other requirements of Regulatory Authorities in connection with Products.

5.8	REGULATORY INSPECTION OR AUDIT.

If a Regulatory Authority desires to conduct an inspection or audit of McNeil or Icagen, or any Affiliate or Third Person in either case engaged as a contract manufacturer of McNeil or Icagen for Product(s), with regard to any Product or this Agreement, McNeil and Icagen each agree to cooperate with the Regulatory Authority and the other Party during such inspection or audit, including by allowing, to the extent practicable, a representative of the other Party to be present during the portions of such inspection or audit relevant to Product(s). Following receipt of the inspection or audit observations of the Regulatory Authority (a copy of which the Party will promptly provide to the other Party), the Party subject to the inspection or audit will prepare a response to any observation that concerned this Agreement. The other Party agrees to fully cooperate with the Party preparing such a response, including by promptly providing to the Party preparing the response such information and documentation in its possession or control as may be necessary for such Party to prepare such response. Each Party shall promptly notify the other Party of receipt of notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities being used for Manufacture of Product(s). Each Party shall also provide the other Party with copies of any written communications received from Regulatory Authorities with respect to such facilities promptly after receipt. Such Party shall, to the extent practicable, provide the other Party with an opportunity to review and provide input on any proposed response by such Party (or its Affiliate or Third Person in either case engaged as a contract manufacturer of Product(s)) to such communications.

5.9	AUDITS.

Each Party shall have the right, at its own cost and expense, at reasonable times and upon reasonable prior written notice to conduct quality assurance audits on the other Party’s and its Subcontractors’ Development, Manufacture, or storage facilities (including computer systems such as those that capture, analyze or store study information or results), as reasonably deemed necessary by such Party in order to ensure that such facilities meet such Party’s and Regulatory Authority standards, including GCP, GLP and GMP. All results arising from audits conducted by one Party on the other Party’s facilities shall be deemed to be Confidential Information of the Party so audited.

5.10	RECORDS.

Each Party will maintain records, in sufficient detail and in good scientific manner that will fully and properly reflect all work done and results achieved in the performance of its responsibilities under this Agreement, the Pre-Filing Development Plan, the Post-Filing Development Plan and the Commercialization Plan. Each Party will have the right, during normal business hours and upon reasonable prior notice, to inspect and copy those records of the other Party referred to herein that are necessary or useful to the inspecting Party for the purposes of making any required filings with Regulatory Authorities with respect to Manufacturing and/or in order to obtain Marketing Approvals. Each Party will maintain such records and the information disclosed therein in confidence in accordance with Article 6.

5.11	RECALLS.

In the event that a Regulatory Authority issues a request, directive, or order, or after consultation with Icagen McNeil determines, to recall or remove a Product from the market in any country in which the Parties are Co-Promoting the Product, both parties will cooperate fully with one another in conducting any recall or removal. The costs and expenses arising from recalls or removals shall be treated as Product Liability and shall be borne by the Parties as set forth in Section 8.1.

5.12	LABELING.

Subject to Sections 2.5, 2.8 and 12.4(b), outside the U.S. and, to the extent that Icagen exercises it option to Co-Promote Product(s) in Canada, outside Canada, McNeil will have full and final authority to determine the content of, and revise, Product labeling in accordance with Applicable Laws. Each Party shall notify the other Party in writing of the approval of any labeling changes by the FDA.

5.13	ADVERSE DRUG EXPERIENCE REPORTS AND PRODUCT COMPLAINTS PRIOR TO FIRST APPROVAL.

(a) Prior to First Approval, Icagen, as IND holder, shall be responsible for the surveillance, receipt, evaluation and reporting of Product Complaints and reports of Adverse Drug Experiences, which responsibility shall include ownership and maintenance of the safety database for Products in compliance with Applicable Laws. During such period preceding First Approval, Icagen shall promptly investigate Product Complaints and reports of Adverse Drug Experiences associated with use of Products, and shall submit reports of all Adverse Drug Experiences associated with the use of unapproved Products and other required safety information to the FDA, in accordance with Applicable Laws. Icagen shall provide a copy of each such report to McNeil reasonably promptly after Icagen’s submission to FDA.

(b) Prior to First Approval, all Product Complaints and reports of Adverse Drug Experiences associated with the use of Products that become known to McNeil shall be promptly directed by McNeil, its Affiliates, employees, and agents, to Icagen. McNeil shall also provide Icagen with notice of other material safety information about the Products of which McNeil becomes aware.

(c) Icagen will promptly notify McNeil of all Serious Adverse Drug Experiences occurring in any Product study conducted, sponsored or monitored by Icagen promptly after such Serious Adverse Drug Experiences become known to Icagen. All follow-up investigations concerning Serious Adverse Drug Experiences occurring in any Product study conducted, sponsored or monitored by Icagen shall be conducted by Icagen and the results of such follow-up investigations will be delivered to McNeil promptly (and, in no event, later than five (5) Business Days) after such follow-up information is obtained by Icagen.

5.14	ADVERSE EVENTS AND PRODUCT COMPLAINTS AFTER FIRST APPROVAL.

(a) After First Approval, McNeil shall be responsible for the surveillance, receipt, evaluation, and reporting of Product Complaints and reports of Adverse Drug Experiences, worldwide, associated with the Products. To enable McNeil to meet its reporting obligations to FDA, Icagen shall provide McNeil, upon First Approval, with all Adverse Event information in a mutually agreed-upon format, including a copy of the safety database referenced in

Section 5.13(a), which thereafter shall be owned and maintained by McNeil in compliance with Applicable Laws.

(b) Upon and following the First Approval, all Product Complaints and reports of Adverse Drug Experiences associated with the use of Products that become known to Icagen shall be promptly directed by Icagen, its Affiliates, employees, and agents, to McNeil. Icagen shall also provide McNeil with notice of other material safety information about the Products of which Icagen becomes aware.

(c) McNeil shall submit reports of all Adverse Drug Experiences and Serious Adverse Drug Experiences associated with the use of approved Product(s) and other required safety information (including periodic safety update reports (“PSUR’s”) and Annual Safety Reports) to the FDA and other Regulatory Authorities, in accordance with Applicable Laws, and shall provide copies of such reports to Icagen reasonably promptly after McNeil’s submission to FDA or other Regulatory Authority, as applicable.

(d) Following the First Approval, McNeil will promptly notify Icagen of all Serious Adverse Drug Experiences promptly after such Serious Adverse Drug Experiences become known to McNeil. All follow-up investigations concerning Serious Adverse Drug Experiences shall be conducted by McNeil and the results of such follow-up investigations will be delivered to Icagen promptly after such follow-up information is obtained by McNeil.

(e) For purposes of this Agreement, it is contemplated that following the First Approval, all Adverse Drug Experiences and Serious Adverse Drug Experiences associated with the use of each Product will be filed by McNeil as part of the NDAs filed by McNeil for the Product. Further, it is contemplated that Icagen’s reports of Adverse Drug Experiences and Serious Adverse Drug Experiences associated with the use of each Product will reference the safety information filed as part of the NDAs for the Product. Icagen or McNeil, as the case may be, shall submit a copy of each such report to the other Party promptly upon its submission of the report to FDA or other Governmental Authorities.

(f) The Parties will develop additional written procedures for the surveillance, receipt, evaluation, and reporting of Product Complaints and Adverse Drug Experiences, in accordance with these provisions and subject to the oversight of the JDC.

ARTICLE 6

CONFIDENTIALITY AND PUBLICATION

6.1	OBLIGATIONS.

Except upon obtaining the other Party’s prior written consent to the contrary, each Party agrees that, subject to Section 6.2, it will:

(a) maintain in confidence, and not disclose to any person or entity, the other Party’s Confidential Information, except as contemplated in this Agreement, [**]; and

(b) not use such Confidential Information for any purpose, except as contemplated in this Agreement, [**].

6.2	AUTHORIZED DISCLOSURES OF CONFIDENTIAL INFORMATION.

(a) PERMITTED PERSONS. Each Party may disclose Confidential Information of the other Party, without such other Party’s prior written consent, to its and its Affiliates’ (or the other Party’s and its Affiliates’) directors, employees, agents, consultants, permitted Sublicensees, suppliers, and other person or entities who:

(i)	need to know such Confidential Information to assist the Party in fulfilling its obligations or exploiting its rights hereunder (or to determine their interest in providing such assistance); and

(ii)	are bound by written confidentiality and non-use obligations no less stringent than those contained herein.

(b) LEGALLY REQUIRED OR NECESSARY. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, to any Person, entity, Governmental Authority or Regulatory Authority to the extent that Applicable Laws require such disclosure, including without limitation where required, as reasonably determined by the legal counsel of the Party making the disclosure, to comply with disclosure rules or regulations of the United States Securities and Exchange Commission (“SEC”) or any stock exchange or NASDAQ. In addition, either Party may also disclose the other Party’s Confidential Information, without the other Party’s prior written consent, to any Person, entity, Governmental Authority or Regulatory Authority to the extent that such disclosure is necessary for obtaining, maintaining, or amending any Regulatory Materials regarding Products or satisfying any other regulatory obligation regarding Products.

Prior to disclosing the other Party’s Confidential Information under this Subsection, the disclosing Party, to the extent practicable, will give the other Party a copy of the Confidential Information to be disclosed and provide such other Party a reasonable opportunity to comment on the necessity and the text of the proposed disclosure. The disclosing Party agrees to consider such comments in good faith and to reasonably avail itself of available means under the applicable law to minimize the disclosure of such Confidential Information.

(c) COURT ORDERS. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, pursuant to an order of a Regulatory Authority or court of competent jurisdiction, provided that, to the extent practicable, it promptly notifies the other Party of the required disclosure in order to provide such other Party an opportunity to take legal action to prevent or limit such disclosure and, if asked, reasonably assists the other Party in pursuing such action.

(d) LEGAL ACTIONS. Each Party may also disclose the Confidential Information of the other Party, without such other Party’s prior written consent, as is necessary to pursue or defend against a legal or regulatory action by one Party against the other Party with respect to this Agreement. A Party disclosing the other Party’s Confidential Information pursuant to this Section 6.2(d) will, to the extent practicable, use reasonable efforts to minimize the disclosure of the other Party’s Confidential Information, including without limitation by seeking to file pleadings under seal.

6.3	DISCLOSURE OF THE TERMS OF THE AGREEMENT.

(a) Each Party agrees that it will maintain in confidence, and not disclose, the terms of this Agreement without the prior written consent of the other Party, except as authorized under this Section 6.3 or under Subsections (a), (b), (c), or (d) of Section 6.2. Each Party may disclose to bona fide potential investors, lenders and acquirors/acquirees, and to such Party’s consultants and advisors, the existence and terms of this Agreement to the extent reasonably necessary in connection with a proposed equity or debt financing of such Party, or a proposed acquisition or business combination, so long as such recipients are bound in writing to maintain the confidentiality of such information in accordance with the terms of this Agreement.

(b) USE OF NAME. Neither Party shall use the name of the other Party in any publicity regarding this Agreement except as permitted under Section 6.3(d).

(c) REDACTION OF AGREEMENT. Icagen shall provide McNeil with a reasonable opportunity to review and comment on any confidential treatment application or similar application request with respect to the terms of this Agreement in connection with any public filing of this Agreement by Icagen, as may, in the future, be required by the SEC or other agencies, including without limitation in connection with any public offering of Icagen’s securities.

(d) PUBLICITY. Upon the execution of this Agreement, Icagen shall issue a press release, substantially in the form of the release as agreed upon by the Parties in writing, regarding the subject matter of this Agreement. After such initial press release, neither Party shall issue a press release or make a public announcement relating to the Product(s) or this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned, except that a Party may

(i) make such a public announcement (other than a press release) solely to the extent that the contents of such public announcement have previously been made public other than through a breach of this Agreement by the issuing Party,

(ii) issue such a press release or make such a public announcement if, based on advice from its legal counsel, such press release or public announcement is required by Applicable Laws, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, and

(iii) issue such a press release or make such a public announcement regarding any of the matters set forth in Attachment 6.3(d)(iii); provided that except as otherwise expressly set out in Attachment 6.3(d)(iii), neither Party may use the name of the other Party or any of its

Affiliates in any such press release without the prior written approval of the other Party; provided further that neither Party may include in any such press release any claims about the safety or efficacy of a Product that would be inconsistent with (A) the approved labeling for such Product, in the event that such Product has received its Marketing Authorization or (B) the Parties’ obligations with respect to the Product, in either case under Applicable Laws, including FDA rules and regulations;

in each case under clause (ii) or (iii) after first notifying the other Party of such planned press release or public announcement at least three (3) Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements made pursuant to the foregoing clause (ii), with as much advance notice as practicable under the circumstances if it is not practicable to provide notice at least three (3) Business Days in advance) for the sole purpose of allowing the other Party to review the proposed press release for the inclusion of the other Party’s Confidential Information or the use of the other Party’s name or claims about the safety or efficacy of the Product and considering in good faith any comments timely provided by the other Party with respect to such matters; provided that the Party subject to the requirement shall include in any such press release or public announcement made pursuant to the foregoing clause (ii) only such information relating to the Product(s), the identity of the other Party or any of its Affiliates or this Agreement as, based on advice from its legal counsel, is required by Applicable Laws.

6.4	PUBLICATIONS.

The JDC shall develop procedures for review and approval of scientific publications by the Parties related to the Compound, Products and activities of the Collaboration, and neither Party shall publish, or permit any publication by any Third Party that such Party controls, in violation of such procedures.

6.5	TERMINATION OF PRIOR AGREEMENT.

This Agreement supersedes the Confidentiality Agreement between the Parties dated July 15, 2002, as amended effective June 25, 2003. All Information exchanged between the Parties under that Agreement shall be deemed Confidential Information and shall be subject to the terms of this Article 6, and shall be included, respectively, within the definitions of Icagen Know-How if Icagen is the disclosing Party and McNeil Know-How if McNeil is the disclosing Party.

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

7.1	CORPORATE EXISTENCE AND AUTHORITY.

Each Party hereby represents and warrants to the other Party that, as of the Effective Date, it:

(a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;

(b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and is contemplated in this Agreement and the Co-Promotion Agreement; and

(c) has full corporate power and authority and the legal right to enter into this Agreement and perform the obligations and duties contemplated under this Agreement and the Co-Promotion Agreement.

7.2	AUTHORIZED EXECUTION; BINDING OBLIGATION.

Each Party represents and warrants to the other Party that, as of the Effective Date (i) the execution, delivery, and performance of this Agreement and the Co-Promotion Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on its part; and (ii) this Agreement and the Co-Promotion Agreement have been duly executed and delivered by it and constitute legal, valid, and binding obligations enforceable against it in accordance with such agreements’ terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles, including judicial principles affecting the availability of injunction and specific performance.

7.3	NO CONFLICTS.

Each Party represents and warrants to the other Party that, as of the Effective Date, its execution, delivery, and performance of this Agreement and the Co-Promotion Agreement:

(a) does not, except as otherwise described in this Agreement, require the approval or consent of any person or entity that has not already been obtained;

(b) does not, to the best of its knowledge, contravene any Applicable Laws; and

(c) does not contravene the provisions of, nor constitute a default under, its articles of incorporation or bylaws or any indenture, mortgage, contract or other agreement or instrument to which it is a signatory, or any permit, or governmental authorization or grant held by it.

7.4	ALL CONSENTS AND APPROVALS OBTAINED.

Except as otherwise described in this Agreement, each Party represents and warrants to the other that, as of the Effective Date (a) all necessary consents, approvals and authorizations of, and (b) all notices to, and filings by such Party with, all governmental authorities and other persons or entities required to be obtained or provided by such Party in connection with the execution, delivery and performance of this Agreement and the Co-Promotion Agreement have been obtained and provided, except for those government approvals, if any, not required at the time of execution of this Agreement.

7.5	REGULATORY MATTERS REGARDING PRODUCT IN THE TERRITORY.

As of the Effective Date, Icagen is the named holder of the IND for the Product for which Icagen conducted the Phase 2 Clinical Trial designated “05” and has complied, to the best of its knowledge, in all material respects with all Applicable Laws in connection with such IND.

7.6	EXISTING PATENTS IN THE TERRITORY.

(a) ICAGEN REPRESENTATIONS AND WARRANTIES. Icagen represents and warrants to McNeil that:

(i)	Attachment 7.6(a)(i) lists all Icagen Patents existing as of the Effective Date;

(ii)	Attachment 7.6(a)(ii) lists all Patents relating to the Compound and its uses licensed by Icagen under the CMCC License existing as of the Effective Date;

(iii)	to the best of Icagen’s knowledge as of the Effective Date, (i) all issued patents included in the Icagen Patents and the CMCC Patents are valid and enforceable, (ii) there is no litigation, reexamination, opposition, arbitration, or other legal proceeding either pending or threatened in writing, alleging that any issued patent included in the Icagen Patent or CMCC Patent is invalid or unenforceable anywhere in the Territory, and (iii) Icagen is the sole owner of the Icagen Patents and is the holder of a valid, exclusive (in the CMCC Field) license to the CMCC Patents and has the right to grant to McNeil the rights, licenses and sublicenses granted hereunder;

(iv)	to the best of Icagen’s knowledge as of the Effective Date, there is no Patent owned by a Third Party and not licensed to Icagen that would be infringed by the Development, Manufacture or Commercialization of Products in the Territory as contemplated by the initial Pre-Filing Development Plan or the initial Commercialization Plan, nor has Icagen received any written claims by Third Parties with respect to such matters; and

(v)	to the best of Icagen’s knowledge as of the Effective Date, there is no claim by any Third Party asserting ownership rights in any of the Icagen Rights or CMCC Rights, other than CMCC’s and its licensors’ ownership rights in the CMCC Rights.

7.7	ADDITIONAL ICAGEN REPRESENTATIONS, WARRANTIES AND COVENANTS.

Icagen further represents, warrants and covenants to McNeil that:

(a) all test and study data and information to be supplied by Icagen to McNeil will, to the best of Icagen’s knowledge at the time the test and study data and information are disclosed, be accurate in all material respects and reflect in all material respects the results of the tests and studies performed by Icagen;

(b) Icagen has not granted, and during the term of this Agreement will not grant, any right to any Third Party relating to the Icagen Rights or CMCC Rights in the Field that conflicts with the terms of this Agreement;

(c) Icagen will (i) use its best efforts not to cause the termination of, and will not seek to terminate, the CMCC License without the express written consent of McNeil; (ii) inform McNeil of any renegotiation of the CMCC License; (iii) not modify any terms or provisions of the CMCC License to the extent that such modification would modify, in any way, McNeil’s rights under this Agreement or any sublicense granted by Icagen to McNeil in this Agreement without McNeil’s prior written consent; (iv) not modify any terms or provisions of the CMCC License that would affect either Party’s financial obligations to CMCC as to Product(s) without McNeil’s prior written consent; (v) use Commercially Reasonable Efforts to perform all duties and obligations required of it under the CMCC License; and (vi) notify McNeil within five (5) Business Days of receipt of any termination notice from CMCC with respect to the CMCC License and, unless otherwise agreed by McNeil, seek to avoid said termination; and

(d) Neither entry into this Agreement nor the transactions contemplated hereby constitutes a breach of the CMCC License or impairs the Parties’ abilities to practice the CMCC Rights.

7.8	DISCLAIMER OF IMPLIED WARRANTIES.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE RELATED AGREEMENTS, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE, OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES INCLUDING WARRANTIES OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

7.9	LIMITATION OF LIABILITY.

NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR

RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 8.

ARTICLE 8

MUTUAL INDEMNIFICATION

8.1	INDEMNIFICATION OBLIGATIONS.

(a) McNEIL’S GENERAL INDEMNIFICATION OBLIGATION. McNeil will defend, indemnify and hold harmless Icagen, Icagen’s Affiliates, and the respective directors, officers, shareholders, employees and agents of Icagen and Icagen’s Affiliates (“Icagen Indemnitees”), from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including without limitation reasonable attorneys’ fees (“LOSSES”) arising from or occurring as a result of a Third Person’s claim, action, suit, judgment, or settlement against an Icagen Indemnitee that is due to or based upon:

(i)	any breach by McNeil of an obligation, agreement, condition, covenant, representation, or warranty of McNeil under this Agreement or the Co-Promotion Agreement; or

(ii)	any negligent or more culpable act or omission of McNeil or a McNeil Affiliate or Sublicensee or their respective directors, officers, shareholders, employees, and agents related to this Agreement or the Co-Promotion Agreement; provided, however, that McNeil will not be obligated to indemnify or hold harmless Icagen Indemnitees from such Losses to the extent that such Losses resulted from the negligent (or more culpable) act or omission of an Icagen Indemnitee or any breach by Icagen of an obligation, agreement, condition, covenant, representation, or warranty of Icagen under this Agreement or the Co-Promotion Agreement; or

(iii)

the manufacture, use or sale of a Product, including without limitation Losses resulting from death or bodily injury caused or allegedly caused by the use of a Product, (any such Losses, excluding costs of market recalls or removals, “PRODUCT LIABILITY”), solely to the extent that (A) McNeil or a McNeil Affiliate is the manufacturer of the Product and such Product Liability arises from or occurs as a result of the Product failing to meet applicable Product manufacturing specifications or not being manufactured in accordance with cGMP or (B) solely in the case of Products with respect to which the Parties share U.S. Pre-Tax Profits or Losses, such Product Liability results from the negligent (or more culpable) act or omission of McNeil after the Effective Date in selecting a Third Party contract manufacturer for a Product to which Icagen objected in writing, with a summary of the basis for such objection, after such selection was discussed by the JSC (it being understood that McNeil will provide Icagen with a reasonable opportunity to object to any Third Party contract manufacturer for a Product); provided, however, that McNeil will not be obligated to indemnify or hold harmless Icagen Indemnitees from such Losses to the extent that such Losses resulted from the negligent (or more culpable) act or omission of an Icagen Indemnitee or any breach by Icagen of an obligation, agreement, condition, covenant, representation, or warranty of Icagen under this Agreement or the Co-Promotion Agreement;

((i), (ii) and (iii) above, each an “ICAGEN THIRD PERSON CLAIM”).

(b) ICAGEN’S GENERAL INDEMNIFICATION OBLIGATION. Icagen will defend, indemnify and hold harmless McNeil, McNeil’s Affiliates, and the respective directors, officers, shareholders, employees and agents of McNeil and McNeil’s Affiliates (“McNeil Indemnitees”), from and against any and all Losses arising from or occurring as a result of a Third Person’s claim, action, suit, judgment, or settlement against a McNeil Indemnitee that is due to or based upon:

(i)	any breach by Icagen of an obligation, agreement, condition, covenant, representation, or warranty of Icagen under this Agreement or the Co-Promotion Agreement, or

(ii)	any negligent or more culpable act or omission of Icagen or an Icagen Affiliate, Sublicensee, or contractor or their respective directors, officers, shareholders, employees, and agents related to this Agreement or the Co-Promotion Agreement; provided, however, that Icagen will not be obligated to indemnify or hold harmless McNeil Indemnitees from such Losses to the extent that such Losses resulted from the negligent (or more culpable) act or omission of a McNeil Indemnitee or any breach by McNeil of an obligation, agreement, condition, covenant, representation, or warranty of McNeil under this Agreement or the Co-Promotion Agreement;

((i) and (ii) above, each a “McNEIL THIRD PERSON CLAIM”).

(c) OTHER PRODUCT LIABILITY OBLIGATIONS.

(i)	Except to the extent that a Party is entitled to indemnification from the other Party pursuant to Section 8.1(a) or 8.1(b), if the Parties are sharing U.S. Pre-Tax Profits or Losses in the U.S. or Canada with respect to a Product, the Parties shall treat Third Person claims for Product Liability relating to such Product in the countries where the Parties are so sharing U.S. Pre-Tax Profits or Losses as Commercialization Costs to be shared in accordance with Section 4.4(a)(i); and

(ii)	Except to the extent that a Party is entitled to indemnification pursuant to Section 8.1(a) or 8.1(b), the Party that, directly or through its Affiliates or Sublicensees, unilaterally sells Products, in any country in which the Parties are not sharing U.S. Pre-Tax Profits or Losses, shall defend, indemnify and hold harmless McNeil Indemnitees or Icagen Indemnitees, as the case may be, from and against any and all Third Person claims for Product Liability in such country relating to such Products sold by such Party directly or through its Affiliates or Sublicensees.

8.2	INTELLECTUAL PROPERTY INFRINGEMENT.

(a) Except to the extent that a Party is entitled to indemnification from the other Party pursuant to Section 8.1(a) or 8.1(b), if the Parties are sharing U.S. Pre-Tax Profits or Losses in the U.S. or Canada with respect to a Product, the Parties shall treat any and all Losses arising from or occurring as a result of any Third Person claims involving any actual or alleged infringement of any trademarks, patent rights or other intellectual property rights, or misappropriation of trade secrets, of any Person in connection with the offer for sale, sale or importation of such Product in the countries where the Parties are so sharing U.S. Pre-Tax Profits or Losses or in connection with the manufacture or use of such Product in any country for subsequent offer for sale, sale or importation in the countries where the Parties are so sharing U.S. Pre-Tax Profits or Losses, as Commercialization Costs, to be shared in accordance with Section 4.4(a)(i).

(b) Except to the extent that a Party is entitled to indemnification pursuant to Section 8.1(a) or 8.1(b), the Party that, directly or through its Affiliates or Sublicensees, unilaterally sells Products with respect to which the Parties are not sharing U.S. Pre-Tax Profits or Losses, shall defend, indemnify and hold harmless McNeil Indemnitees or Icagen Indemnitees, as the case may be, from and against any and all Losses arising from or occurring as a result of any Third Person claims involving any actual or alleged infringement of any trademarks, patent rights or other intellectual property rights, or misappropriation of trade secrets, of any Person in connection with the offer for sale, sale or importation of such Products.

8.3	INDEMNIFICATION PROCEDURES.

(a) NOTICE. Promptly after an Icagen Indemnitee or a McNeil Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Third Person claim, as the case may be (an “Action”), such Indemnitee shall give written notice of the Action to the Party to whom the Indemnitee is entitled to look for indemnification pursuant to this Article 8 (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.

(b) CONTROL OF DEFENSE; PARTICIPATION BY INDEMNITEE. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within thirty (30) days of receipt of notice from the Indemnitee of the Action, to assume and conduct the defense of such Action, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee. The Indemnitee shall not settle such Action within such thirty (30) day period. If the Indemnifying Party assumes the defense of the Action in accordance with this Section 8.3(b), then, subject to the initial and continuing satisfaction of the terms and conditions of this Article 8, the Indemnifying Party shall have full control of such Action, including settlement negotiations and any legal proceedings. If the Indemnifying Party does not assume the defense of such Action in accordance with this Section 8.3(b), the Indemnitee may defend the Action. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but not control), at its own expense (subject to the immediately succeeding sentence), the defense of any Action that the other is defending as provided in this Agreement. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred, without its consent, by the Indemnitee where the action or proceeding is under the control of the Indemnifying Party; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend such Action, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

(c) COOPERATION. The Indemnifying Party and the Indemnitee shall confer regarding how to respond to the claim and how to handle the claim in an efficient manner. The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of an Action. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Action (to the extent the Indemnitee is not participating in the defense of such Action) and conduct the defense of such Action in a prudent manner.

(d) SETTLEMENT. If an Indemnifying Party assumes the defense of an Action, no compromise or settlement of such Action may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent will not be unreasonably withheld or delayed), unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) the Indemnitee’s rights under this Agreement are not adversely affected. If the Indemnifying Party fails to assume defense of an Action within a reasonable time, the Indemnitee may settle such Action on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and the Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this Article 8.

8.4	INDEMNIFICATION PAYMENT.

Any amount owed by an Indemnitee to a Third Person, for which the Indemnifying Party has an obligation under this Article 8 to indemnify, will be due from the Indemnifying Party when such amount is owed by the Indemnitee to the Third Person, whether upon entry of judgment, upon settlement, or otherwise.

8.5	SURVIVAL.

The provisions of this Article 8 will survive any termination or expiration of this Agreement. Each Indemnitee’s rights under this Article 8 will not be deemed to have been waived or otherwise affected by such Indemnitee’s waiver of the breach of any obligation, agreement, condition, covenant, representation, or warranty contained in, or made pursuant to, this Agreement, unless such waiver expressly (and in writing) also waives any or all of the Indemnitee’s rights under this Article 8.

ARTICLE 9

LICENSE GRANTS

9.1	LICENSE GRANTS BY ICAGEN.

(a) UNDER THE ICAGEN RIGHTS. Subject to the terms and conditions of this Agreement, Icagen hereby grants to McNeil a worldwide, exclusive license, with the right to sublicense in accordance with Section 9.3, under the Icagen Rights, to Develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field, and otherwise to perform its obligations expressly set forth in this Agreement and the Co-Promotion Agreement.

(b) UNDER THE CMCC RIGHTS. Subject to the terms and conditions of this Agreement, Icagen hereby grants to McNeil a worldwide, exclusive sublicense, with the right to further sublicense in accordance with Section 9.3, under the CMCC Rights, to Develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the CMCC Field, and otherwise to perform its obligations expressly set forth in this Agreement and the Co-Promotion Agreement.

(c) The license and sublicense granted by Icagen in Sections 9.1(a) and (b) are subject to a retained right of Icagen to perform Icagen’s obligations and exercise Icagen’s rights under this Agreement and the Co-Promotion Agreement.

(d) The sublicense granted in Section 9.1(b) is subject to Sections 3.1, 3.2, 3.3, 3.4 and 3.6 of the CMCC License and the obligations to CMCC of Articles II, VI, VIII, IX, XII, XIII, XIV, XV, XVI, and XVIII of the CMCC License.

(e) The sublicenses granted by Icagen in Section 9.1(b) are subject to 35 USC §§200-212, 37 CFR §401 et seq. and applicable governmental implementing regulations. Any right granted in this Agreement greater than that permitted under 35 USC §§200-212 or 37 CFR §401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes. All rights reserved to the United States government and others under 35 USC §§200-212 and 37 CFR §401 shall remain and shall in no way be affected by this Agreement.

9.2	LICENSE GRANT BY McNEIL.

Subject to the terms and conditions of this Agreement, McNeil hereby grants to Icagen a worldwide, non-exclusive license under the McNeil Rights to Develop the Compound and Products in the Field and otherwise to perform its obligations expressly set forth in this Agreement and the Co-Promotion Agreement.

9.3	PERMITTED SUBLICENSES.

(a) McNeil shall have the right to grant sublicenses under the licenses granted to it pursuant to Sections 9.1 and 9.4 solely to (i) Affiliates, (ii) distributors for the purpose of distributing Products in accordance with the terms of this Agreement and the Co-Promotion Agreement, and (iii) to the extent required for any manufacturing and supply agreement between the Parties and contract manufacturers for the purpose of Manufacturing the Compound or Products in accordance with the terms of this Agreement and the Co-Promotion Agreement; provided that, Icagen’s prior written consent, not to be unreasonably withheld or delayed, shall be required for any such sublicense to a non-Affiliate under clause (ii) or (iii) of this Section 9.3(a).

(b) Any sublicense granted by McNeil must subject the Affiliate to which the sublicense is granted or the Sublicensee to all relevant restrictions, limitations and obligations of this Agreement and the CMCC License.

(c) McNeil shall be responsible for failures by its Affiliates to which McNeil’s rights hereunder are sublicensed or by its Sublicensees to comply with restrictions, limitations and obligations in this Agreement and the CMCC License to the same extent that McNeil would be responsible for such failures if McNeil failed to comply therewith.

(d) McNeil shall provide Icagen with the identity and location of each McNeil Affiliate with which McNeil enters into a sublicense agreement in accordance with this Section 9.3. McNeil shall provide Icagen with a copy of each sublicense agreement (in final executed form except for financial terms, which McNeil may redact) that McNeil enters into with a Third Party in accordance with this Section 9.3, reasonably promptly after the execution of such sublicense agreement.

9.4	TRADEMARKS.

(a) PRODUCT TRADEMARKS. Subject to McNeil’s final decision-making authority pursuant to Section 3.1(e)(iii), the Parties will work together through the JCC to review the trademarks to be used for Products throughout the U.S. and, to the extent that the Parties are sharing Commercialization Costs in Canada, Canada (such trademarks, together with any alternative trademarks selected by McNeil in accordance with this Section 9.4(a), but excluding the Marks, the “PRODUCT TRADEMARKS”). Subject to Sections 2.5, 2.8 and 12.4(b), McNeil shall be solely responsible for registration, maintenance and enforcement of, and shall solely own, the Product Trademarks. McNeil shall select the trademarks to be used for Products in countries of the Territory outside the U.S. and, to the extent that the Parties are sharing

Commercialization Costs in Canada, outside Canada, in its sole and absolute discretion and shall solely own such trademarks.

(b) COMPANY TRADEMARKS AND TRADE NAMES. Subject to Sections 2.5, 2.8, 9.4(c) and 12.4(b), to the extent permitted by Applicable Laws, all packaging, labeling, advertising and Promotional Materials used by a Party, its Affiliates and Sublicensees in connection with any Product in any country shall feature both Icagen’s corporate trade name(s) and logo(s) (collectively, the “ICAGEN MARKS”) and McNeil’s corporate trade name(s) and logo(s) (collectively, the “McNEIL MARKS” and, together with Icagen Marks, the “MARKS”) (i) with substantially equal prominence and frequency in the U.S. and, to the extent that Icagen exercises it option to Co-Promote Product(s) in Canada, in Canada and (ii) with reasonable prominence and frequency in other countries in the Territory. Each Party shall retain the ownership of the entire right, title and interest in and to its Marks, and all goodwill associated with or attached to its Marks arising out of the use thereof under this Agreement. Each Party agrees that it will not contest, oppose or challenge, or do any act that otherwise impairs or misrepresents, the other Party’s rights in such other Party’s Marks. Each Party will obtain the prior written approval of the other Party of the form and manner in which such other Party’s Marks will be used upon, in connection with, or in relation to, the Products, or any packaging, labels, containers, advertisements and other materials related thereto.

(c) ICAGEN MARKS LICENSE. Subject to the terms of this Agreement and the Co-Promotion Agreement, Icagen hereby grants to McNeil a non-exclusive, royalty-free license in connection with any Product in any country, including the right to sublicense in conjunction with a sublicense permitted by this Agreement, to use the Icagen Marks on Product packaging, labeling, advertising and Promotional Materials; provided that such license rights shall only be exercised, and all Products bearing the Icagen Marks shall be Manufactured, in accordance with the quality standards established by Icagen; provided further that Icagen’s sole remedy and McNeil’s sole liability if the Parties do not agree on such quality standards for a Product shall be, at Icagen’s option, for Icagen to require McNeil to remove the Icagen Marks from such Product and for McNeil to comply with such requirement.

9.5	NO IMPLIED LICENSES.

Except as expressly provided herein, neither Party hereto will be deemed by this Agreement to have been granted any license or other rights to the other Party’s intellectual property rights, including but not limited to, trademarks, Icagen Rights, CMCC Rights, McNeil Rights, Improvements or Information.

9.6	RIGHTS IN BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement by Icagen and McNeil are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. bankruptcy code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. bankruptcy code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S.

bankruptcy code. Each Party hereby acknowledges that (i) copies of research data, (ii) laboratory samples, (iii) product samples, (iv) formulas, (v) copies of laboratory notes and notebooks, (vi) copies of data and results related to clinical trials, (vii) copies of regulatory filings and approvals, (viii) rights of reference in respect of regulatory filings and approvals, (ix) copies of pre-clinical research data and results, and (x) copies of marketing, advertising and promotional materials, in each case, that relate to such intellectual property, constitute “embodiments” of such intellectual property pursuant to Section 365(n) of the U.S. bankruptcy code, and hereby grants to the other Party a right of access and right to obtain possession of and to benefit from such embodiments in the event of a rejection of this Agreement by such Party under Section 365(n) of the U.S. bankruptcy code. Each Party agrees not to interfere with the other Party’s exercise, pursuant to Section 365(n) of the U.S. bankruptcy code, of rights and licenses to intellectual property licensed hereunder and embodiments thereof and agrees to use reasonable efforts to assist the other Party to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other Party to exercise, pursuant to Section 365(n) of the U.S. bankruptcy code, such rights and licenses. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. bankruptcy code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or reasonable access to, if duplication is not commercially practicable) any such intellectual property and all embodiments of such intellectual property, which duplicates or access, if not already in the non-subject Party’s possession or available to the non-subject Party, will be promptly delivered or permitted to the non-subject Party after any such commencement of a bankruptcy proceeding (a) upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered or permitted in accordance with the exception set forth in clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. Subject to the immediately preceding sentence of this Section 9.6, each Party hereby further grants to the other Party a right of access and right to obtain possession of and to benefit from the embodiments of intellectual property set out in the third sentence of this Section 9.6 in the event that (x) such Party has failed to pay such other Party when due material amounts payable under this Agreement, and such failure continues for a period of one hundred twenty (120) days or more plus any period thereafter during which such failure to pay is contested in good faith by such Party and the dispute has not been resolved in accordance with Article 13 or (y) such other Party would be entitled to terminate this Agreement pursuant to Section 12.2(a).

9.7	COVENANT BY PARTIES REGARDING LICENSED RIGHTS.

McNeil agrees that, if it elects to transfer or assign to any Affiliate or Third Party any Patents or Information Controlled by McNeil, all licenses under such Patents or Information granted by McNeil to Icagen under this Agreement shall remain, and McNeil shall be primarily liable for any failure of such licenses to remain, in full force and effect notwithstanding any such transfer or assignment. Icagen agrees that, if it elects to transfer or assign to any Affiliate or Third Party any Patents or Information Controlled by Icagen, all licenses under such Patents or Information granted by Icagen to McNeil under this Agreement shall remain, and Icagen shall be primarily liable for any failure of such licenses to remain, in full force and effect notwithstanding any such transfer or assignment.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1	IMPROVEMENTS.

(a) ICAGEN IMPROVEMENTS. The entire right, title, and interest in and to all Improvements developed solely by employees, consultants or agents of Icagen will be the sole and exclusive property of Icagen (“ICAGEN IMPROVEMENTS”).

(b) McNEIL IMPROVEMENTS. The entire right, title, and interest in and to all Improvements developed solely by employees, consultants or agents of McNeil will be the sole and exclusive property of McNeil (“McNEIL IMPROVEMENTS”).

(c) JOINT IMPROVEMENTS. The entire right, title, and interest in and to all Improvements developed or invented jointly by employees, consultants or agents of Icagen and employees, consultants or agents of McNeil (“JOINT IMPROVEMENTS”) will be the joint property of Icagen and McNeil. Each Party will have an undivided ownership interest in such Joint Improvements, and, subject to the terms of this Agreement relating to the Parties’ obligations to one another with respect to Products and Competing Products, shall have the right to practice and license its rights to such Joint Improvements without obtaining the other Party’s consent.

10.2	FILING, PROSECUTION AND MAINTENANCE OF PATENTS.

(a) It is the intention of the Parties to secure broad patent protection for Improvements. Icagen shall be responsible for the preparation, filing, prosecution and maintenance of all Icagen Patents and, subject to the terms and conditions of the [**] License, [**] Patents. McNeil shall be responsible for the preparation, filing, prosecution and maintenance of all McNeil Patents and Patents arising from Joint Improvements (“JOINT PATENTS”). The Parties shall mutually agree upon the countries outside of the U.S. in which to file Joint Patents; provided, however, that if there is a dispute between the Parties as to where to file, the more comprehensive filing will be made. Each Party shall consider in good faith the requests and suggestions of the other Party with respect to strategies for filing and prosecuting Patents claiming any Product, or the Manufacture, use or sale of any Product. The Party responsible for the filing, prosecution and maintenance of any such Patents shall keep the other Party informed of progress with regard thereto and afford the other Party a reasonable opportunity to comment prior to the filing, and during the prosecution and maintenance, of such Patents and shall consider in good faith the requests and suggestions of the other Party with respect to the filing, prosecution and maintenance of such Patents. All Patent preparation, filing, prosecution and maintenance expenses incurred on and after the Effective Date with respect to (i) Icagen Patents shall be paid by Icagen, (ii) McNeil Patents shall be paid by McNeil and (iii) Joint Patents shall be equally shared by the Parties (i.e., 50% paid by Icagen and 50% paid by McNeil, except with respect to Joint Patents relating to an Opportunity with respect to which the Parties are sharing U.S. Pre-Tax Profits or Losses other than equally, in which case the Parties shall share such costs and expenses in the same proportions as the Parties share in U.S. Pre-Tax Profits or Losses). The preparation, filing, prosecution and maintenance of all [**] Patents, and the payment of all expenses related thereto, shall be carried out as set forth in the [**] License. If a Party does not wish to pay its share of expenses relating to the filing, prosecution or maintenance of any Joint Patent, such Party may elect not to pay such expenses upon prior written notice of such election to the other Party, in which case such Party shall assign its rights in such Joint Patent to the other Party and such Joint Patent shall thereafter cease to be a Joint Patent (or a Patent included in any license grants by the other Party) hereunder. Notwithstanding the foregoing, in the event that a Party has assigned to the other Party its rights in a Joint Patent in accordance with the prior sentence, and there are Valid Claims of such Patent that cover Products sold by McNeil in the United States and, to the extent that the Parties are sharing Commercialization Costs in Canada, in Canada, then the Parties shall treat all expenses relating to the filing, prosecution or maintenance of any such Patent as Commercialization Costs.

(b) In the event that Icagen desires to abandon any Icagen Patent, or any [**] Patent for which Icagen has assumed responsibility under the [**] License, Icagen shall provide reasonable prior written notice to McNeil of such intention to abandon (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Icagen Patent or [**] Patent with the applicable patent office) and McNeil shall, subject to the terms and conditions of the [**] License, have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Icagen’s name (in the case of an Icagen Patent) or in [**] name (in the case of a [**] Patent), at McNeil’s expense. In the event that McNeil desires to abandon any Joint Patent, McNeil shall provide reasonable prior written notice to Icagen of such intention to abandon (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Joint Patent with the applicable patent office) and Icagen shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in the names of both the Parties, at Icagen’s expense. In the event that McNeil desires to abandon any McNeil Patent claiming a manufacture, use or composition of Compound or Product, McNeil shall provide reasonable prior written notice to Icagen of such intention to abandon (which notice shall, in any event, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such McNeil Patent with the applicable patent office) and Icagen shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in McNeil’s name, at Icagen’s expense. If a Party elects not to continue filing, prosecuting or maintaining any Patent and the other Party assumes the filing, prosecution or maintenance of such Patent and related expenses in accordance with this Section 10.2(b), the abandoning Party shall assign its rights in such Patent to the other Party and such assigned Patent shall thereafter cease to be a Patent included in any license grants by the other Party hereunder. Notwithstanding the foregoing, in the event that a Party has assigned to the other Party its rights in a Patent in accordance with the prior sentence, and there are Valid Claims of such Patent that cover Products sold by McNeil in the United States and, to the extent that the Parties are sharing Commercialization Costs in Canada, in Canada, then the Parties shall treat all expenses relating to the filing, prosecution or maintenance of any such Patent as Commercialization Costs.

10.3	INTERFERENCE, OPPOSITION, REVOCATION, REEXAMINATION AND REISSUE.

(a) NOTICE. Either Party will, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, revocation or reexamination relating to Icagen Patents, [**] Patents, McNeil Patents or Joint Patents. McNeil and Icagen will, subject to the terms and conditions of the [**] License, thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding subject to the provisions of this Section set forth below.

(b) EXPENSE AND COOPERATION. The Parties shall bear the expenses of any interference, opposition, revocation, reissue, or reexamination proceedings relating to the [**] Patents (but only to the extent that Icagen is obligated under the [**] License to pay such expenses), Icagen Patents, McNeil Patents or Joint Patents in the same manner that expenses of preparation, filing, prosecution and maintenance of such Patents are borne under Section 10.2. McNeil and Icagen will cooperate fully and will provide each other with any information or assistance that either Party may reasonably request. Each Party will keep the other Party informed of developments in any such action or proceeding. Decisions on whether to initiate such a proceeding and the course of action in such proceeding, including settlement negotiations and terms, will be made by the Party controlling the prosecution and maintenance of such Patents under Section 10.2, in consultation with the other Party; provided that such decisions shall be made jointly in the case of Joint Patents.

10.4	ENFORCEMENT AND DEFENSE.

(a) INFRINGEMENT BY THIRD PERSON. Each Party will, within ten (10) days of learning of any infringement or threatened infringement of any Icagen Patent, [**] Patent, McNeil Patent or Joint Patent, inform the other Party. McNeil and Icagen will thereafter consult and cooperate fully to determine a course of action including without limitation the commencement of legal action by either or both McNeil and Icagen, to terminate any infringement, subject to the provisions of this Section 10.4 set forth below.

(b) ICAGEN PATENTS. Icagen shall have the first right to bring and control any action or proceeding with respect to infringement of any Icagen Patent or, subject to the terms and conditions of the [**] License, any [**] Patent by counsel of its own choice, and McNeil shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Icagen fails to bring any such action or proceeding with respect to infringement of any Icagen Patent involving any Competing Product or any other Third Party product containing, incorporating or comprised of the Compound within (i) sixty (60) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, McNeil shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Icagen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) McNEIL PATENTS AND JOINT PATENTS. McNeil shall have the first right to bring and control any action or proceeding with respect to infringement of any McNeil Patent or Joint Patent by counsel of its own choice, and Icagen shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If McNeil fails to bring any such action or proceeding with respect to infringement of any McNeil Patent involving any Competing Product or any other Third Party product containing, incorporating or comprised of the Compound or with respect to infringement of any Joint Patent within (i) sixty (60) days following the notice of alleged infringement or (ii) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whatever comes first, Icagen shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and McNeil shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) JOINDER. For any action by a Party pursuant to subsection (b) or (c) above, in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute, and will use reasonable efforts to cause its Affiliates, or, in the case of Icagen with respect to a [**] Patent, [**], to execute all documents necessary for such Party to initiate, prosecute and maintain such action. In connection with any action, McNeil and Icagen will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party will keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, the status of any settlement negotiations and the terms of any offer related thereto. Neither Party shall have the right to settle any patent infringement litigation involving any Competing Product or any other Third Party product containing, incorporating or comprised of the Compound under this Section 10.4 without the prior written consent of the other Party, which shall not be unreasonably withheld.

(e) SHARING OF EXPENSES AND RECOVERY. Each Party shall pay 50% of any expenses (except for the expenses of the non-controlling Party’s counsel, if any) and shall receive 50% of any recovery realized as a result of any litigation pursuant to this Section 10.4. The Parties will reconcile such expenses and recoveries within thirty (30) days following the end of each Calendar Year, in the event that any such expenses were incurred during such Calendar Year. Notwithstanding the foregoing provisions of this Section 10.4(e), if at the time an action is commenced the non-controlling Party’s rights with respect to the Compound or Product that is competitive with the infringing product is limited to license fees, milestones, a royalty on net sales and/or sublicense income, the non-controlling Party may elect, by notice given to the controlling Party within 60 days after the date that the non-controlling Party learns of the action, not to pay 50% of the expenses of the action, in which case the controlling Party will pay all such expenses and retain 100% of any recovery.

(f) SELECTION OF COUNSEL. In any case where a Party has the right to select counsel of its choice, it shall first consult with the other Party regarding the selection of counsel and consider in good faith the recommendations of the other Party.

10.5	THIRD PERSON PATENTS.

If a Party becomes aware of a potential infringement of a Third Person’s Patent or other intellectual property rights, or a Third Person asserts infringement of its Patent or other intellectual property rights against a Party, based on the Development, Manufacture, import, use, sale or offer for sale of any Product under this Agreement, the Party first obtaining knowledge of such a potential infringement or claim shall promptly provide the other Party notice of such potential infringement or claim and related facts known to such Party in reasonable detail. If such potential infringement or claim is based on the Development, Manufacture, import, use, sale or offer for sale of any Product sold in the U.S., the Parties shall jointly control the defense of, and all actions to mitigate, any such potential infringement or claim, which course of action may, without limitation, include opposing the grant of a Third Party’s Patent upon which a later claim of infringement might be based. If such potential infringement or claim is based on the Development, Manufacture, import, use, sale or offer for sale of any Product sold outside the U.S., the Party selling such Product outside the U.S. shall control the defense of, and all actions to mitigate, any such potential infringement or claim. If such potential infringement or claim is based on both (a) the Development, Manufacture, import, use, sale or offer for sale of any Product sold in the U.S. and (b) the Development, Manufacture, import, use, sale or offer for sale of any Product sold outside the U.S., the Parties shall jointly control the defense of, and all actions to mitigate, any such potential infringement or claim. All costs and expenses incurred by the Parties with respect to such potential infringements and claims shall be borne by the Parties in accordance with Section 8.2.

10.6	CERTIFICATION UNDER DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT.

Icagen and McNeil each will immediately give notice to the other of any certification of which they become aware filed under the U.S. “Drug Price Competition and Patent Term Restoration Act of 1984” claiming that one or more Patents are invalid or that infringement will not arise from the Manufacture, use or sale of a Competing Product or any other Third Party product containing, incorporating or comprised of the Compound. If Icagen or McNeil (depending on which Party has the first right to enforce the relevant Patents under Section 10.4) decides not to bring infringement proceedings against the entity making such a certification, such Party will give notice to the other Party of its decision not to bring suit within twenty (20) days after receipt of notice of such certification. The Party receiving such notice may then, but is not required to, bring suit against the Third Party that filed the certification. Any suit by McNeil or Icagen will be in the name of McNeil if it involves a McNeil Patent, in the name of Icagen if it involves an Icagen Patent, or in the names of both Parties if it involves a Joint Patent or, collectively, an Icagen Patent and a McNeil Patent. For this purpose, the Party not bringing suit will execute such legal papers necessary for the prosecution of such suit as may be reasonably requested by the Party bringing suit. Each Party shall pay 50% of any expenses (except for the expenses of the non-controlling Party’s counsel, if any) and shall receive 50% of any recovery realized as a result of any litigation pursuant to this Section 10.6.

10.7	PATENT TERM RESTORATION.

Subject to the terms and conditions of the [**] License, at the request of a Party Controlling any, or any interest in any, Icagen Patents, [**] Patents, McNeil Patents and Joint Patents subject to this Agreement, the Parties hereto will cooperate with each other in obtaining patent term restoration, supplemental protection certificates, or their equivalents in any country worldwide where available.

10.8	PATENT MARKING.

Each Party shall mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with all applicable patent-marking laws and Section 18.8 of the [**] License.

10.9	COORDINATION.

The JDC and JCC shall be responsible for coordinating all activities between the Parties described in this Article 10.

ARTICLE 11

MANUFACTURE AND CO-PROMOTION

11.1	MANUFACTURING AND SUPPLY.

The Parties hereby agree that, except as otherwise provided in the Pre-Filing Development Plan or the Post-Filing Development Plan, McNeil shall have the sole right and responsibility for the Manufacture of the Compound and Products for Development and Commercialization activities hereunder, including, in McNeil’s discretion the right to subcontract such Manufacture to Third Parties determined by McNeil and approved by Icagen (which approval will not be withheld unreasonably). McNeil shall use Commercially Reasonable Efforts to Manufacture Products at a low cost, in sufficient quantities to meet all demand in each country in the Territory in which Products are being Commercialized (including without limitation in the U.S. during the U.S. Product Launch) and in a manner that complies with Applicable Laws, cGMP, all Product specifications and the quality and manufacturing standards applied by McNeil and its Affiliates when manufacturing pharmaceutical products. Icagen agrees to reasonably cooperate with McNeil in facilitating the Manufacture of Products by (a) providing all information in Icagen’s possession or control reasonably requested by McNeil in connection with the Compound and the Products and (b) making available Icagen personnel familiar with the development of the Compound and the Products to serve in advisory roles and participate in discussions concerning the Manufacture of the Product by McNeil or its designees.

11.2	CO-PROMOTION.

Concurrently with the execution of this Agreement, the Parties have entered into the Co-Promotion Agreement, whereby, subject to the conditions set forth therein, the Parties will Co-Promote the Product in the U.S. and, if Icagen exercises its option under the Co-Promotion Agreement to Co-Promote Products in Canada, in Canada.

ARTICLE 12

TERM AND TERMINATION

12.1	TERM.

The term of this Agreement shall begin on the Effective Date and end on the later of (a) the Parties’ cessation of joint Development and Commercialization activities in the U.S. (other than a cessation pursuant to Section 2.1(b) of the Co-Promotion Agreement or Section 2.6 of the Co-Promotion Agreement where Icagen is the Detail Breaching Party) or (b) the expiration of the last-to-expire Royalty Term outside the U.S. (the “TERM”). The Parties’ shall jointly Develop and Commercialize Products in the U.S. until such time as one or both of the Parties elect to cease their participation in such activities; provided that, except as permitted by Section 12.2 or 12.3, in no event shall either Party cease its participation in such joint Development and Commercialization activities prior to the later of (x) the expiration of the last to expire Valid Claim of the Icagen Patents, CMCC Patents, McNeil Patents or Joint Patents covering the Development, Manufacture, formulation, use, distribution, importation, sale or offer for sale of a Product in the U.S. or (y) the date that is fifteen (15) years following the first commercial sale of a Product in the U.S. The obligation of either Party under this Agreement to pay royalties on Net Sales outside the U.S. shall commence on the Effective Date and shall expire, on a Product-by-Product basis, upon the later to occur of (A) the expiration of the last to expire Valid Claim of the Icagen Patents, CMCC Patents, McNeil Patents or Joint Patents covering the Development, Manufacture, formulation, use, distribution, importation, sale or offer for sale of the Compound or Product in the country where it is being manufactured or sold or (B) the date that is fifteen (15) years following the first commercial sale of the Product in the country where it is being sold (the “ROYALTY TERM”).

12.2	TERMINATION FOR CAUSE.

(a) Each Party shall have the right to terminate this Agreement upon written notice to the other in the event that the other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding or action remains undismissed or unstayed for a period of more than sixty (60) days; or

(b) Each Party shall have the right to terminate this Agreement upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the sixty (60) day period following written notice of termination by the non-breaching Party if such breach is not a payment default or within the forty-five (45) day period following written notice of termination by the non-breaching Party if such breach is a payment default. Notwithstanding the foregoing, in the event of a non-payment default, if the default is not reasonably capable of being cured within the sixty (60) day cure period by the defaulting Party and such defaulting Party is making a good faith effort to cure such default, the notifying Party may not terminate this Agreement; provided, however, that the notifying Party may terminate this Agreement if such default is not cured within ninety (90) days of such original notice of default. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

(c) This Agreement may also be terminated by Icagen subject to, and in accordance with the terms of Sections 2.6(c) and 2.6(d)(iii) of the Co-Promotion Agreement.

12.3	TERMINATION BY MCNEIL UNILATERALLY

(a) FOR CONVENIENCE.

(i) McNeil may, upon three (3) months prior written notice to Icagen, unilaterally terminate this Agreement without cause, in which event this Agreement shall remain in full force and effect until the effective date of such termination; provided that McNeil may not give such notice of termination prior to the date twenty-four (24) months following the Effective Date.

(ii) If McNeil terminates without cause pursuant to this Section 12.3(a), McNeil shall remain responsible for all of its obligations under this Agreement prior to the end of the three (3) month termination notice period, except for milestone payments pursuant to Section 4.2 that are earned during the three (3) month termination notice period. Such obligations shall be deemed to include McNeil’s share of all Development Costs and Commercialization Costs accrued prior to the end of such termination notice period in accordance with the Pre-Filing Development Budget, the Post-Filing Development Budget and the Commercialization Budget, regardless of whether such accrued costs are actually paid prior to the end of such termination notice period.

(b) CLINICAL HOLD.

(i) McNeil may, upon six (6) months prior written notice to Icagen, unilaterally terminate this Agreement if a Clinical Hold occurs, in which event this Agreement shall remain in full force and effect until the effective date of such termination; provided that such termination shall not become effective if such Clinical Hold ceases to exist prior to the date on which such termination would otherwise become effective.

(ii) If McNeil terminates pursuant to this Section 12.3(b), McNeil shall remain responsible for all of its obligations under this Agreement prior to the end of the six (6) month termination notice period. Such obligations shall be deemed to include McNeil’s share of all Development Costs accrued prior to the end of such termination notice period in accordance with the Pre-Filing Development Budget and the Post-Filing Development Budget, regardless of whether such accrued costs are actually paid prior to the end of such termination notice period.

(c) NO ADDITIONAL TERMINATION FEE. In the event that McNeil terminates this Agreement pursuant to Section 12.3(a) or 12.3(b), McNeil shall not be required to pay Icagen any termination fee in addition to the termination obligations specified in Section 12.3(a) or 12.3(b), as applicable.

12.4	EFFECT OF TERMINATION; SURVIVING OBLIGATIONS.

(a) Upon termination of this Agreement by Icagen pursuant to Section 12.2 or by McNeil pursuant to Section 12.3:

(i)	the licenses and sublicenses granted by Icagen to McNeil under this Agreement shall automatically terminate and revert to Icagen;

(ii)	McNeil shall, and it hereby does, grant to Icagen an exclusive (even as to McNeil), worldwide, irrevocable, perpetual, fully-paid license, under the McNeil Rights (including without limitation McNeil Improvements) and McNeil’s interest in the Joint Improvements and Joint Patents, with the right to grant sublicenses, to Develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field and the exclusive right to enforce Joint Patents against infringements involving any Competing Product or any other Third Party product containing, incorporating or comprised of the Compound;

(iii)	McNeil shall as soon as reasonably practicable:

(A)	transfer and assign to Icagen all pre-clinical and clinical data and information relating to the Compound or Products, in McNeil’s or its Affiliates’ possession or control,

(B)	transfer and assign to Icagen all of McNeil’s and its Affiliates’ rights, title and interests in and to all Product Trademarks, Regulatory Materials with respect to the Compound or Products, including all INDs and all foreign equivalents thereof and all Regulatory Approvals with respect to Products, and DMF(s), drug dossiers and master files with respect to Products, and

(C)	transfer and assign to Icagen copies of all reports, records, regulatory correspondence and other materials in McNeil’s or its Affiliates’ possession or control relating to the pre-clinical and clinical Development, Regulatory Approval, Manufacture, distribution and sale of the Compound or Products, including without limitation the safety database and such reports, records, regulatory correspondence and other materials relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by McNeil or its Affiliates and relating to the Manufacture of the Compound or Products;

(it being understood that McNeil may retain copies of all the items referred to in this Section 12.4(a)(iii) for its records and internal use);

(iv)	To the extent McNeil or a McNeil Affiliate is engaged in the Manufacture of Product as of the date notice of termination is given, McNeil or such Affiliate shall, as requested by Icagen and subject to Section 14.3, Manufacture and supply Icagen’s requirements for Product from the effective date of such termination until such time as Icagen secures an alternative commercial manufacturing source reasonably satisfactory to Icagen, or until [**] from the effective date of termination, whichever is earlier; provided that Icagen shall use commercially reasonable efforts to secure a satisfactory alternative commercial manufacturing source as promptly as reasonably practicable following the effective date of termination. In addition, at Icagen’s option, as of the effective date of such termination (A) McNeil shall permit Icagen to purchase all or any part of McNeil’s worldwide unsold inventory of raw materials for Products, work-in-progress Products and finished Products and (B) McNeil shall use its commercially reasonable efforts to assign to Icagen any Third Party manufacturing contract relating to the Products to which McNeil or any of its Affiliates is a party (or the applicable provisions thereof, as the case may be); provided that, if McNeil is unable to assign to Icagen any such Third Party manufacturing contract (or the applicable provisions thereof, as the case may be), such obligation to use commercially reasonable efforts to assign such contract shall be deemed to be satisfied if McNeil notifies Icagen upon or promptly following such termination of such non-assignability and continues to supply Icagen’s requirements for Product during the period set forth in the first sentence of this Section 12.4(a)(iv). All Products supplied to Icagen by McNeil pursuant to this Section 12.4(a)(iv) shall be supplied at a price equal to the Cost of Product Sold for such Product [**]; and

(v)

In the event that either Party exercises its right to terminate this Agreement pursuant to Section 12.2 based on a breach by the other Party of an obligation to use Commercially Reasonable Efforts to Develop or Commercialize Product(s), the remedies granted under this Section 12.4 shall be the sole and exclusive remedy for any claim by the terminating Party against the other Party with respect to such failure to use Commercially Reasonable Efforts and no other liability shall accrue to the other Party in connection with any such allegation. In addition, in the event that McNeil exercises its right to terminate this Agreement pursuant to Section 12.3, the remedies granted under Section 12.3 and under this Section 12.4 shall be the sole and exclusive remedy for any claim by Icagen against McNeil based solely on a breach by McNeil of an obligation to use Commercially Reasonable Efforts to Develop or Commercialize Product(s) and no other liability shall accrue to McNeil in connection with any such allegation. Notwithstanding anything to the contrary in this Section 12.4(a)(v), this Section 12.4(a)(v) shall not exclude or limit the liability of a Party for failing to use Commercially Reasonable Efforts to perform, prior to the effective date of termination of this Agreement, specific responsibilities set forth in any approved Pre-Filing Development Plan, Pre-Filing Development Budget, Post-Filing Development Plan, Post-Filing Development Budget, Commercialization Plan or Commercialization Budget.

(b) Upon termination of McNeil’s rights in a country by Icagen pursuant to Section 2.8:

(i)	the licenses and sublicenses granted by Icagen to McNeil under this Agreement with respect to such country shall automatically terminate and revert to Icagen;

(ii)	McNeil shall, and it hereby does, grant to Icagen an exclusive (even as to McNeil), fully paid-up, royalty-free license, under the McNeil Rights (including without limitation McNeil Improvements) and McNeil’s interest in the Joint Improvements and Joint Patents, with the right to grant sublicenses, to Develop, make, have made, use, sell, have sold, offer for sale and import Products in the Field in such country and the exclusive right to enforce Joint Patents against infringements in such country involving any Competing Product or any other Third Party product containing, incorporating or comprised of the Compound;

(iii)	McNeil shall as soon as reasonably practical and to the extent practicable:

(A)	transfer and assign to Icagen all pre-clinical and clinical data and information relating to the Compound or Products, in McNeil’s or its Affiliates’ possession or control,

(B)

transfer and assign to Icagen all of McNeil’s and its Affiliates’ rights, title and interests in and to all Regulatory Materials with respect to the Compound or Products, including all IND equivalents and all Regulatory Approvals with respect to Products in such country, and DMF(s), drug dossiers and master files with respect to Products in such country, and

(C)	transfer and assign to Icagen copies of all reports, records, regulatory correspondence and other materials in McNeil’s or its Affiliates’ possession or control relating to the pre-clinical and clinical Development, Regulatory Approval, Manufacture, distribution and sales of the Compound or Products, including without limitation the safety database and such reports, records, regulatory correspondence and other materials relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by McNeil or its Affiliates and relating to the Manufacture of the Compound or Products; and

(it being understood that McNeil may retain copies of all the items referred to in this Section 12.4(b)(iii) for its records and internal use);

(iv)	To the extent McNeil or a McNeil Affiliate is engaged in the Manufacture of Product as of the date notice of termination is given, McNeil or such Affiliate shall, as requested by Icagen and subject to Section 14.3, Manufacture and supply Icagen’s requirements for Product to Icagen from the effective date of such termination until such time as Icagen secures an alternative commercial manufacturing source satisfactory to Icagen, or until [**] from the effective date of termination, whichever is earlier; provided that Icagen shall use commercially reasonable efforts to secure a satisfactory alternative commercial manufacturing source as promptly as reasonably practicable following the effective date of termination. In addition, if as of the effective date of such termination, McNeil or a McNeil Affiliate is utilizing any Third Party manufacturer to Manufacture Product, then McNeil shall, at its option, either (A) assign any manufacturing contract (or applicable provisions thereof, as the case may be) to Icagen or (B) take such steps as shall be necessary to provide Icagen with the benefits of such manufacturing contract (or the applicable provisions thereof, as the case may be), for a period of [**] following the effective date of such termination. All Products supplied to Icagen by McNeil pursuant to this Section 12.4(b)(iv) shall be supplied at a price that reflects McNeil’s reasonable Out-of-Pocket Costs and Internal Costs for Manufacture, [**].

(c) Upon termination of this Agreement by McNeil pursuant to Section 12.2, the licenses and sublicenses granted by Icagen to McNeil under this Agreement shall automatically terminate and revert to Icagen and the licenses and sublicenses granted by McNeil to Icagen under this Agreement shall automatically terminate and revert to McNeil. Neither Party shall have any obligation to assign, deliver or otherwise transfer to the other Party any intellectual property, Information, Regulatory Materials, documents, materials or other tangible or intangible property owned or Controlled by such Party at the time such termination becomes effective.

(d) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The obligations and rights of the Parties under the following provisions of this Agreement, and under any other provision of this Agreement that by its terms survives expiration or termination, shall survive expiration or termination of this Agreement: Articles 6, 7, 8, 12, 13 and 14 (other than Section 14.1, which shall only survive for the period of one (1) year following such expiration or termination; provided that (i) in the event of a termination of this Agreement by Icagen pursuant to Section 12.2 or a termination of this Agreement by McNeil pursuant to Section 12.3, the obligations of Section 14.1 shall no longer apply to Icagen and (ii) in the event of a termination of this Agreement by McNeil pursuant to Section 12.2, the obligations of Section 14.1 shall no longer apply to McNeil) and Sections 2.5 (to the extent that a Party is unilaterally Developing or Commercializing an Opportunity thereunder as of the expiration or termination of this Agreement), 4.9 and 4.10.

(e) Within thirty (30) days following the expiration or termination of this Agreement, except to the extent and for so long as a Party retains license rights under this Section 12.4 or under Section 2.5 or 12.7, each Party shall deliver to the other Party, or at the delivering Party’s option destroy, any and all Confidential Information of the other Party in its possession; provided, however, that the Party required to deliver or destroy the Confidential Information may, at its option, retain one archival copy of the Confidential Information that is segregated in its law department or with an outside law firm, solely for archival purposes.

12.5	NON-EXCLUSIVE RIGHTS.

Except as otherwise provided in this Agreement, the foregoing rights and remedies of the Parties set forth in Sections 12.2, 12.3 and 12.4 are non-exclusive and without prejudice to any rights that either Party may have arising under applicable law or equity.

12.6	ICAGEN LISTED ACQUIRER CHANGE IN CONTROL EVENT.

In the event an Icagen Listed Acquirer Change in Control Event occurs during the Term, McNeil shall have the right and option, exercisable upon written notice to Icagen delivered at any time within sixty (60) days after the effective date of such Icagen Listed Acquirer Change in Control Event, to

(a) terminate Icagen’s right, and relieve Icagen of its responsibility, under the Co-Promotion Agreement to Co-Promote Products and thereby assume all responsibilities for detailing and promoting Products effective ninety (90) days after the date of such written notice;

(b) if such Icagen Listed Acquirer Change in Control Event [**], convert the provisions of this Agreement set forth in Sections 4.3, 4.4 and 4.6 providing for the sharing of U.S. Pre-Tax Profits or Losses to a royalty arrangement whereby McNeil would pay Icagen a royalty of [**]%

on U.S. Net Sales of Products by McNeil, its Affiliates and Sublicensees, which royalty obligation would be determined in the same manner as the royalty obligation set forth in Section 4.7 for Net Sales outside the U.S.;

(c) if such Icagen Listed Acquirer Change in Control Event [**], convert the provisions of this Agreement set forth in Sections 4.3, 4.4 and 4.6 providing for the sharing of U.S. Pre-Tax Profits or Losses to a royalty arrangement whereby McNeil would pay Icagen a royalty of [**]% on U.S. Net Sales of Products by McNeil, its Affiliates and Sublicensees, which royalty obligation would be determined in the same manner as the royalty obligation set forth in Section 4.7 for Net Sales outside the U.S.;

(d) terminate Article 5 of this Agreement, the Pre-Filing Development Plan, the Pre-Filing Development Budget, the Post-Filing Development Plan, the Post-Filing Development Budget, the Commercialization Plan and the Commercialization Budget and in lieu thereof undertake to use Commercially Reasonable Efforts to Develop and Commercialize Products throughout the Territory;

(e) dissolve the JSC, the JDC and the JCC and thereafter, in lieu of the governance and joint decision-making functions of the JSC, the JDC and the JCC, undertake to provide Icagen with semi-annual written reports summarizing in reasonable detail the Development and Commercialization activities undertaken by McNeil and to promptly provide such other information relating to such Development and Commercialization activities as Icagen may reasonably request from time to time; and

(f) cause Icagen as soon as reasonably practicable to:

(i)	transfer and assign to McNeil all pre-clinical and clinical data and information relating to the Compound or Products, in Icagen’s or its Affiliates’ possession or control;

(ii)	transfer and assign to McNeil all of Icagen’s and its Affiliates’ rights, title and interests in and to all Regulatory Materials with respect to the Compound or Products, including all INDs and all Regulatory Approvals with respect to Products, and DMF(s), drug dossiers and master files with respect to Products; and

(iii)	transfer and assign to McNeil copies of all reports, records, regulatory correspondence and other materials in Icagen’s or its Affiliates’ possession or control relating to the pre-clinical and clinical Development, Regulatory Approval, Manufacture, distribution and sale of the Compound or Products, including without limitation the safety database and such reports, records, regulatory correspondence and other materials relating to process conditions, in-process controls, analytical methodology and formulation, in each case as developed by Icagen or its Affiliates and relating to the Manufacture of the Compound or Products;

(it being understood that Icagen may retain copies of all the items referred to in this Section 12.6(f) for its records and internal use);

provided that if McNeil does not deliver such written notice to Icagen within such sixty (60) day period, McNeil’s option under this Section 12.6 shall expire and be of no further force or effect with respect to such Icagen Listed Acquirer Change in Control Event.

12.7	EFFECT OF EXPIRATION.

If one Party, but not the other Party (the “CONTINUING U.S. PARTY”), elects to cease its participation in joint Development and Commercialization activities in the U.S. in accordance with Section 12.1, McNeil’s licenses and sublicenses under Sections 9.1(a) and 9.1(b) shall survive as fully paid-up, royalty-free (subject to any obligations to Third Party licensors, which shall become McNeil’s sole responsibility) licenses and sublicenses with respect to the U.S. for so long as McNeil continues such Development and Commercialization activities in the U.S., if McNeil is the Continuing U.S. Party, or the consequences set forth in Section 12.4(b) (as modified by the final sentence of this Section 12.7) shall apply with respect to the U.S. and McNeil shall assign to Icagen the Product Trademarks in the U.S., if Icagen is the Continuing U.S. Party. Upon expiration of the Royalty Term in each country outside of the U.S., McNeil shall have a fully paid-up, royalty free, non-exclusive license under the Icagen Rights, and Icagen shall have a fully paid-up, royalty free, non-exclusive license under the McNeil Rights, with the right to freely sublicense, to develop, make, have made, use, sell, offer for sale, have sold and import the Compound and Products in the Field in such country. In the event McNeil elects to cease its participation in joint Development and Commercialization activities in the U.S. pursuant to this Section 12.7, McNeil may at McNeil’s option, in lieu of the provision of Section 12.4(b)(iv) requiring McNeil to supply Icagen’s requirements for Product for a period of [**], provide Icagen with at least [**] prior notice of such election under this Section 12.7 and reasonably cooperate with Icagen’s efforts during such [**] notice period to secure an alternative commercial manufacturing source after such cessation of participation by McNeil.

ARTICLE 13

DISPUTE RESOLUTION

13.1	DISPUTES.

The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 13.2 and Section 13.3 if and when such a dispute arises between the Parties; provided that the procedures set forth in Section 13.2 and Section 13.3 shall not be used to resolve disputes relating to the governance of the Collaboration except in accordance with Section 3.1(e). Notwithstanding the foregoing provisions of this

Section 13.1, the Parties agree to follow the procedures set forth in Section 13.2, but not the procedures set forth in Section 13.3, with respect to Expedited Arbitration Disputes.

13.2	ARBITRATION.

(a) Subject to Sections 3.1(e) and 13.1, at the request of either Party, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution for Non-Administered Arbitration (available at www.cpradr.org/arb-rules.htm), or successor (“CPR”), except where those rules conflict with these provisions, in which case these provisions control. Expedited Arbitration Disputes (as defined below) will be handled under the provisions of this Section 13.2 procedure except where a different procedure for such Expedited Arbitration Disputes as to arbitrator selection and dispensing with appeals to an appellate arbitrator is specified in this Section 13.2. The arbitration will be held in New York City, New York.

(b) Other than with respect to Expedited Arbitration Disputes (as defined below), the panel shall consist of three (3) arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction, and each of whom is experienced in matters regarding contracts of a similar nature. However, if (i) the aggregate of all amounts in dispute is less than [**] dollars ($[**]), (ii) the disputed matter is whether a milestone event under Section 4.2 has occurred, (iii) the disputed matter is the existence or continuation of a force majeure event under Section 14.3, (iv) the disputed matter relates to the results of an audit conducted under Section 4.9(d) or (v) any other dispute for which this Agreement specifies resolution as an “Expedited Arbitration Dispute” (any such dispute, an “Expedited Arbitration Dispute”), then a single arbitrator shall be chosen, having the same qualifications and experience specified above; provided that if resolution of the disputes under subsections (iii) or (iv) above could reasonably be expected to have an economic impact on either party in excess of [**] dollars ($[**]), then the dispute is not an Expedited Arbitration Dispute. Each arbitrator shall be neutral, independent, disinterested, impartial, shall abide by The CPR-Georgetown Commission Proposed Model Rule for the Lawyer as Third Party Neutral available at www.cpradr.org/cpr-george.html and shall be able to make a commitment to dedicate sufficient time to the arbitration to enable the arbitration to be conducted within the time limits set forth in Section 13.2(c).

(c) The Parties agree to (1) discuss within thirty (30) days of initiation of the arbitration whether they can select the arbitrator(s) by mutual agreement, after which thirty (30) day period either Party shall be free to refer the selection of the arbitrator(s) to the CPR as provided in Section 13.2(d) if such Party is not satisfied that the Parties will be able to select the arbitrator(s) by mutual agreement in a timely manner, (2) to meet with the arbitrator(s) within forty-five (45) days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within thirty (30) days of any post-hearing briefing, which briefing will be completed by both sides within thirty (30) days after the conclusion of the hearings, or within sixty (60) days of the conclusion of the hearings if there is no post-hearing briefing.

(d) In the event the Parties cannot agree upon selection of the arbitrators and the disputed matter is an Expedited Arbitration Dispute, the CPR shall select the arbitrator based on the rankings each party gives the slate proposed by the CPR and any challenges for cause, which the rankings and challenges will be provided by the Parties to the CPR five (5) business days following receipt of the CPR’s slate. The CPR will endeavor to make the selection three (3) business days following receipt of the Parties’ rankings and challenges. In the event the Parties cannot agree upon selection of the arbitrators and the disputed matter is not an Expedited Arbitration Dispute, the Parties shall select arbitrators as follows: the CPR shall provide the Parties with a list of no fewer than twenty-five (25) proposed arbitrators, each having the credentials referenced above. Within twenty-five (25) days of receiving such list, the Parties shall rank at least sixty-five percent (65%) of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The Parties may then interview the five (5) candidates with the highest combined rankings for no more than one (1) hour each and, following the interviews, may exercise one (1) peremptory challenge each. The panel will consist of the remaining three (3) candidates with the highest combined rankings. In the event these procedures fail to result in the selection of three (3) arbitrators, the CPR shall select the three (3) arbitrators from among the members of the CPR Panel of Distinguished Neutrals, allowing each side challenges for cause and three (3) peremptory challenges.

(e) In the event the Parties cannot agree upon procedures for conduct of the hearing meeting the schedule set forth in Section 13.2(c), then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accordance with the Section 13.2(c) schedule. In addition, in the event the Parties cannot agree upon procedures for discovery as set forth in subsection (c) above, the arbitrator(s) shall provide that discovery be limited so that the Section 13.2(c) schedule may be met without difficulty and so that neither side obtains more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serves more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts. In no event will the arbitrator(s), absent agreement of the Parties, allow more than five (5) days per side for the hearing or more than a total of ten (10) days for the hearing. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

(f) The arbitrator(s) must render their award by application of the substantive law of the State of New York and are not free to apply “amiable compositeur” or “natural justice and equity.” The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either Party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay (subject to all hearsay exceptions set forth in the United States Federal Rules of Evidence), prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence. Except as set forth below, the decision of the arbitrator(s) will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

(g) In the event the panel’s award with respect to a disputed matter other than an Expedited Arbitration Dispute exceeds [**] dollars ($[**]) in monetary damages, then the losing Party may obtain review of the arbitrators’ award or decision by a single appellate arbitrator (the “Appeal Arbitrator”) selected from the CPR Panels of Distinguished Neutrals by agreement or, failing agreement within seven (7) Business Days, pursuant to the selection procedures specified in paragraph (d) above for Expedited Arbitration Disputes, except that the parties may jointly interview the three candidates with the highest combined ranking and exercise one peremptory challenge each, with the time limits extended fifteen (15) days to accomplish this. If CPR cannot provide such services, the Parties will together select another provider of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five (45) days following oral argument as specified in this subsection (g). Any such review must be initiated within thirty (30) days following the rendering of the award referenced in subsection (f) above.

(h) In any arbitration appeal pursuant to subsection (g), the Appeal Arbitrator will make the same review of the arbitration panel’s ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel’s award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel’s findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the Parties, opening and reply briefs of the Party pursuing the review, and the answering brief of the opposing Party, plus a total of no more than four (4) hours of oral argument evenly divided between the Parties. The Party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred-thirty (130) days, respectively, following the date of the award under review, whereas the opposing Party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the date of the award under review, and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

(i) The Parties consent to the non-exclusive jurisdiction of the Federal District Court for the Southern District of New York for the enforcement of these provisions and the entry of judgment on any award rendered hereunder (including after review of the Appeal Arbitrator where such an appeal is pursued).

(j) Each Party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction and replevin, to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(k) EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(l) EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS AND PREJUDGMENT INTEREST FROM THE OTHER.

13.3	MEDIATION PROCEDURES.

(a) Except for Expedited Arbitration Disputes, which shall not be subject to this Section 13.3, any dispute, controversy or claim arising out of or related to this Agreement, or the interpretation, application, breach, termination or validity thereof, including any claim of inducement by fraud or otherwise, which claim would, but for this provision, be submitted to arbitration in accordance with Section 13.2 shall, before submission to arbitration, first be mediated through non-binding mediation in accordance with The CPR Mediation Procedure then in effect of the CPR Institute for Dispute Resolution (CPR) available at www.cpradr.org/m_proced.htm, except where that procedure conflicts with these provisions, in which case these provisions control. The mediation shall be conducted in New York, New York and shall be attended by a senior executive with authority to resolve the dispute from each of the operating companies that are Parties.

(b) The mediator shall be neutral, independent, disinterested and shall be selected from a professional mediation firm such as ADR Associates or JAMS/ENDISPUTE or CPR.

(c) The Parties shall promptly confer in an effort to select a mediator by agreement. In the absence of such an agreement within seven (7) days of initiation of the mediation, the mediator shall be selected by CPR as follows: CPR shall provide the Parties with a list of at least fifteen (15) names from the CPR Panels of Distinguished Neutrals. Each Party shall exercise challenges for cause, two peremptory challenges, and rank the remaining candidates within five (5) working days of receiving the CPR list. The Parties may together interview the three top-ranked candidates for no more than one hour each and, after the interviews, may each exercise one peremptory challenge. The mediator shall be the remaining candidate with the highest aggregate ranking.

(d) The mediator shall confer with the Parties to design procedures to conclude the mediation within no more than [**] days after the date of the notice by one Party to the other Party initiating such mediation. Under no circumstances may the commencement of arbitration under Section 13.2 above be delayed more than [**] days by the mediation process specified herein absent contrary agreement of the Parties. Accordingly, in the event that either Party has given notice to the other Party requesting mediation of a dispute that is subject to this Section 13.3 and the mediation has not been concluded within [**] days thereafter, such dispute shall automatically become subject to arbitration under Section 13.2 without any further obligation on the part of either Party to pursue or participate in mediation under this Section 13.3.

(e) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(f) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, even though mediation has not been commenced or completed.

13.4	NO CONSEQUENTIAL OR PUNITIVE DAMAGES.

NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR ANY LOSS OR INJURY TO A PARTY’S PROFITS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 13.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

ARTICLE 14

MISCELLANEOUS

14.1	EXCLUSIVITY COVENANT.

Neither Party shall, during the Exclusivity Period, manufacture or sell any Competing Product in the Territory; provided that the sole and exclusive liability of Icagen and the sole and exclusive remedy of McNeil with respect to any breach by Icagen of the foregoing exclusivity covenant in the European Union shall be a [**] percent ([**]%) reduction in the royalties payable by McNeil under Section 4.7(a) on Net Sales of Products in the European Union from and after Icagen’s breach in the European Union; provided further that the sole and exclusive liability of McNeil and the sole and exclusive remedy of Icagen with respect to any breach by McNeil of the foregoing exclusivity covenant in the European Union shall be for any exclusive licenses granted by Icagen to McNeil with respect to Products in the European Union to convert to non-exclusive licenses from and after McNeil’s breach in the European Union. Each Party agrees (i) not to transfer any of its rights under this Agreement to an Affiliate for the purpose of avoiding its obligations set forth in this Section 14.1, (ii) that if it transfers all or substantially all of its rights under this Agreement to an Affiliate through a grant of a sublicense to such Affiliate, such Affiliate shall be bound by this Section 14.1 to the same extent that such Party is bound by this Section 14.1 and (iii) that if it grants a sublicense to an Affiliate for the purpose of enabling such Affiliate to manufacture or sell Product(s) in one or more countries of the Territory, such Affiliate shall be bound by this Section 14.1 with respect to such country or countries to the same extent that such Party is bound by this Section 14.1 with respect to such country or countries.

14.2	STANDSTILL AGREEMENT.

McNeil hereby agrees that, during the Standstill Period (as defined below) unless specifically invited in writing by Icagen to do so, neither McNeil nor any of its Affiliates will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives to, in any manner, directly or indirectly:

(a) effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of Icagen; any tender or exchange offer, merger, consolidation or other business combination involving Icagen; any other extraordinary transaction designed to have substantially the same effect as a business combination; or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) or consents to vote any voting securities of Icagen;

(b) form, join or in any way participate in a Group with respect to any securities of Icagen;

(c) except as contemplated by this Agreement or the Co-Promotion Agreement in relation to the Parties’ Development and Commercialization of Product(s), act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of Icagen;

(d) take any action which could reasonably be expected to force Icagen to make a public announcement regarding any of the types of matters set forth in Section 14.2(a) above; or

(e) enter into any agreements, discussions or arrangements with any Third Party with respect to any of the foregoing.

Unless otherwise agreed by the Parties, in the event that McNeil or any of its Affiliates breaches, or in the reasonable judgment of Icagen, could be deemed to be in breach of any of the provisions of this Section 14.2, Icagen shall, as soon as reasonably practicable after Icagen’s Chief Executive Officer or Chief Financial Officer (or, to the extent there is no Chief Executive Officer or Chief Financial Officer, the then most senior executive officer) has knowledge of such breach, provide McNeil with written notice thereof so that, if such breach is susceptible of cure, McNeil will have an opportunity to cure such breach in accordance with Section 12.2(b). Nothing in this Section shall prohibit McNeil or its Affiliates from owning or making open market purchases of any voting securities of Icagen, or any securities convertible into or exercisable for any such voting securities, for purposes of any 401(k) or similar benefit plan maintained by McNeil or its Affiliates for its or their employees, provided that McNeil and its Affiliates will not in any way request or direct that the trustee or other administrator of any plan acquire any voting securities of Icagen. Notwithstanding the provisions set forth above, in the event that (i) the Board of Directors of Icagen resolves to engage in, or engages in, a process designed for Icagen to solicit offers relating to transactions which, if consummated, would constitute a Business Combination; or (ii) any Third Party or Group that does not include McNeil, any “affiliate” or “associate” (each as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of McNeil or any Third Party acting in concert with McNeil shall have commenced, without the approval of the Board of Directors of Icagen, a “tender or exchange offer” for more than [**]% of the voting securities of Icagen (or securities convertible into or rights to acquire such amount of voting securities), then the restrictions and obligations set forth in subsections (a) through (e) above shall be deemed to be waived in order to permit McNeil to participate in such process until such time, if any, as the Board of Directors of Icagen, in the case of clause (i) above, or the Third Party, in the case of clause (ii) above, terminates, rescinds or allows such process to lapse or expire. In addition, notwithstanding the provisions set forth above, McNeil shall be entitled from time to time during the Standstill Period to communicate, solely to the Chief Executive Officer (or, to the extent there is no Chief Executive Officer, the then most senior executive officer) of Icagen and solely by confidential means, that McNeil may have an interest, if Icagen is also interested, in discussing with Icagen a transaction that McNeil is prohibited from initiating or proposing pursuant to this Section 14.2; provided that McNeil shall not include in any such communication any proposed transaction terms or deal structure, including without limitation any proposed purchase price or exchange ratio for securities of Icagen.

For the purposes of this Section 14.2, the term “STANDSTILL PERIOD” shall mean the period commencing on the Effective Date and ending [**].

14.3	FORCE MAJEURE.

Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including without limitation embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, fires, explosions, floods, acts, regulations or laws of any government, strikes, lockouts or labor disturbances, or acts of God. Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected Party has not caused such event(s) to occur. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

14.4	ASSIGNMENT.

This Agreement will inure to the benefit and be binding upon each Party, its successors and assigns. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign any of its rights and delegate any of its obligations under this Agreement to one or more of its Affiliates; provided, further, however, that the assigning Party shall remain primarily liable to the other Party for the performance by its assignee of its obligations under this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with this Section 14.4 will be void.

14.5	FURTHER ASSURANCES.

The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder. In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.6	SEVERABILITY.

If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “SEVERED CLAUSE”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon valid and enforceable provisions that, insofar as practical, maintain the balance of the rights and obligation under this Agreement.

14.7	NOTICES.

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile to a current fax number for the recipient (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Icagen, to:	Icagen, Inc. 4222 Emperor Blvd. Suite 350 Durham, North Carolina 27703 Attention: Chief Executive Officer Telephone: (919) 941-5206 Fax: (919) 941-0813

with a copy to:	Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: David E. Redlick, Esq. Telephone: (617) 526-6000 Fax: (617) 526-5000

if to McNeil, to:

McNeil Consumer & Specialty Pharmaceuticals

Division of McNeil-PPC, Inc.

7050 Camp Hill Road

Fort Washington, Pennsylvania 19034

Attention: Vice President, Business Development

Telephone: (215) 273-8006

Fax: (215) 273-4053

with a copy to:	Office of General Counsel Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 Attention: Thomas J. Spellman III, Esq. Telephone: (732) 524-3570 Fax: (732) 524-5823

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, on the Business Day after dispatch if sent by nationally-recognized overnight courier and on the third Business Day following the date of mailing if sent by mail.

14.8	APPLICABLE LAW.

The Agreement will be governed by, construed and interpreted in accordance with the laws of the State of New York.

14.9	ENTIRE AGREEMENT.

This Agreement and the Co-Promotion Agreement contain the entire understanding of the Parties with respect to the license, Development, Manufacture and Commercialization of Product. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

14.10	HEADINGS.

The captions to the several Articles and Sections hereof are not a part of the Agreement nor affect the interpretation of any of its provisions, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

14.11	INDEPENDENT CONTRACTORS.

It is expressly agreed that Icagen and McNeil will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency and is not intended to constitute a partnership for tax purposes. Neither Icagen nor McNeil will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other Party.

14.12	WAIVER.

The waiver by either Party hereto of any right hereunder, or the failure to perform, or a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.13	NO THIRD PARTY BENEFICIARIES.

This Agreement is neither expressly nor impliedly made for the benefit of any Person other than the Parties.

14.14	COUNTERPARTS.

The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.15	WAIVER OF RULE OF CONSTRUCTION.

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

14.16	INSURANCE.

During the Term, Icagen agrees to have in place comprehensive general liability insurance, including but not limited to product liability insurance (which shall include coverage for clinical trials), with reputable and financially secure insurance carriers in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities, but, in any event, with at least Two Million Dollars ($2,000,000) combined single limit and with an aggregate limit of at least Two Million Dollars ($2,000,000) subject to customary deductibles and policy exclusions. Icagen, upon request, agrees to provide McNeil with a certificate of insurance evidencing its retention of such insurance coverage and any updates thereto.

14.17	RETAINED RIGHTS; NO IMPLIED LICENSES.

Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development and to market products using such Party’s technology other than as herein expressly provided. Furthermore, nothing in this Agreement shall be construed to provide any license under any Patent Controlled by a Party other than as herein expressly provided.

14.18	PERFORMANCE BY AFFILIATES.

To the extent that this Agreement imposes obligations on Affiliates of a Party, such Affiliates shall perform such obligations and such Party shall be responsible for any failure of such Affiliate to perform such obligations. Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.19	NON-SOLICITATION.

During the period commencing on the Effective Date and ending [**], neither Party shall, directly or indirectly, solicit for employment employees of the other Party or its Subsidiaries directly involved in the other Party’s activities relating to this Agreement or the Co-Promotion Agreement without the other Party’s consent, except pursuant to general solicitations not targeted specifically at such employees or in response to unsolicited employment inquiries by such employees.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

McNEIL CONSUMER & SPECIALTY PHARMACEUTICALS DIVISION OF McNEIL-PPC, INC.

By:	/s/ PATRICK J. O’NEIL
Name:	Patrick J. O’Neil
Title:	Vice President

ICAGEN, INC.

By:	/s/ P. K. WAGONER
Name:	P. Kay Wagoner
Title:	President & CEO

Attachment 1A

Molecular Structure of ICA-17043

[* *]

Attachment 1B

Listed Acquirers

[**]

Attachment 2.2(b)

Matters to be Covered by Development Plans and Development Budgets

Background, Indication and Target Population Demographics

Overall Strategy and Goals

Summary of Progress since last Development Plan and Budget

Ongoing and Planned Clinical Studies, including but not limited to studies required by the FDA, Post Marketing and Investigator-sponsored studies

Study Design (e.g., overall design, study groups, sample size, dose, duration of treatment, principle exclusion/inclusion criteria, endpoints, other)

Life Cycle Management

•	Line Extensions

•	Dosage forms, dosing regimens, combinations

•	Label Expansion

•	Related Indications

Regulatory Issues, Strategy and Meetings

Non-Clinical Studies, including study design and duration of each study

Chemistry, Manufacturing and Controls (CMC), including tasks and studies required for Drug Substance and Drug Product

Manpower, Consulting, Other Resources and Support Required, Clinical Investigators Meetings and Scientific Conferences

Estimates of Clinical, Non-clinical, and CMC and other development costs and timelines (annual and quarterly as available)

Patient Registry

Publication Strategy

Attachment 2.6(b)

Matters to be Covered by Commercialization Plans and Commercialization Budgets

•	Commercialization and promotion strategy

•	Launch timeline / product rollout

•	Call Plan Requirements

•	[**]

•	Marketing Resources / Expenses

[**]

•	Salesforce Resources / Expenses

•	[**]

•	Post-Launch R&D

•	Coordinated with JDC (see Attachment 2.2(b))

Attachment 2.8(a)

Pre-Designated Primary Market Countries

[**]

Attachment 4.6(d)

Reconciliation Example

Assume the following costs occur in a Calendar Quarter:

	Icagen			McNeil			Proforma
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]	$	[**	]
[**]	$	[**	]	$	[**	]

Cash Due / (Owed)	$	[**	]	$	[**	]

McNeil would make a reconciliation payment of U.S. $[**] to Icagen pursuant to Section 4.6(b), leaving each Party in the position of having a fifty percent (50%) share of the total U.S. Pre-Tax Profits or Losses amount (U.S. $[**]) for the Calendar Quarter.

Attachment 6.3(d)(iii)

Permitted Disclosures

Filing and acceptance of filing for Marketing Approval in the United States and, if the Parties are Co-Promoting Product(s) in Canada, in Canada

Regulatory Approvals in the United States and, if the Parties are Co-Promoting Product(s) in Canada, in Canada

Completion or initiation of clinical trials and results thereof

Completion of patient enrollment for clinical trials

Development and Commercialization milestone achievements and/or payments (Icagen may, without McNeil’s consent, disclose that McNeil made such payments); provided that Icagen may not disclose the amount of any milestone payment, except to the extent required by Applicable Laws

Presence and participation at scientific or financial forums

Announcement of data at scientific or financial forums, subject to the provisions of Section 6.4

Development and Commercialization results and activities with respect to Opportunities that the disclosing Party is pursuing unilaterally in accordance with Section 2.5

If Icagen is the disclosing Party, Development and Commercialization results and activities by Icagen in countries outside the U.S. with respect to which McNeil’s rights are terminated pursuant to Section 2.8

Attachment 7.6(a)(i)

Icagen Patents

United States Patent No. [**] and the following counterpart patent applications in countries outside the U.S.:

Country	Application No.	Patent No.
[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**] [**] [**]
[**] [**] [**]
[**] [**] [**]
[**] [**] [**]
[**] [**] [**]
[**] [**]
[**] [**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Attachment 7.6(a)(ii)

CMCC Patents

United States Patent No. [**] and the following counterpart patents and patent applications in countries outside the U.S.:

Country	Application No.	Patent No.
[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]	[**]
[**]	[**]
[**]	[**]
[**] [**]
[**] [**]
[**] [**]
[**] [**]
[**] [**]
[**] [**]
[**] [**]
[**] [**]
[**] [**]
[**]	[**]
[**]	[**]

Attachment 9.1(d)

CMCC License

[Filed separately as Exhibit 10.17]